SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Section 240.14a-12
Zareba Systems, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value, of Zareba Systems, Inc.

(2)	Aggregate number of securities to which transaction applies: 2,498,779 shares of common stock and 122,325 options to purchase shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee only is $23,080,103. The filing fee was determined by adding (a) the product of (i) the 2,498,779 shares of common stock that are proposed to be retired in the merger and (ii) the merger consideration of $9.00 per share of common stock, plus (b) $591,092 expected to be paid upon cancellation of all outstanding stock options.

(4)	Proposed maximum aggregate value of transaction: $23,080,103. The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the total consideration by 0.0000713.

(5)	Total fee paid: $1,645.61.
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

, 2010
Dear Shareholder:
     You are cordially invited to attend a special meeting of the shareholders of Zareba Systems, Inc. to be held on           , 2010, at            local time, at           .
     At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by Zareba with Woodstream Corporation and WDST, Inc., a wholly-owned subsidiary of Woodstream, and the merger of WDST, Inc. with and into Zareba, with Zareba continuing as the surviving corporation.
     If the merger is completed, you will receive $9.00 in cash for each share of Zareba common stock you own.
     A special committee of the independent directors of Zareba was established by the board of directors of Zareba, and the special committee and the board of directors each unanimously approved the merger and the merger agreement. The special committee and the board of directors have each determined that the merger agreement and the merger are advisable, fair to and in the best interests of Zareba and its shareholders. Therefore, the special committee and the board of directors each recommends that you vote in favor of the merger agreement and the merger.
     The attached notice of meeting and proxy statement describe the proposed merger and the merger agreement. We urge you to read these materials carefully.
     The merger is an important decision for Zareba and its shareholders. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the special meeting in person, you may vote your shares by internet, telephone, or by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

Sincerely,
/s/ Dale A. Nordquist
Dale A. Nordquist
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The proxy statement is dated           , 2010, and is first being mailed to
Zareba shareholders beginning on or about            , 2010.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2010

To the Shareholders of Zareba Systems, Inc.:
     A special meeting of shareholders of Zareba Systems, Inc., a Minnesota corporation, will be held on           ,           , 2010, at            a.m., local time, at         ,        for the following purposes:
1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 2010, by and among Zareba Systems, Inc., Woodstream Corporation, and WDST, Inc., and the merger pursuant to which WDST will merge with and into Zareba as provided in the merger agreement.

2.	To approve adjournments of the meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger agreement.
     Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Zareba common stock entitled to vote at the special meeting. Only shareholders of record at the close of business on           , 2010 will be entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Shareholders are entitled to one vote for each share of Zareba common stock held of record on that date.
     We have described the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement.
     All of Zareba’s directors and executive officers have indicated to us that they and their affiliates intend to vote their shares of Zareba common stock, representing approximately % of Zareba common stock outstanding as of the record date, in favor of the merger agreement and the merger. None of our directors or executive officers has entered into any voting agreements relating to the merger.
     If you do not vote in favor of approving and adopting the merger agreement and the merger, and you otherwise comply with the applicable statutory procedures of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, you will be entitled to dissenters’ rights in connection with the merger, and you will be entitled to receive, in lieu of the $9.00 per share merger consideration, payment in cash of the “fair value” of your shares of Zareba common stock, which may be higher or lower than $9.00 per share. A copy of these provisions of the Minnesota Business Corporation Act is included as Annex C to this proxy statement. We also refer you to the information included under the heading “Dissenters’ Rights” in this proxy statement.
     Your vote is very important. Whether or not you expect to attend the special meeting in person, Zareba urges you to submit your proxy as promptly as possible by (1) accessing the internet website specified on your enclosed proxy card, (2) calling the telephone number specified on your enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares will be voted “FOR” each of the foregoing proposals. If you do not vote your shares by proxy or in person, it will have the same effect as a vote “AGAINST” the merger. You can revoke your proxy at any time before it is exercised by giving written notice to an officer of Zareba, submitting another proxy, or attending the special meeting, revoking your earlier proxy through written notice to an officer of Zareba and then voting in person. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder. If you have any questions about the merger or need assistance voting your shares, please call Georgeson Inc., which is assisting Zareba with the solicitation of proxies, toll-free at (800) 509-1082. Banks and brokers may call collect at (212) 440-9800.
     Zareba’s special committee and its board of directors unanimously recommend that you vote “FOR” the approval and adoption of the merger agreement and the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors, John Grimstad Secretary

          , 2010
Minneapolis, Minnesota

     Unless the context otherwise requires, the terms “we,” “us,” “our” and “Zareba” in this proxy statement refer to Zareba Systems, Inc. and its subsidiaries. We refer to Woodstream Corporation as “Woodstream” and WDST, Inc. as “Woodstream’s merger subsidiary” in this proxy statement.

SUMMARY TERM SHEET

     This summary term sheet, together with the “Questions and Answers About the Merger and the Special Meeting” on the pages following this summary term sheet, highlight important selected information from this proxy statement relating to our proposed merger with Woodstream’s merger subsidiary. This summary term sheet and the following question and answer section may not, however, contain all the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the information to which we have referred you, and all of the appendices before voting on the proposed merger agreement and merger. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary term sheet.
THE COMPANIES
Zareba Systems, Inc.
13705 26th Avenue North, Suite 102
Minneapolis, Minnesota 55441
Telephone: (763) 551-1125
•	Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. Zareba’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minnesota. Our Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. Our corporate web site is located at www.ZarebaSystemsInc.com.

•	Zareba common stock is quoted on the Nasdaq Capital Market under the symbol “ZRBA.”
Woodstream Corporation
69 North Locust Street
Lititz, Pennsylvania 17543
Telephone: (717) 626-2125
•	Woodstream Corporation, a Pennsylvania corporation since 1902, is a designer, manufacturer and marketer of a broad range of branded consumer products with facilities in Canada, Colorado, Missouri, Pennsylvania, Tennessee and China. Woodstream’s product portfolio includes wild bird feeders, organic pest controls, rodent and wild animal control equipment, lawn and garden décor products and animal training and containment products marketed under a variety of brands, including Victor®, Fi-Shock®, Safer Brand®, Perky Pet®, Mosquito Magnet® and Havahart®. Woodstream’s products are sold at more than 100,000 retail locations throughout the United States and internationally. Woodstream’s corporate web site is located at www.woodstreamcorp.com.

•	Woodstream is majority owned by private equity firms Brockway Moran & Partners, Inc. and Code Hennessy & Simmons LLC.

WDST, Inc.
c/o Woodstream Corporation
69 North Locust Street
Lititz, Pennsylvania 17543
Telephone: (717) 626-2125
•	WDST, Inc. is a newly-formed Minnesota corporation that is a wholly-owned subsidiary of Woodstream. WDST, Inc. was incorporated on December 18, 2009, solely for the purpose of effecting the proposed merger and has not conducted any business activities to date. WDST, Inc. is referred to as “Woodstream’s merger subsidiary” in this proxy statement.
The Merger (page 14)
•	At the effective time of the merger, Woodstream’s merger subsidiary will merge with and into Zareba, and Zareba will continue as the surviving corporation. The merger will occur according to the terms and conditions of the merger agreement, which is described in, and is attached as Annex A to this proxy statement. You should read the description of the merger agreement in this proxy statement under the heading “The Merger Agreement” and the merger agreement carefully.
Merger Consideration (page 39)
•	If the merger is completed you will receive $9.00 in cash for each of your shares of Zareba common stock outstanding at the time of the merger, unless you exercise and perfect your dissenters’ rights. This cash payment is sometimes referred to as the “merger consideration” in this proxy statement.
Option Consideration (page 40)
•	At the effective time of the merger, holders of unexercised options to purchase shares of Zareba common stock (whether or not such options are vested) will be entitled to receive, with respect to each option, an amount in cash equal to: (1) the excess, if any, of $9.00 over the per share exercise price of the option, multiplied by (2) the number of shares of Zareba common stock issuable upon exercise of the option immediately prior to the completion of the merger. Holders of options will be subject to withholding of income or payroll taxes, as applicable.
Effects of the Merger (page 32)
•	As a result of the merger:
➢	Zareba will no longer be a public company but will be a wholly-owned, privately-held subsidiary of Woodstream;

➢	Zareba common stock will no longer be quoted on the Nasdaq Capital Market, price quotations will no longer be available and the registration of Zareba common stock, and Zareba’s reporting obligations, under the Securities Exchange Act of 1934 will terminate;

➢	You will no longer be a shareholder of or have any ownership interest in Zareba, and therefore you will not be able to participate in any future earnings and growth of Zareba or benefit from any future increases in Zareba’s value; and

➢	Woodstream will receive 100% of any future earnings and growth of Zareba and benefit from any future increases in Zareba’s value, but will also bear 100% of the risk of any future losses of Zareba and any future decreases in Zareba’s value.
Vote Required (page 11)
•	The merger agreement and the merger must be approved by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Zareba common stock outstanding as of the record date of the special meeting.
Recommendation of the Special Committee and Board of Directors (page 20)
•	Zareba’s special committee and its board of directors each unanimously approved and adopted the merger agreement and the merger and recommend that you vote “FOR” approval of the merger agreement and the merger.

•	Zareba’s special committee and its board of directors have determined that the terms of the merger agreement, including the merger consideration of $9.00 per share, and the merger are advisable, fair to and in the best interests of Zareba and its shareholders.
Opinion of Zareba’s Financial Advisor (page 22)
•	Greene Holcomb & Fischer LLC delivered to the special committee its written opinion, dated January 11, 2010, that, as of the date of its opinion, and based on and subject to the assumptions and conditions described in the opinion, the merger consideration is fair, from a financial point of view, to the holders of Zareba’s common stock, excluding Woodstream and its affiliates.

•	This opinion is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety.
Interests of Zareba’s Directors and Officers in the Merger (page 33)
•	In considering the recommendation of Zareba’s special committee and its board of directors with respect to the merger agreement and the merger, you should be aware that some of Zareba’s directors and officers have interests in the merger or have certain relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interest in the connection with the merger:
➢	Zareba’s directors and officers will be entitled to receive an aggregate of $590,985 in merger consideration and $550,442 in option consideration in the merger;

➢	Pursuant to severance agreements entered into in September 2009, Zareba’s executive officers will be entitled to receive an aggregate of approximately $917,045 in severance benefits if their employment is terminated without cause, or if they resign with good reason, within 12 months after the effective time of the merger; and

➢	John A. Grimstad, our corporate Secretary and a member of our board of directors, is also Vice President and shareholder of Fredrikson & Byron, P.A., our outside legal counsel and legal advisor to the board of directors and special committee in connection with the merger.

Conditions to the Merger (page 41)
•	The obligations of Zareba and Woodstream to complete the merger are subject to several conditions. For example,
➢	the merger agreement must be approved and adopted by at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Zareba common stock, and 10% or less of the outstanding shares of Zareba common stock may be dissenting shares;

➢	there must be no legal or regulatory restraints or prohibitions preventing completion of the merger;

➢	Zareba’s and Woodstream’s representations and warranties in the merger agreement must be materially accurate;

➢	Zareba and Woodstream must have performed in all material respects all of their obligations under the merger agreement; and

➢	there must be no change, development, condition, event or circumstance relating to Zareba that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect.
•	If these conditions are satisfied, the merger should be completed within one business day after the special meeting. If these conditions are not satisfied (or, if permitted, waived), Zareba and/or Woodstream may be able to terminate the merger agreement.

•	After approval of the merger agreement and the merger by the Zareba shareholders, no amendment or waiver can be made that alters or reduces the merger consideration to be received by the Zareba shareholders, without their further approval.
Termination of the Merger Agreement (page 53)
•	The merger agreement may be terminated before the merger is completed upon the occurrence of any of the following specified events:
➢	by mutual written consent of Zareba and Woodstream;

➢	by either Zareba or Woodstream if (i) the merger is not completed by August 31, 2010, unless such failure is due to failure by the party seeking to terminate the merger agreement to comply in all material respects with the terms of the merger agreement; or (ii) the shareholders of Zareba fail to approve the merger agreement and the merger at the special meeting or any adjournment thereof;

➢	by Woodstream if (i) any of the conditions to its obligation to effect the merger becomes impossible to fulfill, other than for reasons totally within its control, and has not been waived in writing by Woodstream; (ii) Zareba fails to call or hold the shareholders’ meeting to vote on the approval and adoption of the merger agreement and the merger, to solicit proxies in connection with such meeting in favor of approval and adoption of the merger agreement and the merger, or to conduct the vote to approve and adopt the merger agreement and the merger at the meeting or any adjournment thereof, in each case in compliance with the merger agreement; (iii) Zareba’s board of directors fails to recommend the merger to Zareba’s shareholders or makes, or publicly announces an intent to make, a withdrawal, qualification, or adverse modification of its approval and recommendation of the merger agreement and the merger; (iv) Zareba’s board of directors or any committee thereof accepts, recommends, approves, or agrees to, or makes a determination to accept, recommend, approve or agree to, an acquisition proposal or any proposal for a third-party transaction; (v) Zareba enters into any agreement for a third-party transaction; or (vi) Zareba materially breaches its obligations not to solicit acquisition proposals; or
➢	by Zareba if any of the conditions to its obligation to effect the merger becomes impossible to fulfill, other than for reasons totally within its control, and has not been waived in writing by Zareba.
Termination Fees and Expenses (page 54)
•	Zareba has agreed to pay Woodstream a termination fee of $800,000, and to reimburse Woodstream for its reasonable transaction expenses, up to a maximum aggregate amount of $200,000, if the merger agreement is terminated under specific circumstances.
Dissenters’ Rights (page 57)
•	If you do not wish to accept the $9.00 per share merger consideration in the merger and you do not vote in favor of the merger agreement, you have the right under Minnesota law to seek a judicial appraisal of your shares to determine the “fair value” of your shares, in lieu of the $9.00 per share merger consideration if the merger is completed.

•	We refer you to the information under the heading “Dissenters’ Rights” in this proxy statement and to the applicable Minnesota statutory sections attached as Annex C to this proxy statement for information on how to exercise your dissenters’ rights. Failure to follow all of the steps required under Minnesota law will result in the loss of your dissenters’ rights.
Certain Material U.S. Federal Income Tax Consequences (page 36)
•	For U.S. federal income tax purposes, you will be taxed on your receipt of the $9.00 in cash per share to the extent that the amount you receive exceeds your tax basis in your shares.

•	Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What is the proposed transaction?

A.	Woodstream will acquire Zareba through the merger of Woodstream’s merger subsidiary with and into Zareba. Zareba will continue as the surviving corporation after the merger and will be a privately-held, wholly-owned subsidiary of Woodstream.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $9.00 in cash for each share of Zareba common stock you own at the effective time of the merger, unless you exercise and perfect your dissenters’ rights.

Q:	What will happen to the market for Zareba common stock after the merger?

A:	At the effective time of the merger, trading in Zareba common stock on the Nasdaq Capital Market will cease. Price quotations for Zareba common stock will no longer be available and the registration of Zareba common stock, and Zareba’s reporting obligations, under the Securities Exchange Act of 1934 will terminate.

Q:	Why are the special committee and the board of directors recommending that I vote in favor of the merger agreement and the merger?

A:	Zareba’s special committee and its board of directors have determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of Zareba and its shareholders. Accordingly, the special committee and the board of directors each unanimously approved the merger agreement and the merger and recommend that you vote to approve the merger agreement and the merger. For more information, we refer you to “The Merger—Background of the Merger,” “—Reasons for the Merger” and “—Recommendation of the Special Committee and the Board of Directors.”

Q:	What is the special committee?

A:	On June 24, 2009, Zareba’s board of directors formed a special committee of its independent directors, Michael L. Bochert, Eugene W. Courtney and William R. Franta, in connection with Zareba’s proposed deregistration transaction, and subsequently gave the special committee authority to take all appropriate actions with respect to the merger agreement. The special committee was not subject to any direction or control by the board of directors with respect to the special committee’s consideration of, or any action concerning, the merger agreement. For more information, we refer you to “The Merger — Background of the Merger.”

Q:	What will happen to my Zareba stock options?

A:	If you own options to purchase shares of Zareba common stock at the effective time of the merger, you will be entitled to receive for each option, regardless of whether such option is then exercisable, an amount in cash determined by multiplying: (1) the excess, if any, of $9.00 over the per share exercise price of that option, by (2) the number of shares that could be acquired upon exercise of that option. The net amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due.

Q:	What are the tax consequences of the merger?

A:	The exchange of your shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. For more information, we refer you to “The Merger — Certain Material U.S. Federal Income Tax Considerations.” We encourage you to consult with your own tax advisor with any questions you may have on the tax consequences of the merger, especially if you own Zareba stock options.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. Assuming we obtain shareholder approval, we expect to complete the merger within one business day after the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held on , 2010, at , local time, at located at .

Q:	Who can vote at the special meeting?

A:	Shareholders of record as of the close of business on , 2010.

Q:	How many shares need to be represented at the meeting?

A:	The holders of thirty-three and one-third percent (33-1/3%) of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy or in person at the special meeting, you will be considered part of the quorum.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote by granting a proxy or in person at the special meeting. You may vote by proxy via internet, telephone, or mail:
•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on your proxy card no later than p.m., Central Standard Time, on , 2010. If you vote by internet or telephone, you need not return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not have discretionary power to vote your shares on the merger agreement and the merger. Your broker will vote your shares only if you provide him or her with instructions on how to vote. Any failure to instruct your broker on how to vote on the proposal to approve and adopt the merger agreement and the merger will have the effect of a vote “against” the merger agreement and the merger. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.

Q:	May I change my vote?

A:	Yes. Whether you have voted by mail, internet, or telephone, you may revoke your proxy and change your vote any time before the special meeting by:
•	giving written notice of your revocation to an officer of Zareba;

•	voting by internet or telephone at a later time;

•	submitting a duly executed proxy card bearing a later date to an officer of Zareba; or

•	attending the special meeting, filing a revoking instrument with an officer of Zareba prior to the vote, and then voting in person.

Q:	What does it mean if I receive more than one proxy card?

A:	If you have shares that are registered in different names and/or are in more than one account, you will receive more than one proxy card. If you vote by mail, please sign and return each proxy card or, if you vote by internet or telephone, please vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	How many votes are required to approve and adopt the merger agreement and the merger?

A:	Approval and adoption of the merger agreement and the merger requires the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Zareba common stock outstanding as of , 2010. A failure to vote or to provide your broker with instructions on how to vote, or a vote to abstain will have the same effect as a vote “against” the merger agreement and the merger.

Q:	Do I have dissenters’ appraisal rights?

A:	Yes. Shareholders who do not vote in favor of the merger agreement and the merger and who otherwise comply with all of the requirements of Minnesota law, as explained under the heading “Dissenters’ Rights” in this proxy statement and in Annex C to this proxy statement, will be entitled to dissenters’ appraisal rights to receive the statutorily determined “fair value” of their shares.

Q:	What happens if I sell my Zareba shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your Zareba shares after the record date, but before the effective time of the merger, you will retain your right to vote at the special meeting but the right to receive the $9.00 in cash per share will pass to the person to whom you transferred your shares.

Q:	What do I need to do now?

A:	Please vote your shares by internet, telephone, or by completing, signing, dating, and returning the enclosed proxy card as soon as possible to ensure that your shares are represented at the special meeting.

Q:	Should I send in my Zareba stock certificates now?

A:	No. Shortly after the merger is completed, the disbursing agent will send you written instructions explaining how to exchange your Zareba stock certificates for cash. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have any questions about the special meeting or the merger, or need assistance voting your shares, please call Georgeson Inc., which is assisting Zareba with the solicitation of proxies, toll-free at (800) 509-1082. Banks and brokers may call collect at (212) 440-9800.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this proxy statement include statements concerning the proposed merger. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if Zareba does not receive the required shareholder approval or fails to satisfy other conditions to closing, the merger will not be consummated. All forward-looking statements included in this proxy statement are based on information available to Zareba on the date hereof. Zareba undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in such forward-looking statements.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place
     This proxy statement is furnished in connection with the solicitation of proxies by Zareba’s special committee and its board of directors for a special meeting of shareholders to be held on                    ,           , 2010, at        , local time, at           .
Purpose
     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement.
     To review the background and reasons for the merger in greater detail, we refer you to the information under the heading “The Merger—Background of the Merger,” and “—Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger.”
     You are also being asked to vote on a proposal to adjourn the special meeting, if necessary, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and the merger. For a discussion of matters related to this proposal, see “Adjournment of the Special Meeting.”
Record Date; Shareholders Entitled to Vote
     We have fixed the close of business on      , 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. As of that date, there were            shares of Zareba common stock outstanding and eligible to vote. Each share of Zareba common stock is entitled to one vote on each matter to be voted on at the special meeting.
Quorum Requirement
     The presence at the special meeting, in person or by proxy, of thirty-three and one-third percent (33-1/3%) of the shares of Zareba common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the special meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.
Vote Required
     Assuming a quorum is represented at the special meeting, either in person or by proxy, the proposal to approve and adopt the merger agreement and the merger requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Zareba common stock outstanding as of the record date.
     Shares voted as abstaining on the proposed merger agreement and the merger or that are not voted will be treated the same as votes against the merger agreement and the merger.

Security Ownership of Management
     All of Zareba’s directors and executive officers have indicated to us that they and their affiliates intend to vote their shares of Zareba common stock in favor of the merger agreement and the merger. As a result of these indications, approximately      % of Zareba common stock outstanding as of the record date of the special meeting will be voted by our directors and executive officers and their respective affiliates in favor of approval and adoption of the merger agreement and the merger. None of our directors or executive officers has entered into any voting agreements relating to the merger agreement or the merger.
Broker Non-Votes
     A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes will have the same effect as votes against the merger agreement and the merger. We strongly urge all beneficial owners to direct their brokers or nominees to vote their shares by following the instructions provided in the voting instructions that they receive from their broker or other nominee, because a broker non-vote will have the effect of a vote against the merger agreement and the merger.
Proxies
     This proxy statement is being mailed to our shareholders beginning on or about           , 2010 in connection with the solicitation of proxies by the special committee and the board of directors for use at the special meeting.
     Your vote is important. A proxy card is enclosed for your use. You are solicited on behalf of the special committee and the board of directors to vote your shares by internet, telephone, or by completing, signing, dating and returning the proxy card in the accompanying envelope. No postage is required if mailed within the United States.
     Proxies will be voted as specified by you. If you grant a proxy without voting instructions, your shares will be voted in favor of the approval and adoption of the merger agreement and the merger. The special committee and the board of directors recommend that you vote FOR the merger agreement and the merger.
     Shareholders should NOT send share certificates with their proxy cards. If the merger is completed, shareholders will be mailed a transmittal letter form following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.
Revocation of Proxies
     Any shareholder giving a proxy may revoke it at any time prior to its use at the special meeting by:
•	giving written notice of your revocation to an officer of Zareba;

•	voting by internet or telephone at a later time;

•	filing a duly executed proxy bearing a later date with an officer of Zareba; or

•	appearing at the special meeting, filing a revoking instrument with an officer of Zareba prior to the vote, and then voting in person.
     Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies.
Proxy Solicitation Costs
     The cost of soliciting proxies, including the preparation, assembly and mailing of proxies and soliciting material, as well as the cost of forwarding this material to the beneficial owners of Zareba common stock will be borne by Zareba. Zareba’s directors and officers may, without compensation other than their regular compensation, solicit proxies by telephone, facsimile, telegraph or personal conversation. Zareba may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Zareba common stock.
     Zareba has also made arrangements with Georgeson Inc. to assist in its solicitation of proxies for the special meeting and in communicating with shareholders regarding the merger agreement and the merger. Zareba has agreed to pay Georgeson Inc. a fee of approximately $10,000, plus reasonable out-of-pocket expenses for its services.
Dissenters’ Rights
     Under applicable Minnesota law, if you do not vote to approve the merger agreement and the merger and if you follow certain procedures in lieu of receiving the merger consideration, you have the right to receive payment in cash for the “fair value” of your shares of Zareba common stock. If you are seeking to exercise your statutory dissenters’ rights, you must follow certain procedures as outlined in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, or the MBCA. Merely voting against the merger agreement and the merger will not preserve your rights. The statutory procedures for perfecting dissenters’ rights under Minnesota law are described in the section entitled “The Merger — Dissenters’ Rights” beginning on page 57. The relevant sections of the MBCA governing this process are reprinted in their entirety and attached to this document as Annex C.

THE MERGER

Background of the Merger
     The following is a summary of the meetings, negotiations, material contacts and discussions between Zareba and Woodstream that preceded the execution of the merger agreement, as well as the material contacts Zareba had with third parties concerning a potential strategic transaction with Zareba.
     In recent years, Zareba has derived minimal benefits from being an SEC-reporting company. Its common stock has failed to attract significant interest from institutional investors or market research attention, which could have created a more active and liquid market for the common stock. Relatively low trading volume of Zareba’s shares and its low market capitalization have reduced the traditional liquidity benefits of being a public company to its shareholders. Zareba does not believe that it would be likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that its status as a reporting company may offer. In addition, Zareba incurs substantial direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies.
     In light of these circumstances, Zareba’s management from time to time in the past 24 months has considered exploring the termination of the registration of Zareba’s common stock under the Exchange Act, with the view that such termination would relieve Zareba of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act.
     In addition, Zareba’s management and board of directors have from time to time engaged in discussions with third parties or received inquiries or preliminary proposals relating to potential mergers or acquisitions of the company or its assets, but the board of directors determined that none of these prospective transactions would be likely to be completed on the terms proposed or would be in the best interests of the company or its shareholders on the terms discussed or proposed, and in each case the board of directors reaffirmed its position that the company was not for sale.
     Woodstream was one of the parties that periodically expressed an interest in acquiring Zareba. At various times starting in 2006, Woodstream or affiliates of Woodstream expressed an interest in a business combination with Zareba, but no particular price or terms were offered in any of these communications until June 3, 2009, as discussed below. In each of these instances, the board of directors considered Woodstream’s inquiry and the board’s conclusion and any response made to Woodstream was that the company was not for sale, and neither the board of directors nor management engaged in any negotiations or substantive discussions with Woodstream.
     At a board of directors meeting held on February 12, 2009, management suggested that potentially terminating Zareba’s Exchange Act registration be added as an item of discussion at the board’s strategic planning meetings to be held in May 2009. The board authorized management to collect information about this process.
     At the Zareba board’s meetings to address strategic planning held on May 13 and 14, 2009, the board discussed the following potential strategic alternatives for the company: continued operations as a public-reporting company; a sale of the company; acquisitions of businesses and/or product lines; dispositions of current company businesses and/or product lines; and terminating Zareba’s Exchange Act registration. Management presented the board with preliminary information regarding the process to terminate the registration. The board of directors authorized management to collect additional information about this process.
     On June 3, 2009, Woodstream sent a letter to the board of directors proposing to purchase all of Zareba’s outstanding stock for $5.00 per share, subject to certain contingencies, but not contingent on Woodstream obtaining financing for the transaction. The board of directors considered Woodstream’s inquiry and, on June 18, 2009, Dale A. Nordquist, Zareba’s President and Chief Executive Officer, sent a letter to Harry E. Whaley, the President and Chief Executive Officer of Woodstream, stating that Zareba was not for sale at the time but that if the Zareba board of directors determined that the company was for sale, Woodstream would be one of the parties contacted.
     At a meeting held by telephone conference begun on June 17, 2009 and continued on June 24, 2009, the Zareba board of directors engaged in continued discussion regarding terminating the Exchange Act registration. The board of directors unanimously agreed to further investigate a deregistration transaction and formed a special committee consisting of Michael Bochert, Eugene Courtney and William Franta, Zareba’s independent directors, to consider and collect additional information regarding the process of reducing the number of shareholders to below 300 and subsequently delisting Zareba’s common stock from Nasdaq and terminating the registration of Zareba’s common stock under the Exchange Act. The board of directors placed no restrictions on the authority of the special committee to consider, approve or disapprove a deregistration transaction. The special committee was directed to explore the reverse split method and other alternative methods to accomplish deregistration and to engage in discussions with professional advisors relating to the deregistration transaction.
     At a meeting of the special committee held on June 24, 2009, immediately after the board of directors meeting on the same day, the special committee authorized management to proceed with preparing materials in anticipation of a potential transaction, including a Schedule 13E-3 and related documents. Following this meeting, management authorized Zareba’s legal counsel, Fredrikson & Byron, P.A., referred to in this proxy statement as “Fredrikson,” to begin preparing preliminary drafts of these documents, and the special committee reviewed proposals from four investment banks. The special committee then approved a proposal from Greene Holcomb and Fisher LLC, referred to in this proxy statement as “GH&F,” which is an independent investment banking firm with expertise in business and security valuations and rendering fairness opinions in connection with mergers, acquisitions and other corporate transactions. On July 4, 2009, the special committee signed an engagement letter with GH&F.
     On July 14, 2009, representatives of GH&F met with Mr. Nordquist and Jeff Mathiesen, Zareba’s Chief Financial Officer, for preliminary conversations relating to a proposed transaction and due diligence matters, and Zareba provided GH&F with various materials for review.
     On July 27, 2009, the special committee held a meeting attended by Messrs. Nordquist and Mathiesen and representatives of GH&F and Fredrikson. GH&F provided an overview of the financial analysis to be undertaken by GH&F and the special committee discussed a proposed timeline for future meetings and a potential transaction.
     On August 4, 2009, the special committee held a meeting attended by Messrs. Nordquist and Mathiesen and representatives of GH&F and Fredrikson. GH&F presented the special committee and management with preliminary valuation analyses that GH&F would use in rendering a fairness opinion with respect to a transaction, and the special committee members asked questions regarding the analyses. After the meeting, the special committee met independently and discussed issues relating to the proposed transaction. The special committee proposed that Zareba undertake a reverse stock split transaction with a split ratio of 1-for-250, in which all shareholders who hold fewer than 250 shares prior to the split would receive cash for their fractional shares following the split at a price of $5.20 per pre-split share, which proposed transaction is referred to in this proxy statement as the “deregistration transaction,” subject to receipt of a fairness opinion from GH&F, which was requested from GH&F following the meeting. Shareholders who owned fewer than 250 shares of Zareba’s common stock on a pre-split basis, estimated to hold approximately 2.5% of Zareba’s outstanding shares at the time, would no longer have been shareholders of the company following completion of the deregistration transaction.
     On August 7, 2009, the special committee held a meeting attended by a representative of Fredrikson to further discuss the proposed deregistration transaction. The Fredrikson representative provided a summary of the process in considering the deregistration transaction to date, including a discussion of fiduciary duties of the special committee and the board, alternative methods to accomplish the objectives of the proposed deregistration transaction, and the effects of the proposed deregistration transaction, and participated in a question and answer session with the special committee regarding those topics. The special committee also discussed issues relating to the advantages and disadvantages of the proposed deregistration transaction, alternatives to the company, and the fairness to shareholders cashed out in such a transaction and the remaining shareholders. Following this discussion, Messrs. Nordquist and Mathiesen and representatives of GH&F joined the meeting. GH&F presented the special committee with its fairness opinion and supporting materials, and GH&F answered questions from the special committee. The valuation analyses in GH&F’s presentation were the same analyses in GH&F’s August 4, 2009 presentation, except that the August 7, 2009 presentation contained updated stock market and industry information available as of that later date and reflected the proposed stock split ratio and $5.20 per share price. GH&F confirmed that the full board of directors could rely upon its fairness opinion. The special committee then determined the deregistration transaction would be fair and in the best interests of Zareba and its shareholders and approved the deregistration transaction, including the fairness of the amount to be paid to shareholders whose stock would be cashed out, and resolved to recommend the deregistration transaction to the full board of directors.
     Following the meeting of the special committee, the full Zareba board of directors held a meeting to discuss the conclusions and recommendations of the special committee. The board of directors engaged in a discussion regarding the special committee’s recommendation, including the special committee’s deliberation process, the advantages and disadvantages of the proposed deregistration transaction to Zareba and its shareholders, the fairness of the proposed deregistration transaction to all shareholders, the consideration to be paid to shareholders who hold less than 250 shares of Zareba’s common stock, and the expected effects of the deregistration transaction. Following this discussion, the board of directors unanimously adopted and approved the deregistration transaction as recommended by the special committee.
     On August 12, 2009, Zareba filed a Schedule 13E-3 and related documents with the SEC with respect to the deregistration transaction and issued a press release announcing the transaction.
     On August 13, 2009, Woodstream sent Zareba a written proposal to purchase all of the issued and outstanding stock of Zareba at a price of $5.50 per share, subject to certain contingencies, but not contingent on Woodstream obtaining financing for the transaction.
     Following conversations between Messrs. Nordquist and Whaley, the Zareba board of directors met on August 18, 2009 to consider this proposal. The Zareba board of directors concluded that it would be in the best interests of the company and its shareholders to continue to pursue its business plan, including the deregistration transaction, reaffirmed its position that the company was not for sale at that time, and declined Woodstream’s proposal. The Zareba board of directors reaffirmed that if it decided that it would be in the best interests of the shareholders to sell the company, it would do so in a process intended to realize the best transaction for the shareholders and other constituents, and a private negotiation with Woodstream was not that process. The Zareba board of directors also said it believed that, should it determine in the future that the company was for sale, the interests of the company’s employees, customers and communities, which are factors a board of directors may expressly consider in any sale of a Minnesota corporation, may be better served by a transaction involving someone other than Woodstream, due to the customer and product overlap between Zareba and Woodstream. On August 19, 2009, Mr. Nordquist sent a letter to Mr. Whaley declining Woodstream’s proposal and stating that it was not suggesting or encouraging Woodstream to make any further proposal because the company is not for sale, but that if Woodstream withdrew its proposal, Zareba would contact Woodstream should the board of directors decide that Zareba was for sale.
     On August 19, 2009, Mr. Whaley sent a letter to Mr. Nordquist, restating Woodstream’s interest in acquiring Zareba at $5.50 per share and stating that it believed it had a greater potential strategic alignment with Zareba than any other potential acquiror and, therefore, was best suited to acquire Zareba.
     On each of August 20, 2009 and September 1, 2009, Zareba filed an amended Schedule 13E-3 and related documents with the SEC with respect to the deregistration transaction.
     On September 8, 2009, Woodstream sent Zareba a written proposal increasing the price at which it proposed to purchase all of the issued and outstanding stock of Zareba to $6.50 per share. Woodstream indicated that it would be prepared to increase its offer beyond $6.50 per share if Zareba gave Woodstream access to management and non-public information. Woodstream also indicated that its offer was not contingent on Woodstream obtaining financing for the transaction, that it expected to be able to quickly complete confirmatory due diligence, and that it would propose a merger agreement on customary terms for the sale of a public company the size of Zareba.
     Prior to September 10, 2009, the members of the special committee and other directors had several informal communications in response to Woodstream’s then most recent proposal. On September 10, 2009, at a special meeting of the Zareba board of directors, based on the recommendation by the special committee, the board of directors decided to terminate the deregistration transaction process and to undertake a review of the company’s strategic alternatives to enhance shareholder value. The board of directors directed management to explore with GH&F an engagement to assist the board of directors in its strategic alternatives process.
     On September 10, 2009, Zareba filed an amended Schedule 13E-3 with the SEC to terminate the deregistration transaction process and issued a press release that it would review its strategic alternatives.
     On September 16, 2009, Zareba entered into an engagement letter with GH&F to act as Zareba’s financial advisor in its exploration of strategic alternatives. Mr. Nordquist informed Mr. Whaley of this engagement on September 17, 2009.
     In connection with the decision of the Zareba board of directors to explore strategic alternatives, Zareba’s compensation committee discussed the possibility of a change in control of the company and the uncertainty that this might cause, which might result in the departure or distraction of key management employees to the detriment of Zareba’s operations and shareholders. As a result, the compensation committee decided to consider adopting change in control agreements for Zareba’s executive officers. Following the recommendation of the compensation committee, on September 25, 2009, Zareba entered into executive severance agreements with its three executive officers. For descriptions of these agreements, see “Interests of Certain Persons in the Merger” below.

     Beginning in September 2009 and continuing through October 2009, GH&F and representatives of Zareba management contacted 20 parties that GH&F and Zareba management identified as the parties that would most likely be interested in a transaction with Zareba. As a result of this process, four parties other than Woodstream, all of which would have been strategic buyers, expressed an interest in having meetings to explore the possibility of a strategic transaction. Representatives of Zareba management conducted in-person or telephonic meetings with all four of these parties through early November 2009, three of which executed confidentiality agreements to receive confidential information regarding Zareba. The other contacted parties chose not to meet with Zareba or otherwise explore a transaction.
     During this period, Zareba and GH&F had communications with Woodstream, but Woodstream and Zareba were not able to agree on the terms of a confidentiality agreement. Accordingly, at this time Zareba did not make any of the due diligence information available to Woodstream that was made available to the three parties that signed confidentiality agreements with Zareba.
     On October 16, 2009, the Zareba board of directors held a special meeting to discuss the status of the strategic alternatives process.
     On October 27, 2009, Woodstream sent Zareba a letter reaffirming its proposal to acquire Zareba for $6.50 per share, not contingent on Woodstream obtaining financing for the transaction, with the possibility of increasing the price as previously indicated.
     On October 30, 2009, the Zareba board of directors held a special meeting to discuss the status of the strategic alternatives process. Representatives of GH&F presented an update on their efforts.
     On November 2, 2009, one of the four parties with whom Zareba had a meeting in October, referred to in this proxy statement as “Party A,” submitted a proposal to acquire Zareba for $6.10 per share, subject to completion of due diligence and approval from Party A’s shareholders. On November 8, 2009, in response to discussions with GH&F, Party A indicated that it believed further due diligence would support a revised offer by Party A of between $6.50 and $7.00 per share.
     On November 6, 2009, William Blair & Company, LLC, Woodstream’s financial advisor, Mr. Whaley and other Woodstream representatives met in Minneapolis with GH&F, Mr. Nordquist and Mr. Mathiesen to discuss Zareba, but Zareba did not make any confidential information available to Woodstream at this time.
     On November 11, 2009, another of the four parties with whom Zareba had a meeting in October, referred to in this proxy statement as “Party B,” submitted a proposal to acquire Zareba for $7.20 per share, subject to Party B obtaining sufficient financing, completion of due diligence, approval from Party B’s shareholders, and a $100,000 termination fee payable to Party B should Zareba terminate discussions with Party B in favor of a superior offer prior to the expiration of the exclusivity period requested by Party B. Party B subsequently dropped the termination fee requirement.
     Following discussions with GH&F, on November 12, 2009, Woodstream submitted a revised proposal of $7.75 per share, not contingent on Woodstream obtaining financing for the transaction, and Party B increased its proposal to $7.60 per share, still subject to Party B obtaining sufficient financing. That same day, the Zareba board of directors held a special meeting to discuss the status of the strategic alternatives process. Representatives of GH&F presented an update on their efforts.
     Following discussions with GH&F, on November 13, 2009, Party B indicated in writing an increase in its proposal to $7.85 per share, still subject to Party B obtaining sufficient financing.

     Following discussions with GH&F, on November 16, 2009, Party A reiterated its original proposal of $6.10 per share.
     Following discussions with GH&F, on November 18, 2009, Woodstream submitted a revised proposal of $8.25 per share, not contingent on Woodstream obtaining financing for the transaction.
     On November 20, 2009, the Zareba board of directors held a special meeting to discuss the status of the strategic alternatives process. Representatives of GH&F presented an update on their efforts. It appeared that Woodstream and Party B were the only interested parties that would continue in the strategic alternatives process, as each continued to increase its prior offer. The board of directors discussed with GH&F the respective abilities of Woodstream and Party B to pay the funds necessary to complete a transaction and other issues relating to each proposal. The board of directors authorized management to enter into an appropriate exclusivity agreement, as between Woodstream and Party B, with the party that, in the opinion of GH&F and management, made the highest obtainable offer for Zareba’s stock.
     On November 21, 2009, following discussions with GH&F, Party B submitted a revised proposal of $8.40 per share, still subject to Party B obtaining sufficient financing.
     On November 21, 2009, Woodstream indicated to GHF that it was prepared to increase its proposal to $9.00 per share, not contingent on Woodstream obtaining financing for the transaction. On November 23, 2009, Woodstream sent a letter confirming the $9.00 price and drafts of proposed exclusivity and confidentiality agreements, indicating that it was prepared to immediately enter into the exclusivity agreement. That same day, the Zareba directors informally confirmed their authorization to management to enter into both proposed agreements based on the $9.00 price, and Zareba and Woodstream executed the exclusivity and confidentiality agreements.
     Beginning on November 25, 2009, representatives of Woodstream and its advisors were granted access to certain confidential information of Zareba and began their formal due diligence review of Zareba, which continued until execution of the proposed merger agreement.
     On November 30, 2009, Woodstream’s legal counsel, Faegre & Benson LLP, sent Fredrikson an initial draft of the merger agreement. Zareba, Woodstream and their respective legal and financial advisors subsequently negotiated the terms of the merger agreement. Throughout this period, the members of Zareba’s board of directors reviewed each draft of the merger agreement, discussed the drafts informally and at the meetings described below, and provided input to Fredrikson on the terms and conditions and other issues relating to the merger agreement.
     On December 16, 2009, the Zareba board of directors held a special meeting to discuss the status of the strategic alternatives process. At this meeting, the board affirmed that the special committee would continue to serve with respect to the proposed transaction with Woodstream.
     Between December 16, 2009 and January 11, 2010, Woodstream completed its due diligence review and the parties finalized the terms of the proposed merger agreement.
     On the morning of January 11, 2010, the Zareba special committee and board of directors held a special meeting to discuss the proposed merger with Woodstream. Members of Zareba management and representatives of Fredrikson and GH&F also attended the meeting. The special committee and board of directors reviewed the strategic alternatives process, including the parties who made proposals to acquire the company and the developments leading up to the proposed merger with Woodstream. GH&F reviewed with the special committee and the board of directors its financial analysis of the merger consideration in the merger agreement and delivered its opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by the holders of Zareba common stock was fair, from a financial point of view, to such holders. The special committee and the board of directors confirmed with Fredrikson that the terms of the merger agreement were substantially the same as the last draft that they reviewed. After discussion, the special committee and the board of directors each voted unanimously to approve and adopt the merger agreement with Woodstream and to recommend that Zareba shareholders vote to approve and adopt the merger agreement and the merger.
     The boards of directors of Woodstream and its merger subsidiary, and Woodstream as the sole shareholder of its merger subsidiary, approved the merger agreement and the merger with Zareba by written actions effective January 11, 2010.
     On the afternoon of January 11, 2010, Zareba and Woodstream executed the merger agreement and publicly announced the execution of the merger agreement.
Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger
     At the special meeting of the Zareba special committee and board of directors held on January 11, 2010, the special committee and the board of directors each determined that the merger was advisable, fair to and in the best interests of Zareba and its shareholders and unanimously approved and adopted the merger agreement. Accordingly, the Zareba special committee and board of directors each recommends that Zareba shareholders vote “FOR” approval and adoption of the merger agreement and the merger at the special meeting.
     In evaluating the proposed merger, the Zareba special committee and board of directors consulted with Zareba’s management and legal and financial advisors. In reaching their decision to approve and adopt the merger agreement, and to recommend that Zareba shareholders vote to approve and adopt the merger agreement and the merger, the special committee and board of directors considered a variety of factors weighing in favor of the merger, including the factors listed below:
•	the merger consideration of $9.00 per share. The special committee and board of directors understood that the closing price of Zareba common stock ranged from $1.22 to $5.36 in the 52 weeks prior to January 11, 2010, was $2.00 six months prior to January 8, 2010, was $2.45 twelve months prior to January 8, 2010, was $4.73 on January 8, 2010, the last trading day prior to the approval of the merger agreement, was $2.10 on August 12, 2009, the last trading day prior to the public announcement of the deregistration transaction, and was $3.97 on September 10, 2009, the last trading day prior to the public announcement by Zareba that it was reviewing its strategic alternatives;

•	the fact that the merger consideration represents a premium of over 90% to Zareba’s closing share price on January 8, 2010, the last trading day prior to the approval of the merger agreement;

•	the opinion and presentation of GH&F on January 11, 2010 to the special committee and board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Zareba common stock, as more fully described below under the caption “—Opinion of Financial Advisor to Zareba”;

•	the regular evaluation of strategic alternatives by Zareba’s board of directors and the board’s familiarity with Zareba’s business, operations, financial condition, competitive position, business strategy and prospects, and general industry, economic and market conditions, including the inherent risks and uncertainties in Zareba’s business, in each case on a historical, current and prospective basis;

•	the strategic alternatives process conducted by Zareba and the possible alternatives to the merger (including the possibility of continuing to operate Zareba as an independent company), the range of possible benefits to Zareba shareholders of such alternatives relative to Zareba’s prospects as an independent company, and the timing and likelihood of accomplishing the goal of any such alternatives;

•	the fact that GH&F, a qualified and independent financial advisor, assisted the board of directors in its process of exploring strategic alternatives;

•	the judgment of the board of directors, based upon the process leading to the merger agreement, that Woodstream’s offer was the best available alternative for Zareba’s shareholders;

•	the fact that the merger is not subject to a financing condition; and

•	the terms of the merger agreement that provide that, under certain circumstances and subject to certain conditions, Zareba can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Zareba.
     The Zareba special committee and board of directors also considered potential risks relating to the merger, including the following:
•	the risks and costs to Zareba if the merger does not close, the significant distractions that Zareba’s management and other employees will experience during the pendency of the merger, and the transaction costs that will be incurred even if the merger is not consummated;

•	following the merger, Zareba’s shareholders will cease to participate in any future earnings and growth of Zareba and will cease to benefit from any future increases in the value of Zareba;

•	the fact that an all-cash transaction generally would be a taxable transaction to Zareba’s shareholders for U.S. federal income tax purposes;

•	the customary restrictions on the conduct of Zareba’s business prior to the completion of the merger, requiring Zareba to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Zareba from undertaking business opportunities that may arise pending completion of the merger;

•	the provision in the merger agreement requiring Zareba to pay a termination fee in the amount of $800,000, plus reimbursement of expenses of up to $200,000, if the merger agreement is terminated under certain circumstances; and

•	the possibility that, notwithstanding the provisions of the merger agreement permitting Zareba to change its recommendation to support a superior proposal, the termination fee payable upon

Zareba’s execution of a definitive agreement for an alternative transaction or the consummation of an alternative transaction, or the requirement that Zareba submit the merger to a shareholder vote even if its board of directors has changed its recommendation, might discourage other parties that might have an interest in a business combination with, or an acquisition of, Zareba.
     The foregoing discussion addresses the material factors considered by the Zareba special committee and board of directors in their consideration to approve and adopt the merger agreement, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Zareba special committee and board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. The determination to approve and adopt the merger agreement was made after consideration of all of the factors as a whole and the foregoing discussion does not necessarily contain all of the factors considered by the Zareba special committee or board of directors as a whole or by individual directors. In addition, individual members of the Zareba special committee and board of directors may have given different weights to different factors.
Opinion of Greene Holcomb & Fisher LLC
     Zareba retained GH&F to act as its financial advisor in connection with its exploration of strategic alternatives and, if requested, to render to the special committee and the board of directors an opinion as to the fairness, from a financial point of view, of the $9.00 per share to be received by holders of Zareba common stock in the merger.
     On January 11, 2010, GH&F delivered to the special committee and the board of directors its oral opinion, subsequently confirmed in writing, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the $9.00 per share is fair, from a financial point of view, to the holders of Zareba common stock, excluding Woodstream and its affiliates.
     The full text of GH&F’s written opinion is attached to this proxy statement as Annex B, and the summary of the opinion set forth in this section is qualified in its entirety by reference to that opinion. We urge our shareholders to read the GH&F opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at these findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by GH&F in reaching its opinion.
     While GH&F rendered its opinion and provided certain analyses to the special committee and the board of directors, GH&F was not requested to, and did not make, any recommendation to the special committee or the board of directors as to the specific form or amount of the consideration to be received by shareholders in the merger. GH&F’s written opinion, which was directed to the special committee and the board of directors, addresses only the fairness, from a financial point of view, of the consideration per share to be paid to holders of Zareba common stock in the merger, and does not address Zareba’s underlying business decision to proceed with, or effect, the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Zareba might engage. As noted elsewhere in this proxy statement, GH&F’s opinion to the special committee and the board of directors was one of many factors taken into consideration by the special committee and the board of directors in making their determination to approve the merger agreement and the merger.
     In arriving at its opinion, GH&F, among other things:

•	reviewed a draft dated January 8, 2010, of the merger agreement;

•	reviewed publicly available financial and other data regarding Zareba, including Zareba’s quarterly report on Form 10-Q for the quarter ended September 30, 2009; Zareba’s annual reports on Form 10-K for the years ending June 30, 2007, 2008 and 2009; and Zareba’s proxy statement dated October 3, 2008;

•	reviewed internal financial projections for Zareba for the years ending June 30, 2010, 2011, 2012, 2013 and 2014 (the “Projections”), all as prepared and provided to GH&F by Zareba’s management;

•	reviewed draft unaudited financial results of Zareba for the five months ended November 30, 2009;

•	performed discounted cash flow analyses based on the Projections;

•	met with members of Zareba’s management to discuss Zareba’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of Zareba common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that GH&F deemed generally comparable to Zareba; and

•	conducted such other studies, analyses, inquiries and investigations as GH&F deemed appropriate.
     The following is a summary of the material analyses and other information that GH&F prepared and relied on in delivering its opinion to the special committee and the board of directors. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by GH&F, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Except as otherwise noted, the quantitative information which follows, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2010, and is not necessarily indicative of current market conditions.
Zareba Financial Projections
     GH&F’s analysis used and relied upon the Projections summarized in the table below.
Financial Projections for the Five Years Ending June 30, 2014
(Prepared and provided to GH&F by Zareba’s Management)
(Dollars in thousands)

Fiscal year ending June 30	2010	2011	2012	2013	2014
Revenues	$32,990	$35,351	$38,151	$41,576	$45,518
Earnings Before Interest and Taxes	1,966	2,270	2,428	2,608	2,803
Earnings Before Interest, Taxes, Depreciation and Amortization	2,633	2,794	2,952	3,132	3,360

     Zareba does not, as a matter of course, make available to the public its financial projections. However, Zareba’s management prepared the Projections to present a hypothetical view of future operating results in connection with the deregistration transaction, as updated subsequent to the termination of the deregistration transaction, and for use by the special committee, the board of directors and by GH&F in its fairness opinion. The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the Securities and Exchange Commission, U.S. generally accepted accounting principles, or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information. The Projections presented, to the best of management’s knowledge and belief, the hypothetical future financial performance of Zareba, subject to the following key assumptions: (i) Zareba will focus on its existing markets and products; (ii) the market size and potential for Zareba’s products will experience modest growth; (iii) Zareba will achieve projected sales growth through a combination of leveraging existing products and distribution channels, product line enhancements and targeted entry into new geographic markets; (iv) Zareba will make modest investments to grow sales and enhance product offerings; (v) Zareba will be able to maintain and achieve margin assumptions through product cost reductions and improvements and price increases to customers as appropriate; and (vi) Zareba’s operating costs will include the continued costs of public company reporting and compliance, with no effect given to the completion of the merger. The Projections were prepared in good faith at the time they were made; however, the Projections are hypothetical estimates of Zareba’s future financial performance, and you should not assume that the projections will remain accurate or reflective of management’s view as of any future date. This information is not fact and should not be relied upon as being indicative of future results, and we caution readers of this proxy statement not to place any reliance on the projected financial information. The Projections are included solely for the purpose of giving Zareba’s shareholders access to the same non-public information that was provided to the special committee, the board of directors and GH&F.
Zareba Market Analysis
     GH&F reviewed general background information concerning Zareba, including recent financial and operating results and outlook, Zareba’s stock price and volume over selected periods and Zareba’s stock closing price over the prior twelve months. GH&F presented the recent common stock trading information contained in the following table:

Closing Prices:

January 8, 2010	$4.73
1 Day Prior	4.51
1 Week Prior	4.54
4 Weeks Prior	4.47
3 Months Prior	4.92
6 Months Prior	2.00
12 Months Prior	2.45
52-Week High	5.36
52-Week Low	1.22

Trading Range Analysis
     GH&F analyzed the $9.00 per share against recent historical closing price ranges for Zareba’s common stock. In the one month prior to January 8, 2010, Zareba’s stock price closed at a price per share ranging from $4.39 to $4.72. In the three months prior to January 8, 2010, Zareba’s stock price closed at a price per share ranging from $4.39 to $5.19. In the six months prior to January 8, 2010, Zareba’s stock price closed at a price per share ranging from $2.02 to $5.36.
Premiums Paid Analysis
     GH&F reviewed publicly available information for selected transactions completed between January 1, 2006 and January 8, 2010 with transaction values of $10 million to $300 million to determine the implied premiums (discounts) payable in the transactions over recent stock closing prices prior to announcement of the transaction, including the one-day prior, one-week prior and four-weeks prior closing prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The transactions include all industry types except for oil and gas, real estate investment trusts and banking industries, and only transactions in which greater than 90% of the target was acquired. Share repurchases and hostile transactions were excluded.
     GH&F performed its analysis on 237 transactions. Based on the premiums (discounts) paid in these transactions, GH&F derived implied equity values per share of Zareba common stock ranging from a low of $3.43 to a high of $20.04, with median implied per share values of $6.09 to $6.13 and mean implied per share values of $6.63 to $6.80.
     The following table summarizes the premiums or (discounts) paid in these transactions, the premium implied by the $9.00 price per share used in the merger, Zareba’s historical stock prices used in the analysis and the implied per share values.

		One	Four
Historical Period	One Day	Week	Week
Premiums/Discounts:
Low	(17.7%)	(14.5%)	(23.2%)
Mean	47.1	48.3	52.0
Median	35.0	35.0	37.1
High	344.4	300.0	307.8

Premium Implied by $9.00 per share	99.6%	98.2%	101.3%

Zareba Stock Price	$4.51	$4.54	$4.47

Implied Equity Value Per Share:
Low	$3.71	$3.88	$3.43
Mean	6.63	6.73	6.80
Median	6.09	6.13	6.13
High	20.04	18.16	18.23

     The following table identifies the target companies involved in the 237 transactions included in GH&F’s analysis.

Ablest Inc	Document Sciences Corp	Manatron Inc	Renovis Inc
ACR Group Inc	EasyLink Services Corp	Manugistics Group Inc	Restoration Hardware Inc
AirNet Systems Inc	Educational Insights Inc	Marsh Supermarkets Inc	Rita Medical Systems Inc
Allergy Research Group Inc	eGene Inc	Max & Erma’s Restaurants Inc	Rotonics Manufacturing Inc
American Bank Note Holographic	Emageon Inc	Meadow Valley Corp	Sands Regent
American Technical Ceramics	Embarcadero Technologies Inc	Memry Corp	SBS Technologies Inc
Analex Corp	Embrex Inc	MetaSolv Inc	Segue Software Inc
Angelica Corp	Endocare Inc	Metromedia International Group	Sentigen Holding Corp
Applied Imaging Corp	Enpath Medical Inc	Micro Linear Corp	SGX Pharmaceuticals Inc
Applied Innovation Inc	EP MedSys Inc	Microtek Medical Holdings Inc	SigmaTel Inc
Artemis Intl Solutions Corp	ESS Technology Inc	Mikron Infrared Inc	Sipex Corp
Aspect Medical Systems Inc	Everlast Worldwide Inc	Mity Enterprises Inc	SiRF Technology Holdings Inc
Avanex Corp	Excelligence Learning Corp	Mobius Management Systems Inc	SM&A
Back Yard Burgers Inc	E-Z-EM Inc	Moldflow Corp	Smith & Wollensky Rntnt Grp
BancTec Japan Inc	Factory Card Outlet & Party	Monterey Gourmet Foods Inc	Smithway Motor Xpress Corp
Barrier Therapeutics Inc	Farrel Corp	Morton Industrial Group Inc	Somera Communications Inc
BAT Indonesia Tbk PT	FCStone Group Inc	Mossimo Inc	Somerset Ent Income Fund
Bio-Lok International Inc	Featherlite Inc	Motive Inc	Sorbent Technologies Corp
Blair Corp	Firearms Training Systems Inc	Mpower Holding Corp	Sorun Corp
Borland Software Corp	Friendly Ice Cream Corp	Napster Inc	Southern Energy Homes Inc
Boston Communications Group	Gensym Corp	National Home Health Care Corp	Specialized Health Prod Intl
Burke-Parsons-Bowlby Corp	Gevity HR Inc	Natrol Inc	SpectraLink Corp
CAM Commerce Solutions Inc	Gibraltar Packaging Group Inc	Navigant International Inc	Sports Resorts Intl Inc
Canyon Resources Corp	Golden Cycle Gold Corp	Neon Communications Group Inc	Sportsmans Guide Inc
Captaris Inc	Goldleaf Finl Solutions Inc	NetManage Inc	Stingray Copper Inc
Carreker Corp	Golf Galaxy Inc	Netopia Inc	Stratagene Corp
Carrier Access Corp	GVI Security Solutions Inc	Netsmart Technologies Inc	Strategic Distribution Inc
Castelle Inc	Hector Communications Corp	Nevada Chem Inc	Stratos International Inc
Castle Gold Corp	HemoSense Inc	New Brunswick Scientific Co	Synplicity Inc
Catalyst Semiconductor Inc	Hidefield Gold PLC	NewWest Gold Corp	SYS Technologies Inc
Catapult Communications Corp	Hifn Inc	Niagara Corp	Talk America Holdings Inc
Celebrate Express Inc	High Plains Uranium Inc	NWH Inc	Targanta Therapeutics Corp
Centillium Communications Inc	HireRight Inc	NYFIX Inc	Target Logistics Inc
CFC International Inc	Hi-Shear Technology Corp	Oilgear Co	TB Woods Corp
Champps Entertainment Inc	I-Many Inc	Onyx Software Corp	Terayon Communication Sys Inc
Checkers Drive-In Restaurants	Indus International Inc	Opinion Research Corp	TouchStone Software Corp
Cherokee International Corp	Industrial Rubber Products Inc	Optio Software Inc	Traffic.com Inc
CIMNET Inc	InFocus Corp	Optium Corp	Traffix Inc

Clayton Holdings Inc	Inforte Corp	Outlook Group Corp	Transmeta Corp
Click Commerce Inc	Integrated Alarm Svcs Grp Inc	Packaging Dynamics Corp	Tumbleweed Communications Corp
Cohesant Technologies Inc	International Aluminum Corp	Packeteer Inc	Turbochef Technologies Inc
Coley Pharmaceutical Group Inc	International Electronics Inc	PearlStreet Ltd	Tut Systems Inc
Collins Industries Inc	InterVideo Inc	Pemstar Inc	Tutogen Medical Inc
CompuDyne Corpo	Intraware Inc	PeopleSupport Inc	Valera Pharmaceuticals Inc
Concorde Career Colleges Inc	Iomai Corp	Pharmacopeia Inc	Vantagemed Corp
Corillian Corp	Iomed Inc	Pharsight Corp	Venture Catalyst Inc
Cornerstone Therapeutics Inc	Iomega Corp	Photon Dynamics Inc	vFinance Inc
Cossette Inc	Isotis Inc	Pomeroy IT Solutions Inc	VistaCare Inc
Cost-U-Less Inc	I-trax Inc	Portal Software Inc	VitalStream Holdings Inc
CPAC Inc	Kangaroo Media Inc	Power Med Interventions Inc	Vodavi Technology Inc
Credence Systems Corp	Kintera Inc	Printronix Inc	Warrantech Corp
Criticare Systems Inc	Knape & Vogt Manufacturing Co	Procon MultiMedia AG	WatchGuard Technologies Inc
CryoCor Inc	Knova Software Inc	Provena Foods Inc	Web.com Inc
Cutter & Buck Inc	Kosan Biosciences Inc	Quovadx Inc	Wellco Enterprises Inc
Cytogen Corp	LESCO Inc	Radiologix Inc	Westaff Inc
Datastream Systems Inc	Lifecore Biomedical Inc	Radyne Corp	WJ Communications Inc
DIC Entertaiment Holdings Inc	Loudeye Corp	Raindance Communications Inc	Woodhead Industries Inc
Digital Fusion Inc	Lowrance Electronics Inc	Reinhold Industries Inc	Xenogen Corp
DocuCorp International Inc	Main Street Restaurant Group	RemedyTemp Inc	ZEVEX International Inc
Zomax Inc
Discounted Cash Flow Analysis
     GH&F performed a discounted cash flow analysis for Zareba in which it calculated the present value of the projected hypothetical future cash flows of Zareba based on the Projections. In the discounted cash flow analysis, GH&F estimated a range of theoretical values for Zareba based on the net present value of Zareba’s implied annual cash flows and a terminal value for Zareba in 2014 calculated based upon a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization). GH&F applied a range of discount rates of 13% to 17% and a range of terminal value multiples of 5.0x to 7.0x. GH&F determined EBITDA multiples by considering growth rates of comparable companies and information on trading multiples of comparable companies and transaction multiples of comparable transactions. In addition, GH&F considered the nature of Zareba’s business, the size of Zareba relative to the comparable companies, Zareba’s position in its industry and GH&F’s recent experience in the mergers and acquisitions marketplace. Discount rates were based on the weighted average cost of capital for comparable companies, business specific risk, the issues associated with maintaining and growing Zareba’s business as projected in the financial information provided by Zareba’s management, Zareba’s size relative to its peers and other relevant factors.
     This analysis resulted in implied per share values of Zareba common stock ranging from a low of $4.54 and a high of $6.71.

Comparable Company Analysis
     GH&F analyzed financial information and valuation ratios relating to 10 publicly traded companies involved in farm machinery and equipment, electronic components and electrical machinery, equipment and supplies with market capitalizations between $10 million and $300 million, and deemed by GH&F to be comparable to Zareba. GH&F excluded public companies that did not meet these criteria. This group comprised Art’s-Way Manufacturing Co., Inc., Coleman Cable, Inc., Eurodrip SA, Exel Industries SA, Jewett-Cameron Trading Co. Ltd., Magal Security Systems Ltd., Preformed Line Products Co., Salcomp Plc, SL Industries Inc. and Ultralife Corp. GH&F applied the resulting multiples of selected valuation data to derive implied equity values per share of Zareba common stock. All multiples were based on closing stock prices on January 8, 2010. All forward-looking data is based on publicly available research analyst estimates. This analysis produced implied per share values for Zareba ranging from a low of $2.44 to a high of $11.97, with the median implied per share values of $5.76 to $6.68 and mean implied per share values of $5.28 to $6.89.
     The following table summarizes the multiples of the selected valuation data, the multiples implied by the $9.00 price per share used in the transaction, Zareba’s financial information used in the analysis and the implied per share values. In the table, “LTM” means the twelve months ended November 30, 2009. Zareba financial information was provided by Zareba’s management.

	LTM	2009	2010	LTM	2009	2010
	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA
Comparable Company Multiples:
Low	.22x	.32x	.30x	3.17x	4.01x	3.49x
Mean	.60	.52	.49	6.08	5.58	6.12
Median	.58	.54	.51	6.43	6.28	5.70
High	1.03	.80	.78	7.67	6.45	9.62

Multiple Implied by $9.00 per share	.78x	.77x	.70x	9.27x	9.37x	8.80x

Zareba Financial Information (in millions of dollars):	$30.8	$30.8	$34.2	$2.6	$2.5	$2.7

Implied Equity Value Per Share:
Low	$2.44	$3.56	$3.80	$2.93	$3.73	$3.44
Mean	6.89	6.01	6.27	5.84	5.28	6.21
Median	6.68	6.20	6.54	6.19	5.97	5.76
High	11.97	9.25	10.03	7.41	6.14	9.85

Comparable Acquisition Analysis
     GH&F reviewed 19 acquisition transactions involving acquired businesses that GH&F deemed comparable to Zareba. It selected these transactions by searching SEC filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:
•	Transactions where the target had one of the following SIC codes: 3523 (farm machinery and equipment); 3679 (electronic components); 3690 (miscellaneous electrical machinery, equipment and supplies); and 3699 (electrical equipment and supplies);

•	Transaction value greater than $10 million and less than $300 million;

•	Public and private targets in which greater than 90% of the company was acquired;

•	Transactions that were announced between January 1, 2004 and January 8, 2010; and

•	Transactions with target companies that GH&F deemed similar to Zareba’s business.
     GH&F excluded transactions that did not meet these criteria or for which information was not available, and excluded repurchases, minority interest acquisitions and hostile transactions.
     The following table identifies the acquiring and target companies involved in the 19 transactions included in GH&F’s analysis.

Acquiring Company	Target Company
Sequoia Capital; Francisco Partners	Dmatek Ltd.
Ametek Inc.	Elgar Electronics Corporation
Exel Industries	Hardi International A/S
Ultralife Batteries Inc.	Stationary Power Services Inc
Curtiss-Wright Corp.	Benshaw, Inc.
Deere & Co	LESCO Inc
Jain Irrigation Systems Ltd.	Aquarius Brands, Inc.
Ag Growth International Inc.	Hansen Manufacturing Corp.
SL Industries, Inc.	MTE Corporation
TAC AB	Invensys Building Systems, Inc.
Ultralife Batteries Inc.	McDowell Research, Ltd.
Lindsay Manufacturing Co.	Barrier Systems, Inc.
The Black & Decker Corporation	Vector Products, Inc.
Central Garden & Pet Co.	Farnam Companies, Inc.
SL Industries, Inc.	Ault Inc.
Central Garden & Pet Co	Pets International Ltd
Ag Growth International Inc.	Edwards Group of Cos
C&D Technologies Inc.	Datel, Inc.
William Blair Capital; Norwest Equity	Airpax Corporation

     GH&F applied the resulting multiples of selected valuation data to derive implied equity values per share of Zareba common stock ranging from a low of $3.38 to a high of $25.41, with median implied per share values of $7.91 based on revenues and $13.88 based on EBITDA, each for the twelve months ended November 30, 2009, and mean implied per share values of $8.11 based on revenues and $13.71 based on EBITDA, each for the twelve months ended November 30, 2009.
     The following table summarizes the multiples of the selected valuation data, the multiple implied by the $9.00 price per share used in the merger, Zareba’s financial information used in the analysis and the implied per share values. In the table, “LTM” means the twelve months ended November 30, 2009. Zareba financial information was provided by Zareba’s management.

	LTM	LTM
	Revenue	EBITDA
Comparable Transaction Multiples:
Low	.30x	5.14x
Mean	1.18	8.37
Median	1.19	8.16
High	2.17	12.63

Multiple Implied by $9.00 per share	.78x	9.27x

Zareba Financial Information (in millions of dollars):	$30.8	$2.6

Implied Equity Value Per Share:
Low	$3.38	$4.90
Mean	13.71	8.11
Median	13.88	7.91
High	25.41	12.31
     In reaching its conclusion as to the fairness of the price per share and in its presentation to the special committee and board of directors, GH&F did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GH&F believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.
     The analyses of GH&F are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Zareba or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Zareba was compared and other factors that could affect the public trading value of the companies.
     In arriving at its opinion, GH&F relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with GH&F by Zareba or obtained by GH&F from public sources, including, without limitation, the Projections referred to above. GH&F relied on representations that the Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Zareba as to the expected future performance of Zareba. GH&F did not assume any responsibility for the independent verification of any such information, including, without limitation, the Projections, and GH&F further relied upon the assurances of Zareba’s senior management that they were unaware of any facts that would make the information provided to GH&F, including the Projections, incomplete or misleading. GH&F assumed that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Zareba since the date of the last financial statements made available to GH&F. GH&F also assumed that Zareba was not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the merger.
     In arriving at its opinion, GH&F did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Zareba, nor was GH&F furnished with any appraisal. GH&F expressed no opinion regarding the liquidation value of Zareba. In addition, GH&F did not undertake an independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which Zareba or any of its affiliates is a party or may be subject. At Zareba’s direction and with its consent, GH&F made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims, possible assertions of claims, or the outcomes or damages arising out of any such matters. During the course of its engagement, GH&F was asked by the Zareba board of directors to solicit indications of interest from various third parties regarding a merger with or an acquisition of Zareba, and GH&F considered the results of this solicitation in rendering its opinion.
     GH&F assumed that all the necessary governmental and regulatory approvals and consents required for the merger would be obtained and that the merger would be consummated in a timely manner without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively (i) would have a material adverse effect on Zareba or the contemplated benefits to Zareba of the merger or (ii) would otherwise change the amount of the merger consideration. GH&F did not express any opinion as to the price or range of prices at which the shares of Zareba common stock may trade subsequent to the announcement of the merger.
     GH&F, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. GH&F previously acted as financial advisor to Zareba in connection with the proposed deregistration transaction described in this proxy statement, and received fees of approximately $70,000 in connection with that engagement. GH&F is currently acting as financial advisor to Zareba in connection with the merger, for which Zareba has agreed to pay GH&F a fee of approximately $700,000 that is contingent on the consummation of the merger. In addition, Zareba paid GH&F a nonrefundable fee of $150,000 when GH&F rendered its opinion to the special committee and board of directors, which fee will be credited against the contingent fee amount. Zareba has also agreed to reimburse GH&F for certain expenses, which shall not exceed $35,000 in the aggregate without Zareba’s approval, and to indemnify GH&F against certain liabilities arising out of the engagement. GH&F may seek to provide Zareba and its affiliates certain investment banking and other services unrelated to the merger in the future.

     GH&F’s analysis and opinion were intended for the benefit and use of the special committee and the board of directors in connection with the merger. GH&F’s opinion did not constitute a recommendation to the special committee, the board of directors or Zareba’s shareholders as to how to vote in connection with their consideration of the merger. GH&F’s opinion did not address Zareba’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Zareba or the effects of any other transaction in which Zareba might engage. GH&F’s opinion does not express an opinion regarding the fairness of the amount or nature of the compensation that is being paid in the merger to any of Zareba’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of Zareba.
     GH&F’s opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to GH&F, as of the date of its opinion. Events occurring after the date thereof could materially affect the assumptions used in preparing, and the conclusions reached in, that opinion. GH&F assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.
Effects of the Merger
     Legal Effects under Minnesota Law. At the effective time of the merger, Woodstream’s merger subsidiary will merge with and into Zareba and Zareba will continue as the surviving corporation and as a wholly-owned subsidiary of Woodstream. As the surviving corporation after the merger, Zareba will have all the property, rights and powers of Zareba and Woodstream’s merger subsidiary before the merger, and it will be liable for all of the debts, liabilities and obligations of Zareba and Woodstream’s merger subsidiary before the merger. After the merger, the separate corporate existence of Woodstream’s merger subsidiary will cease.
     Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation and bylaws of Woodstream’s merger subsidiary in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation.
     Directors and Officers of the Surviving Corporation. The directors and officers of Woodstream’s merger subsidiary immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.
     Exchange of Securities. At the effective time of the merger,
•	each share of Zareba common stock issued and outstanding (other than dissenting shares) will be cancelled and converted into the right to receive $9.00 in cash, without interest;

•	each share of Zareba common stock for which dissenters’ rights have been exercised and perfected will be treated as described under the heading “Dissenters’ Rights” in this proxy statement; and

•	each share of common stock of Woodstream’s merger subsidiary will be converted into one share of common stock of the surviving corporation in the merger.
     At the effective time of the merger, holders of unexercised options to purchase shares of Zareba common stock will be entitled to receive with respect to each option, regardless of whether such option is then exercisable, an amount in cash equal to: (1) the excess, if any, of $9.00 over the per share exercise price of the option, multiplied by (2) the number of shares of Zareba common stock issuable upon exercise of the option immediately prior to the completion of the merger. Holders of options will be subject to withholding of income or payroll taxes, as applicable.
     Effects on Nasdaq Listing and Exchange Act Registration. Upon completion of the merger, Zareba common stock will be delisted from the Nasdaq Capital Market and price quotations will no longer be available. Zareba common stock is currently registered under the Securities Exchange Act of 1934, or the Exchange Act. Following the merger, registration of Zareba common stock under the Exchange Act will be terminated, and Zareba will be relieved of its obligation to comply with the public reporting requirements of the Exchange Act. Accordingly, Zareba will no longer be required to file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. In addition, Zareba will no longer be subject to the proxy rules in Regulation 14A and the short-swing trading profit provisions of Section 16 of the Exchange Act.
Interests of Zareba’s Directors and Officers in the Merger
     In considering the recommendation of the special committee and the board of directors to approve and adopt the merger agreement and the merger, you should be aware that some of Zareba’s directors and officers have interests in the merger or have relationships, including those referred to below, that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters that have been described in this proxy statement under the heading “The Merger—Reasons for the Merger.”
     Ownership of Zareba Stock. Most of our directors and executive officers own Zareba common stock and, like our shareholders, will be entitled to receive merger consideration for their shares. We refer you to the information included elsewhere in this proxy statement under the heading “Security Ownership of Principal Shareholders and Management of Zareba” for information regarding our current directors and executive officers and their share ownership in Zareba.
     Ownership of Zareba Stock Options. Several of our directors and executive officers hold options to purchase shares of Zareba common stock. Our directors and executive officers will, like the other holders of Zareba stock options, be entitled to receive cash in exchange for the cancellation of their stock options pursuant to the terms of the merger agreement. The following table shows the number of stock options held by each of our directors and executive officers and the amounts each of these directors and officers will receive with respect to their Zareba stock options upon completion of the merger:

		Amount to Be Paid Upon
Name of Director or	Number of	Completion of the
Executive Officer	Options	Merger
Michael L. Bochert	5,025	$36,582
Eugene W. Courtney	10,025	$25,592
Donald G. Dalland	4,875	$24,375
William R. Franta	20,000	$98,075
John A. Grimstad	20,000	$98,075
Dale A. Nordquist	50,025	$267,743

Total	109,950	$550,442
     Any amounts actually paid to these directors and executive officers for the cancellation of their stock options will be reduced by any applicable federal and state income and payroll tax withholdings.

     Executive Severance Agreements. On September 25, 2009, Zareba entered into Executive Severance Agreements (the “Severance Agreements”) with Dale A. Nordquist, President and Chief Executive Officer, Jeffrey S. Mathiesen, Chief Financial Officer, and Donald J. Dalland, Vice President, Engineering and Operations (each, an “Executive”). Each of the Severance Agreements provides that in the event of the termination of the Executive by Zareba without “Cause” (as defined in the Severance Agreements and described below) or resignation by the Executive for “Good Reason” (as defined in the Severance Agreements and described below) within 12 months after the effective time of a change of control, the Executive will receive a continuation of base pay and health insurance benefits for an 18 month period following termination. No continuation of payments or benefits will occur if the termination is for Cause. The merger will constitute a change of control under the Severance Agreements.
     Under the Severance Agreements, “Cause” will be deemed to exist if the Executive: (i) commits any act constituting a felony, or other criminal act involving moral turpitude; (ii) materially breaches Zareba’s policies or materially fails, neglects or refuses to perform any of the material duties of the position in which the Executive is employed by Zareba; (iii) materially breaches the Severance Agreement; (iv) engages in willful, intentional or gross misconduct that materially and adversely affects Zareba’s reputation or is contrary to the best interests of Zareba; or (v) becomes disabled and unable to perform on a full-time basis the material duties of the position in which the Executive is employed by Zareba.
     “Good Reason” will exist under the Severance Agreements if: (i) there is a material reduction or diminution in the Executive’s base salary, authority, duties or responsibilities (or the authority, duties or responsibilities of the Executive’s supervisor) as in effect immediately prior to the effective time of the merger; or (ii) Zareba requires the Executive to change the location at which he performs services to a location that is greater than 25 miles from the Executive’s job location at the effective time of the merger.
     Based on base salary and health benefit levels in effect on January 11, 2010, the date the merger agreement was signed, and assuming each Executive will experience a termination of employment other than for Cause at the effective time of the merger, or terminates his employment for Good Reason, each Executive will be entitled to receive the following cash severance payments and heath insurance benefits in connection with the termination of his employment (to be paid pro rata over the 18 months following the termination):

		Estimated Value of
Name of	Cash Severance	Health Insurance
Executive Officer	Payments	Benefits
Donald G. Dalland	$276,473	$17,298
Jeffrey S. Mathiesen	$279,617	$24,341
Dale A. Nordquist	$294,975	$24,341

Total	$851,065	$65,980
     Executive Employment Agreements. On June 30, 2008, Zareba entered into an Employment Agreement with Mr. Nordquist, of which the provisions relating to severance benefits have been superseded by the terms of the Severance Agreements summarized above. Zareba has not entered into employment agreements with any other employees, including Messrs. Dalland and Mathiesen.
     2010 Management Incentive Plan. Prior to entering into the merger agreement, Zareba established for Messrs. Dalland, Mathiesen, and Nordquist an incentive program applicable to the fiscal year ending June 30, 2010. Incentive amounts are based on quarterly performance benchmarks relating to revenue, operating income and, in the case of Mr. Dalland, progress on a specified product development project.

For purposes of this program, the calculation of operating income excludes expenses relating to the consideration and pursuit of the merger and other strategic alternatives. The maximum aggregate payments for fiscal 2010 based on these quarterly performance benchmarks is $194,756. In addition, there is a discretionary incentive pool of $56,809 for fiscal 2010, to be awarded by the board of directors when and if it determines to be appropriate in its sole discretion and after consultation with the compensation committee.
     In January 2010, Zareba’s board of directors awarded (i) an aggregate of $26,373 in incentive payments based on performance during the first quarter of fiscal 2010, and (ii) an aggregate of $56,809 in discretionary incentive payments. The performance awards and half of the discretionary awards were paid by Zareba in January 2010. The remaining half of the discretionary awards will be paid in February 2010, along with payment of incentive awards based on performance during the second quarter of fiscal 2010, the amount of which the board of directors intends to determine at its February meeting.
     Indemnification. The merger agreement provides that all rights to indemnification, expense advancement and reimbursement existing in favor of, and all exculpations of the personal liability of, our current directors, officers and employees contained in Zareba’s current articles of incorporation and bylaws with respect to matters occurring before the effective time of the merger will continue for a period of six years after the effective time of the merger. Woodstream has also agreed under the merger agreement that for six years following the completion of the merger, it will cause the surviving corporation to maintain in effect either the current directors’ and officers’ liability insurance (or as much coverage as may be purchased for 200% of the current annual premium paid by Zareba for such insurance coverage) or a run-off policy with respect to the current policy of directors’ and officers’ liability insurance maintained by Zareba.
     Relationship with Outside Legal Counsel. John A. Grimstad, a member of our board of directors since 1996 and our Secretary since 1995, is also Vice President and shareholder of Fredrikson & Byron, P.A., our principal outside legal counsel. Fredrikson & Byron has served as legal advisor to Zareba in connection with the merger.

Certain Material U.S. Federal Income Tax Consequences
     The following discussion is a summary of certain material United States federal income tax consequences of the merger to Zareba, Woodstream and Zareba shareholders whose shares of Zareba common stock are held as capital assets and converted into the right to receive $9.00 cash in the merger. Because this discussion is a summary, it does not include an analysis of all potential federal income or other tax effects of the merger.
     For example, this summary:
•	does not consider the effect of any applicable state, local or foreign tax laws;

•	does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances including, without limitation, the alternative minimum tax;

•	is not intended for shareholders that may be subject to special federal income tax rules, such as:
➢	insurance companies and banks;

➢	tax-exempt organizations;

➢	financial institutions or broker-dealers;

➢	shareholders who hold their Zareba common stock as part of a hedge, straddle or conversion transaction;

➢	shareholders who acquired their Zareba common stock pursuant to the exercise of an employee stock option or otherwise as compensation; and

➢	shareholders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships, foreign estates or foreign trusts as to the United States;
•	does not address tax consequences to holders of Zareba stock options; and

•	does not address, except as expressly provided below, the tax consequences to Woodstream, any of its subsidiaries or any person who would be treated as constructively owning Zareba common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code.
     This summary assumes that shareholders have held their Zareba common stock as a “capital asset” under the Internal Revenue Code. Generally, a “capital asset” is property held for investment.
     This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice, as in effect on the date hereof. It is possible that the Internal Revenue Service will take a contrary view with respect to the issues discussed herein. Neither Zareba nor Woodstream nor any of their affiliates or subsidiaries, respectively, has sought or intends to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any of these changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

     You should consult your own tax advisor with respect to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.
     Treatment of Zareba and Woodstream. For federal income tax purposes, the merger will be treated as a purchase by Woodstream of all of the common stock of Zareba that it did not previously own. Accordingly, neither Zareba nor Woodstream or its subsidiaries are expected to incur any material U.S. federal income tax consequences as a result of the merger.
     Treatment of Holders of Zareba Common Stock. The conversion of your shares of Zareba common stock into the right to receive $9.00 cash in the merger, or pursuant to the exercise of your dissenters’ rights, will be fully taxable to you for U.S. federal income tax purposes. Subject to the assumptions and limitations described above, you will recognize a capital gain or loss equal to the difference between:
•	the amount of cash you receive in the merger; and

•	your tax basis in your shares of Zareba common stock in respect of which that cash was received.
     Generally, your tax basis in your shares of Zareba common stock will be equal to what you paid for your shares. The amount, character and timing of such gain or loss generally will be determined separately with respect to each block of Zareba common stock owned by you.
     If you are an individual,
•	any capital gain recognized upon conversion of your shares in the merger will be taxable at a maximum U.S. federal income tax capital gains rate of 15% if you have held your shares for more than one year at the time of the merger; gain on shares held for one year or less generally will be subject to taxation at ordinary income tax rates (with a current U.S. federal income tax maximum rate of 35%); and

•	any capital loss recognized upon the conversion of your shares in the merger may only be offset against capital gains or up to $3,000 per year of ordinary income, and any excess capital loss may be carried forward to subsequent years to the extent unused.
     Backup Withholding. You may be subject to federal backup withholding up to the rate of 28% with respect to the gross proceeds you receive from the conversion of your Zareba common stock in the merger unless you:
•	are a corporation or other exempt recipient and, when required, establish this exemption; or

•	provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.
     If after the merger you do not provide the disbursing agent with your correct taxpayer identification number or any other documents or certifications required by the Internal Revenue Service, including among others, a Form W-9 or a substitute for this Form, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these backup withholding rules will be creditable against your federal income tax liability. The disbursing agent will report to you and to the Internal

Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.
     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO ZAREBA SHAREHOLDERS. ZAREBA SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.
Regulatory Requirements
     We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws and the filing of articles of merger with the Secretary of State of the State of Minnesota in accordance with the MBCA after the approval and adoption of the merger agreement by Zareba shareholders.
Fees and Expenses
     Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Zareba may be obligated to pay Woodstream a termination fee of $800,000 if the merger agreement is terminated under specific circumstances, including termination by Zareba in connection with a superior competing transaction. In addition, Zareba has agreed to reimburse Woodstream up to $200,000 for various fees and expenses if obligated to pay a termination fee. See “The Merger Agreement — Termination Fees.”

THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. To understand the merger more fully, and for a more complete legal description of the merger, you are urged to read carefully the merger agreement, which is the legal document governing this transaction, and this entire proxy statement, including the annexes.
The Merger
     The merger agreement provides that, subject to approval by our shareholders and satisfaction of certain other conditions described below at “— Conditions to Consummation of the Merger,” Woodstream’s merger subsidiary will merge with and into Zareba, with Zareba as the surviving corporation. After consummation of the merger, Zareba will become a direct, wholly owned subsidiary of Woodstream and the separate corporate existence of Woodstream’s merger subsidiary will cease. The articles of incorporation and bylaws of Woodstream’s merger subsidiary as in effect immediately before the effective time of the merger will be the articles of incorporation and bylaws of the surviving corporation upon completion of the merger. The directors and officers of Woodstream’s merger subsidiary immediately before the merger will continue as directors and officers of the surviving corporation after the merger.
Closing; Effect of the Merger
     Under the merger agreement, subject to the satisfaction or waiver of the conditions to the merger, the closing of the merger will occur within one business day of the date on which the last of the closing conditions are fulfilled or waived, or on such other date as the parties may mutually agree. The merger will be completed and become effective at the time the articles of merger are filed with the Minnesota Secretary of State or at such later time or date as the parties agree and set forth in the articles of merger. This is referred to as the effective time of the merger. At the closing, the parties will cause the articles of merger to be filed with the Minnesota Secretary of State.
     Assuming the merger agreement and the merger are approved at the special meeting, the merger is expected to be completed within one business day after the special meeting. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, the parties will complete the merger.
Merger Consideration
     In connection with the merger, each share of Zareba common stock outstanding immediately prior to the effective time (other than (i) dissenting shares and (ii) shares held of record by Woodstream, Woodstream’s merger subsidiary, any other direct or indirect subsidiary of Woodstream, or any direct or indirect subsidiary of Zareba immediately before the effective time of the merger) will be converted into the right to receive $9.00 in cash, without interest. Dissenting shares will be converted to cash in the manner described in “Dissenters’ Rights.”

Payment for Shares
     Wells Fargo Bank, N.A., or the disbursing agent, will act as the agent for payment of the merger consideration to the holders of Zareba common stock. At or before the effective time of the merger, Woodstream or Woodstream’s merger subsidiary will deposit or cause to be deposited with the disbursing agent for the benefit of Zareba’s shareholders, cash in an aggregate amount equal to the product of (i) the number of shares of Zareba common stock issued and outstanding immediately before the effective time of the merger (other than any dissenting shares and any shares then held of record by Woodstream, Woodstream’s merger subsidiary, any other direct or indirect subsidiary of Woodstream, or any direct or indirect subsidiary of Zareba), pro-rated for any fractional shares of common stock, and (ii) the $9.00 per share merger consideration (such amount being hereinafter referred to as the “fund”).
     Instructions with regard to the surrender of certificates formerly representing shares of Zareba common stock, together with the letter of transmittal to be used for that purpose, will be mailed to Zareba’s shareholders by the disbursing agent as soon as practicable after the effective time of the merger. As soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with (i) in the case of shares of Zareba common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of Zareba common stock held in book-entry form, the receipt of an agent’s message, and any other items specified by the letter of transmittal, the disbursing agent will pay to such shareholder an amount equal to the product of the number of shares of Zareba common stock represented by such certificates remitted by the shareholder or agent’s message (in each case pro-rated for any fractional shares of Zareba common stock) and the $9.00 per share merger consideration, without interest and less any applicable withholding tax.
     No transfer of shares of Zareba common stock will be made on the stock transfer books of the surviving corporation after the effective time of the merger. After the effective time of the merger, previous shareholders will have no rights with respect to shares of common stock of Zareba except to receive the merger consideration or statutory dissenters’ rights if they have properly demanded and not withdrawn or lost such rights.
     Any amount remaining in the fund after six months after the effective time of the merger may be refunded to Woodstream at its option, and any previous shareholders of Zareba who have not theretofore surrendered their shares in exchange for the merger consideration will be entitled to payment of the merger consideration only from the surviving corporation, without any interest thereon.
     If payment with respect to any shares of Zareba common stock is to be made to a person other than the person in whose name the certificate or shares in book entry form is registered, the person requesting the payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificates or shares in book entry form surrendered.
     SHAREHOLDERS OF ZAREBA SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE DISBURSING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
Treatment of Stock Options
     Immediately before the effective time of the merger, and without any action on the part of any option holder, each outstanding option to acquire any shares of Zareba common stock (whether or not exercisable) will be deemed to have vested and will be canceled. The holder of each stock option will be entitled to receive from Zareba, after the effective time of the merger, with respect to each share of Zareba common stock into which the option is exercisable and subject to applicable withholding, cash in an amount equal to the $9.00 per share merger consideration minus the per-share exercise price of the option.
Shares Held by Dissenters
     Each outstanding share of Zareba common stock that is held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters’ rights with respect to such share under the MBCA, and has not withdrawn or lost such rights will not be converted into or represent the right to receive the merger consideration, but instead will be treated in accordance with the MBCA unless and until such person effectively withdraws or loses such persons’ right to payment under the MBCA. Each person holding of record or beneficially owning dissenting shares will be entitled only to such rights as are granted under the MBCA. See “Dissenters’ Rights.”
Conditions to Consummation of the Merger
     Conditions to Woodstream’s and Woodstream’s Merger Subsidiary’s Obligations. The obligations of Woodstream and Woodstream’s merger subsidiary to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger, of the following conditions:
•	Zareba’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and the effective time of the merger, subject to the applicable materiality or material adverse effect standard contained in the merger agreement;

•	Zareba’s compliance in all material respects with the agreements and obligations in the merger agreement required to be performed by it;

•	the approval of the merger agreement and the merger by Zareba’s shareholders by the vote required by the MBCA and Zareba’s articles of incorporation;

•	the absence of any suit, action, investigation, inquiry, or other proceeding brought by any governmental authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated by the merger agreement or require rescission of the merger agreement or the transactions contemplated by the merger agreement or result in material damages, directly or indirectly, to Woodstream or the surviving corporation if the transactions contemplated by the merger agreement are consummated, and the absence of any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or governmental authority directing that any of the transactions contemplated by the merger agreement not be completed or any statute, rule or regulation enacted or promulgated that makes completion of any of the transactions contemplated by the merger agreement illegal;

•	the absence, since the date of the merger agreement, of any change, effect, event, occurrence, state of facts, development, or condition (financial or otherwise) of any character that has had or could reasonably be expect to have a material adverse effect, which is defined in the merger agreement to mean any change, effect, event, occurrence, state of facts, development, or condition that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts, developments, or conditions:

o	is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of Zareba and its subsidiaries, taken as a whole; except that none of the following will be taken into account in determining whether there has been or could reasonably be expected to be a material adverse effect: (1) any change generally relating to the economy or securities, financial or capital markets of the United States or generally affecting the industries in which Zareba and its subsidiaries operate, or changes in political conditions, that does not have a materially disproportionate effect on Zareba and its subsidiaries relative to other affected persons in the industries in which Zareba and its subsidiaries operate; (2) any acts of terrorism or war (whether or not declared), the outbreak of hostilities, or natural disasters, that do not have a materially disproportionate effect on Zareba and its subsidiaries relative to other affected persons in the industries in which Zareba and its subsidiaries operate; (3) any adverse change resulting from compliance with the terms of, or the taking of any action required by, the merger agreement; (4) changes in the law or accounting regulations or principles or interpretations thereof; (5) any change in Zareba’s stock price or trading volume, or any failure by Zareba to meet any internal or published projections, forecasts or revenue or earnings predictions (although the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); or (6) changes as a result of any action consented to in writing by Woodstream; or
o	would materially impair the consummation of the merger or any of the other transactions contemplated by the merger agreement;
•	before or at the time of the shareholders’ vote on the merger, the holders of not more than 10% of the issued and outstanding shares of Zareba common stock will have taken actions necessary to entitle them to statutory dissenters’ rights under the MBCA;

•	the cancellation of all outstanding options to acquire shares of Zareba common stock;

•	the receipt, filing, taking or making of all consents, approvals, actions and notices of or to any governmental authority required of Woodstream, Woodstream’s merger subsidiary, Zareba or any of Zareba’s subsidiaries to complete the merger, the failure of which to be obtained or taken is reasonably expected to materially impair the ability of the parties to complete the merger;

•	the termination of the rights granted to shareholders of Zareba under the rights agreement to which Zareba is a party without any rights issued thereunder becoming exercisable; and

•	the entry by Zareba into an agreement with JPMorgan Chase Bank, N.A. pursuant to which Woodstream or Zareba may, immediately after the effective time of the merger, pay without penalty all amounts owing under Zareba’s credit facility, and the termination of Zareba’s credit facility and the release of all mortgages, liens and encumbrances thereunder upon payment of all amounts owing under the credit facility.
     Conditions to Zareba’s Obligation. The obligation of Zareba to effect the merger is subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

•	Woodstream’s and Woodstream’s merger subsidiary’s representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and the effective time of the merger, except for inaccuracies that are not reasonably likely to impair completion of the merger;

•	Woodstream’s and Woodstream’s merger subsidiary’s compliance in all material respects with the agreements and obligations in the merger agreement required to be performed by it;

•	the approval of the merger agreement and the merger by Zareba’s shareholders by the vote required by the MBCA and Zareba’s articles of incorporation;

•	the absence of any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or governmental authority directing that any of the transactions contemplated by the merger agreement not be completed or any statute, rule or regulation enacted or promulgated that makes completion of any of the transactions contemplated by the merger agreement illegal; and

•	the receipt, filing, taking or making of all consents, approvals, actions and notices of or to any governmental authority required of Woodstream, Woodstream’s merger subsidiary, Zareba or any of Zareba’s subsidiaries to complete the merger, the failure of which to be obtained or taken is reasonably expected to materially impair the ability of the parties to complete the merger.
     We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.
Representations and Warranties
     Representations and Warranties of Zareba. Zareba makes various representations and warranties in the merger agreement with respect to us and our subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Our representations and warranties relate to, among other things:
•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement;

•	consents, approvals and filings required to consummate the merger;

•	reports filed with the SEC since July 1, 2006 and the financial statements included therein;

•	internal accounting controls and disclosure controls and procedures;

•	matters relating to this proxy statement;

•	compliance with listing and governance rules of the Nasdaq Capital Market;

•	undisclosed liabilities;

•	the conduct of our business, and the absence of certain changes in our business, since June 30, 2009;

•	tax matters;

•	title to, leasehold interests in, and the condition of certain real property and other material property;

•	matters relating to material contracts;

•	intellectual property matters;

•	pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	licenses and permits;

•	employee benefit plans and other employee benefit matters;

•	employee and labor matters;

•	environmental matters;

•	supplier and customer matters;

•	insurance matters;

•	anti-takeover provisions;

•	shareholder voting requirements;

•	transactions with affiliates and other related persons;

•	obligations to brokers and finders; and

•	the fairness opinion of Greene Holcomb & Fisher LLC.
     You should be aware that these representations and warranties made by us to Woodstream were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to our shareholders. Shareholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Woodstream, Zareba, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Woodstream or Zareba.
     Representations and Warranties of Woodstream. Woodstream makes various representations and warranties in the merger agreement with respect to it and its subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Woodstream’s representations and warranties relate to, among other things:
•	corporate matters, including due organization and qualification;

•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement;

•	consents, approvals and filings required to consummate the merger;

•	information to be supplied to us by Woodstream and Woodstream’s merger subsidiary for use in this proxy statement;

•	the availability of sufficient funds to deliver the merger consideration;

•	pending and threatened litigation;

•	obligations to brokers and finders; and

•	ownership of our stock.
     You should be aware that these representations and warranties made by Woodstream to us may be subject to important qualifications set forth in the merger agreement, and do not purport to be accurate as of the date of this proxy statement or provide factual information about Woodstream or Woodstream’s merger subsidiary to our shareholders.
Conduct of Business Pending the Merger
     Zareba has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. Zareba has agreed to use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and those of its subsidiaries, and to preserve for itself and for the surviving corporation the present relationships of Zareba and its subsidiaries with persons having significant business dealings with Zareba or any of its subsidiaries, and Zareba has agreed to use reasonable efforts to keep available to itself and to the surviving corporation the services of the present officers and employees of Zareba and its subsidiaries. Zareba has also agreed to, and to cause each of its subsidiaries to, except as otherwise consented to in writing by Woodstream, conduct its business and operations in the ordinary course consistent with past practice.
     Except as consented to in writing by Woodstream, Zareba will not:
•	amend its articles of incorporation or bylaws, except as required in connection with the merger;

•	increase or, except as required in connection with the merger, decrease the number of authorized shares of its capital stock;

•	split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

•	purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of Zareba or any of its subsidiaries or any options or other rights to purchase any such capital stock or other equity securities, or any securities convertible into or exchangeable for any such capital stock or other equity securities, except as otherwise contemplated by the merger agreement;

•	declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property, except for certain dividends between subsidiaries of Zareba and Zareba or other wholly-owned subsidiaries of Zareba; or

•	designate any class or series of shares of Zareba capital stock or increase the number of shares designated as Series A preferred stock.
     Zareba has also agreed not to, or to permit any of its subsidiaries to, except as otherwise consented to in writing by Woodstream:
•	issue, grant, sell, or pledge (except as required under the terms of Zareba’s credit facility with JP Morgan Chase Bank, N.A.) any shares of capital stock or other equity securities of Zareba or any of its subsidiaries (other than the issuance of shares of Zareba common stock upon the exercise of options) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or rights based upon the value of any such capital stock or other equity securities, or reprice or otherwise amend the terms of any options or any rights under the associates stock purchase plan;

•	purchase, lease, or otherwise acquire any assets or properties, other than those the fair value of which do not exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds) in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;

•	sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, other than inventory and obsolete equipment disposed of in the ordinary course of business consistent with past practice or as required under the terms of Zareba’s credit facility;

•	waive, release, grant, license, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness, other than indebtedness of Zareba to its wholly owned subsidiaries or of a wholly owned subsidiary to Zareba or its other wholly owned subsidiaries and indebtedness in the ordinary course of business under Zareba’s credit facility in an amount not to exceed the sum of $3,000,000 plus costs related to the due diligence and negotiation of the merger and the merger agreement and the preparation and distribution of this proxy statement, solicitation of proxies and the shareholders’ meeting to vote on the merger agreement and the merger at any time outstanding that may, by its terms, be prepaid without penalty at or prior to closing of the merger;

•	incur any other liability or obligation, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of others (except Zareba and its subsidiaries);

•	except as otherwise required by the merger agreement or as required by applicable law, enter into any new employee benefit plan or any new employment, severance, or consulting agreement, amend any existing employee benefit plan or any existing employment, severance, or consulting agreement, pay any bonus in connection with the transactions contemplated by the merger agreement, or grant any increases in compensation or benefits to directors or officers of Zareba or, other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice, to any other employees of Zareba; or hire any employees of Zareba except in the ordinary course of business and on terms consistent with past practice;

•	enter into, extend, renew, modify, or amend any collective bargaining agreement;

•	enter into any other material transaction, other than in the ordinary course of business consistent with past practices;

•	make any tax election (except as required by applicable law) or settle or compromise any material tax liability;

•	change any accounting principles used by it, unless required by generally accepted accounting principles;

•	settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;

•	enter into any agreement with any affiliate or related person of Zareba, other than agreements solely with Zareba and its wholly owned subsidiaries;

•	incur any expenses relating to due diligence, negotiation of the merger and the merger agreement, the preparation and distribution of this proxy statement, the solicitation of proxies, or the meeting of Zareba shareholders to vote on the merger agreement and the merger, collectively, in an amount that exceeds $1,200,000; or

•	enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

Additional Agreements
     Mutual Agreements. The parties have also agreed to take several other actions in the merger agreement, such as:
•	to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions to closing are satisfied and to complete the merger;

•	to use their reasonable best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings necessary to complete the transactions contemplated by the merger agreement;

•	to consult with each other before issuing any press release or making any public statements with respect to the merger before the effective time of the merger; and

•	to coordinate with each other with respect to all communications to the customers and suppliers of Zareba and its subsidiaries relating to the merger agreement.
     Zareba Agreements. In addition, Zareba has agreed to take certain actions, including the following:
•	to give Woodstream prompt written notice upon receipt by Zareba at any time before the effective time of the merger of any notice of intent to demand dissenters’ rights under the MBCA and any withdrawal of such notice;

•	to convene a special meeting of Zareba shareholders for the purpose of voting on the approval of the merger agreement and the merger and, unless Zareba’s board of directors otherwise determines in good faith in the exercise of its fiduciary duties, to solicit proxies in connection with the meeting in favor of such approval and otherwise use its reasonable best efforts to secure the approval of Zareba shareholders required to effect the merger;

•	to provide access to its offices and certain information regarding Zareba and its subsidiaries to Woodstream and its authorized representatives;

•	to amend its employee benefit plans to conform with applicable laws after the merger, and to take any actions necessary to terminate those employee benefits plans that Woodstream requests to be terminated;

•	to cause each outstanding option to acquire shares of Zareba common stock to be canceled in respect of a cash payment as described above in “—Treatment of Stock Options” and to terminate the associates stock purchase plan immediately prior to the effective time of the merger, including the cancellation of all outstanding options granted under that plan, and refund all amounts credited to the bookkeeping accounts of participants under that plan;

•	to notify Woodstream of the occurrence or nonoccurrence of any event that could be reasonably expected to have a material adverse effect, caused any representation or warranty of Zareba contained in the merger agreement to be untrue in any material respect, or caused any failure of Zareba to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by Zareba under the merger agreement; and

•	to take any actions necessary to fully vest the account balance under Zareba’s 401(k) plan for all participants who were employees of Zareba immediately before the effective time of the merger.
     Woodstream Agreements. Woodstream has also agreed to take, or refrain from taking, certain actions, including:
•	not to use any confidential information obtained from Zareba pursuant to the merger agreement for any purpose unrelated to the completion of the merger or the operation of Zareba following completion of the merger; and

•	for a period of six years after the effective time of the merger:
o	to cause all rights of indemnification, expense advance and reimbursement, and exculpation existing in favor of any director, officer or employee of Zareba or any of its subsidiaries immediately before the effective time of the merger as provided in Zareba’s articles of incorporation or bylaws or governing documents of any of its subsidiaries to survive with respect to matters occurring at or before the effective time of the merger;

o	to cause the surviving corporation to maintain in effect the current provisions regarding indemnification of directors, officers and employees contained in the articles of incorporation or bylaws (or provisions no less advantageous to persons who were directors, officer or employees immediately prior to the merger) and to indemnify the directors, officers and employees of Zareba and its subsidiaries to the fullest extent provided by applicable law against any judgments, penalties, fines, settlements and reasonable expenses in connection with any threatened, pending or completed proceeding to which such person is, or is threatened to be, made a party by reason of the former or present official capacity of such person; and

o	to cause the surviving corporation to maintain in effect either the current directors’ and officers’ liability insurance (or as much coverage as may be purchased for 200% of the current annual premium paid by Zareba for such insurance coverage) or a run-off policy with respect to the current policy of directors’ and officers’ liability insurance maintained by Zareba.
Employee Matters
     The merger agreement provides that the surviving corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the surviving corporation or any of its subsidiaries, except that an employee will be given credit for continuous service with Zareba or any of its affiliates before the effective time of the merger for purposes of determining eligibility and vesting under each employee benefit plan that Woodstream, the surviving corporation or any of their respective subsidiaries provides to such employees after the effective time of the merger.
     Woodstream has agreed to take certain other actions with respect to employee matters, such as:

•	to, and to cause the surviving corporation to, satisfy and honor certain employment and severance agreements; and

•	to continue Zareba’s benefit plans or, upon termination of the benefit plans, to, with respect to employees of Zareba as of the effective time of the merger who continue as employees of the surviving corporation:
o	for a period of two years after the effective time of the merger, provide employee benefit plans and arrangements to those employees while employed by the surviving corporation that are no less favorable in the aggregate than those provided to similarly situated employees of the surviving corporation;

o	provide that each of those employees will have the use of any amounts in their flexible spending accounts;

o	extend participation to those employees and their dependents and beneficiaries to any corresponding employee welfare benefit plan maintained by Woodstream, the surviving corporation, or any of its successors, and use reasonable best efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to such plans (to the extent permitted by applicable law and the applicable plans) and provide those employees with credit for co-payments and deductibles paid under the corresponding plan (to the extent permitted by applicable law and the applicable plans); and

o	provide access to COBRA continuation coverage to applicable employees and their dependents and beneficiaries at the individual’s expense.
Acquisition Proposals by Third Parties
     Until the earlier of the effective time of the merger or termination of the merger agreement, Zareba has agreed that it and its officers, directors, employees, financial advisers, legal counsel, representatives, agents and subsidiaries will not, directly or indirectly:
•	solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, arrangement, or other business combination involving Zareba or any of its subsidiaries, a sale of substantial assets of Zareba and its subsidiaries, taken as a whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of Zareba or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving Zareba or any of its subsidiaries, other than the transactions contemplated by the merger agreement;

•	engage in discussions or negotiations with third parties regarding any acquisition proposals, or afford access to the properties, books, records, or personnel of Zareba or any of its subsidiaries to any third party that is considering making or has made an acquisition proposal;

•	enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an acquisition proposal; or

•	otherwise agree to or recommend any acquisition proposal.
     However, before the approval of the merger agreement and the merger at the special meeting of Zareba shareholders, Zareba may furnish non-public information or afford access to the properties, books, records, or personnel of Zareba or any of its subsidiaries to, or enter into discussion or negotiations with, any third party in connection with an acquisition proposal if and only to the extent that:
•	Zareba’s board of directors, in the exercise of its fiduciary duties, determines in good faith (after consultation with Zareba’s financial adviser and outside legal counsel) that the acquisition proposal is, or is reasonably likely to result in, a superior proposal;

•	the acquisition proposal was not solicited, sought, initiated or encouraged in violation of the merger agreement; and

•	before furnishing any non-public information, affording access to properties, books, records, or personnel, or entering into discussions or negotiations, Zareba received from the third party an executed confidentiality agreement with terms no less favorable to Zareba than those contained in the confidentiality agreement between Zareba and Woodstream.
     Zareba has agreed:
•	to cease immediately all existing activities, discussions and negotiations with any third parties conducted before the date of the merger agreement with respect to any acquisition proposals;

•	not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless Zareba’s board of directors determines in good faith (after consulting with Zareba’s financial adviser and outside legal counsel) that such action is required for the board to comply with its fiduciary duties;

•	to notify Woodstream immediately after receipt by Zareba or its advisers of any acquisition proposal or any request for non-public information or access to the properties, books, records, or personnel of Zareba or any of its subsidiaries; and

•	to keep Woodstream informed, on a current basis, of the status of any discussions or negotiations regarding any acquisition proposal and the terms being discussed or negotiated (including changes or amendments thereto).
     As used in the merger agreement, “superior proposal” means:
•	a bona fide written proposal made by a third party involving a majority of the fair value of Zareba’s assets or a majority of Zareba’s common stock;

•	that specifies a price per share to be paid for Zareba common stock that is in excess of the $9.00 per share merger consideration;

•	that was not solicited, sought, initiated or encouraged by Zareba in violation of the merger agreement; and

•	that, in the good faith judgment of Zareba’s board of directors (after consulting with Zareba’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by Zareba’s board of directors in the exercise of its fiduciary duties, the legal, financial, regulatory, and other aspects of the acquisition proposal and the third party making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the third-party transaction and other conditions to consummation):
o	if accepted, is reasonably likely to be consummated; and

o	if consummated, would result in a transaction that is more favorable to Zareba’s shareholders (in their capacity as shareholders), from a financial point of view, than the merger.
     Zareba’s board of directors may withdraw, qualify or adversely modify its approval and recommendation of the merger agreement and the merger only if it determines in good faith (after consultation with Zareba’s financial adviser and outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Minnesota Law. If Zareba’s board of directors determines in good faith in the exercise of its fiduciary duties (after consultation with Zareba’s financial adviser and outside legal counsel) not to recommend or continue to recommend the merger agreement and the merger because of a superior proposal if Woodstream does not match the superior proposal, then:
•	Zareba will, at least five business days before Zareba’s board of directors may take such action not to recommend or continue to recommend the merger agreement and the merger, give Woodstream written notice of the superior proposal and furnish Woodstream with a copy of the definitive agreement Zareba is prepared to execute following termination of the merger agreement and afford a reasonable opportunity to Woodstream within the five-business-day period to make such adjustments to the merger agreement as would enable Zareba’s board of directors to maintain its recommendation of the merger agreement and the merger to Zareba’s shareholders; and

•	Zareba’s board of directors will not withdraw, qualify or adversely modify its approval and recommendation of the merger agreement because of the superior proposal if Woodstream submits to Zareba during the five-business-day period a legally binding, executed offer to enter into an amendment to the merger agreement reflecting adjustments to enable Zareba’s board of directors to maintain its recommendation of the merger agreement and the merger, unless Zareba’s board of directors will have determined in good faith (after consultation with Zareba’s financial adviser and outside legal counsel) that the transactions contemplated by the merger agreement, as modified, would not, if consummated, result in a transaction that is at least as favorable to Zareba’s shareholders (in their capacity as shareholders) from a financial point of view as the superior proposal.
     Zareba’s board of directors may recommend, approve, accept or agree to a superior proposal only if the merger agreement will have been, or is, concurrently terminated by Woodstream or Zareba or by Woodstream and Zareba in accordance with the terms of the merger agreement and the payment of the termination fees described below will have been made.
     Zareba’s obligation to call and hold the shareholders’ meeting and to submit the approval of the merger agreement and the merger to a vote of Zareba’s shareholders at the meeting will not be affected by the announcement or commencement of, or Zareba’s receipt of, an acquisition proposal or by any withdrawal, qualification or adverse modification of Zareba’s board of directors’ approval and recommendation of the merger agreement and the merger.
Termination of the Merger Agreement
     General.
     Zareba and Woodstream may agree to terminate the merger agreement before the effective time of the merger by mutual written consent. In addition, either Zareba or Woodstream may unilaterally terminate the merger agreement if:
•	the merger has not been consummated on or before August 31, 2010, unless such failure of consummation is due to failure by the party seeking to terminate the merger agreement to comply in all material respects with, or the material breach by such party of, the terms, provisions, covenants, and agreements contained in this Agreement; or

•	the shareholders of Zareba fail to approve the merger agreement and the merger by the vote required by the MBCA and Zareba’s articles of incorporation at the first meeting of shareholders called for that purpose or any adjournment thereof.
     Termination of the Merger Agreement by Woodstream.
     Woodstream may terminate the merger agreement if:
•	any of the conditions to its and Woodstream’s merger subsidiary’s obligations to effect the merger becomes impossible to fulfill, other than for reasons totally within the control of Woodstream or Woodstream’s merger subsidiary, and has not been waived in writing by Woodstream;

•	Zareba fails to call or hold the shareholders’ meeting to vote on the approval of the merger agreement and the merger, to solicit proxies in connection with such meeting in favor of approval of the merger agreement and the merger, or to conduct the vote to approve the merger agreement and the merger at the meeting or any adjournment thereof, in each case in compliance with the merger agreement;

•	Zareba’s board of directors fails to recommend the merger to Zareba’s shareholders or makes, or publicly announces an intent to make, a withdrawal, qualification, or adverse modification of its approval and recommendation of the merger agreement and the merger;

•	Zareba’s board of directors or any committee thereof accepts, recommends, approves, or agrees to, or makes a determination to accept, recommend, approve or agree to, an acquisition proposal or any proposal for a third-party transaction;

•	Zareba enters into any agreement for a third-party transaction; or

•	Zareba materially breaches its obligations not to solicit acquisition proposals.
     As used in the merger agreement, “third-party transaction” means:

•	an acquisition after the date of the merger agreement of 10% or more of the total equity interests of Zareba or 25% or more, on a fair-market-value basis, of the total assets of Zareba and its subsidiaries on a consolidated basis;

•	the adoption by Zareba of a plan of liquidation or dissolution;

•	the repurchase of, or recapitalization involving, 10% or more of Zareba’s outstanding equity interests; or

•	the payment of an extraordinary dividend or other distribution on Zareba common stock equal to 10% or more of the common stock’s then-current market price.
     Termination of the Merger Agreement by Zareba.
     Zareba may terminate the merger agreement if any of the conditions to its obligation to effect the merger becomes impossible to fulfill, other than for reasons totally within the control of Zareba, and has not been waived in writing by Zareba.
     Effect of Termination
     If the merger agreement is terminated as described above, no party to the merger agreement will have any liability or further obligation to any other party to the merger agreement except, if applicable, to pay the termination fee and expense reimbursement described below or except with respect to a material breach of the merger agreement by a party to the merger agreement.
     Termination Fee
     Under certain circumstances Zareba is required to pay to Woodstream a termination fee of $800,000 and to reimburse Woodstream’s transaction expenses in an amount of up to $200,000. The termination fee and expense reimbursement would become payable if the merger agreement is terminated under any of the following circumstances:
•	Woodstream terminates the merger agreement because:
o	Zareba fails to call or hold the shareholders’ meeting, to solicit proxies in connection with such meeting, or to conduct the vote to approve the merger agreement and the merger at the meeting, in each case in compliance with the merger agreement;

o	Zareba’s board of directors fails to recommend the merger to Zareba’s shareholders or makes, or publicly announces an intent to make, a withdrawal, qualification, or adverse modification of its approval and recommendation of the merger agreement and the merger;

o	Zareba’s board of directors or any committee thereof accepts, recommends, approves, or agrees to, or makes a determination to accept, recommend, approve or agree to, an acquisition proposal or any proposal for a third-party transaction;

o	Zareba enters into any agreement for a third-party transaction; or

o	Zareba materially breaches its obligations not to solicit acquisition proposals; or
•	The merger agreement is terminated:
o	for one of the following reasons:
▪	by Zareba or Woodstream because the closing date has failed to occur on or before August 1, 2010 or because the shareholders of Zareba fail to approve the merger agreement and the merger; or

▪	by Woodstream because before or at the time of the shareholders’ vote on the merger the holders of more than 10% of the issued and outstanding shares of Zareba common stock will have taken actions necessary to entitle them to statutory dissenters’ rights under the MBCA; and
o	both of the following occur:
▪	after execution and before termination of the merger agreement an acquisition proposal is made; and

▪	within 12 months after termination of the merger agreement Zareba or any of its subsidiaries enters into a definitive agreement for a third-party transaction and consummates such transaction.
Amendment of the Merger Agreement
     The merger agreement may be amended, modified, or supplemented by written agreement of Woodstream, Woodstream’s merger subsidiary and Zareba at any time before the effective time of the merger with respect to any of the terms contained in the merger agreement, except that after the shareholder meeting, the merger consideration may not be decreased and the form of merger consideration may not be altered without the approval of Zareba’s shareholders.
Expenses
     Except as described in “—Termination of the Merger Agreement” and “—Termination Fee,” in general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

     Zareba common stock is traded on the Nasdaq Capital Market under the symbol “ZRBA.” The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by Nasdaq. These prices do not include adjustments for retail markups, markdowns or commissions.

	High	Low
Fiscal Year Ending June 30, 2010
Third Quarter (through January 27)	$8.80	$4.39
Second Quarter	5.25	4.37
First Quarter	5.55	2.00

Fiscal Year Ended June 30, 2009
Fourth Quarter	$2.89	$1.31
Third Quarter	2.85	1.12
Second Quarter	2.64	1.08
First Quarter	2.75	1.19

Fiscal Year Ended June 30, 2008
Fourth Quarter	$4.45	$2.20
Third Quarter	5.93	3.76
Second Quarter	6.70	4.23
First Quarter	7.99	5.33
     On January 11, 2010, the last trading day before the announcement of the merger agreement, the high, low and closing sales prices per share of Zareba common stock as reported by Nasdaq were each $4.51. On      , 2010, the last trading day before the date of this proxy statement, the high, low and closing sales prices per share of Zareba common stock as reported by Nasdaq were $       , $        and $       , respectively. On August 12, 2009, the last trading day before the announcement of the proposed deregistration transaction, the high, low and closing sales prices per share of Zareba common stock as reported by Nasdaq were each $2.10. On September 10, 2009, the last trading day before the announcement of Zareba’s intention to pursue other strategic alternatives to enhance shareholder value, the high, low and closing sales prices per share of Zareba common stock as reported by Nasdaq were $3.99, $3.90 and $3.97, respectively. You should obtain current market price quotations for Zareba common stock in connection with voting your shares.
     On the record date for the special meeting, there were approximately            holders of record of Zareba common stock.
     Zareba elected to retain cash for reinvestment in its business and did not pay a dividend in fiscal 2008, 2009, or prior to the execution of the merger agreement in fiscal 2010. Under the merger agreement, Zareba has made a covenant not to pay a dividend prior to the effective time of the merger.

DISSENTERS’ RIGHTS

     Sections 302A.471 and 302A.473 of the MBCA entitle any holder of Zareba common stock as of the record date for the special meeting, in lieu of receiving the payment to which such shareholder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the “fair value” of the shares of stock held by such shareholder. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THESE DISSENTERS’ RIGHTS SHOULD REVIEW CAREFULLY THE PROVISIONS OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT (COPIES OF WHICH ARE ATTACHED AS ANNEX C TO THIS PROXY STATEMENT), PARTICULARLY THE SPECIFIC PROCEDURAL STEPS REQUIRED TO PERFECT SUCH RIGHTS. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.
     Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing in Annex C to this proxy statement) is a brief description of the procedures relating to the exercise of dissenters’ rights. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.
     Under Section 302A.473, Subd. 3, a holder of Zareba common stock (as of the record date for the special meeting) who wishes to exercise dissenters’ rights (a “dissenter”) must file with Zareba (at Zareba Systems, Inc., 13705 26th Avenue N., Suite 102, Minneapolis, Minnesota 55441, Attention: John A. Grimstad, Secretary), before the vote on the merger, a written notice of intent to demand the “fair value” of Zareba’s shares owned by the shareholder. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE MERGER. A VOTE AGAINST THE MERGER WILL NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE. HOWEVER, THE SUBMISSION OF A BLANK PROXY WILL CONSTITUTE A VOTE IN FAVOR OF THE MERGER AND A WAIVER OF STATUTORY DISSENTERS’ RIGHTS.
     If the merger is approved by Zareba’s shareholders, Zareba will send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares and who did not vote their shares in favor of the merger a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation (i) the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received and (ii) a form to be used to certify the date on which the dissenter (or the beneficial owner on whose behalf the dissenter dissents) acquired such shares of stock (or an interest in them) and to demand payment. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from Zareba is given. Under Minnesota law, notice by mail is given by Zareba when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, WILL NOT BE A DISSENTER AND WILL LOSE THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3, BUT WILL BE ENTITLED TO THE MERGER CONSIDERATION OF $9.00 PER SHARE PAYABLE UNDER THE MERGER AGREEMENT, WHICH MAY BE MORE OR LESS THAN OR EQUAL TO THE FAIR VALUE OF THE SHARES DETERMINED UNDER MINNESOTA STATUTES SECTION 302A.473.

     Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with Zareba as required by the notice, then after the effective time of the merger or the receipt of the demand, whichever is later, Zareba will pay the dissenter an amount which Zareba estimates to be the fair value of the dissenter’s shares of common stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of common stock immediately before the effective date of the merger and “interest” means interest commencing five days after the effective date of the merger until the date of payment, calculated at the statutory interest rate. The payment must be accompanied by (i) Zareba’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger and Zareba’s latest available interim financial statements and (ii) a brief description of the method used by Zareba to reach such estimate.
     If the dissenter believes the payment received from Zareba is less than the fair value of the shares of common stock, with interest, if any, such dissenter must give written notice to Zareba of his or her own estimate of the fair value of the shares of common stock, with interest, if any, within 30 days after the date of Zareba’s remittance, and must demand payment of the difference between his or her estimate and Zareba’s remittance. If the dissenter fails to give written notice of such estimate to Zareba within the 30-day time period, such dissenter will be entitled only to the amount remitted by Zareba.
     Zareba may withhold such remittance with respect to shares of common stock for which the dissenter demanding payment was not the registered owner (or the person on whose behalf such dissenter acts was not the beneficial owner) as of the first public announcement date of the merger (the “public announcement date”). As to each such dissenter who has validly demanded payment, following the effective time or the receipt of demand, whichever is later, Zareba will mail its estimate of the fair value of such dissenter’s shares of common stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that Zareba’s offer is for less than the fair value of the shares of common stock, with interest, if any, such dissenter must give written notice to Zareba of his or her own estimate of the fair value of the shares of common stock, with interest, if any, and demand payment of this amount within 30 days after the mailing of Zareba’s offer. If the dissenter fails to give written notice of such estimate to Zareba within the 30-day time period, such dissenter will be entitled only to the amount offered by Zareba.
     If Zareba and the dissenter (including both a dissenter who purchased shares of common stock on or prior to the public announcement date and a dissenter who purchased shares of common stock after the public announcement date who have complied with their respective demand requirements) cannot settle the dissenter’s demand within 60 days after Zareba receives the dissenter’s estimate of the fair value of his or her shares of common stock, then Zareba will file a petition in a court of competent jurisdiction in Hennepin County, Minnesota, requesting that the court determine the statutory fair value of common stock with interest, if any. All dissenters whose demands are not settled within the applicable 60-day settlement period will be made parties to this proceeding.
     The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Zareba or a dissenter. The fair value of the shares as determined by the court is binding on all shareholders and may be less than, equal to or greater than the $9.00 per share price to be paid if the merger is completed. Each dissenter is entitled to judgment in cash for the amount by which the fair value of the shares of common stock as determined by the court, plus interest, exceeds the estimated payment previously remitted by Zareba to the dissenter. However, under the statute, dissenters are not liable to Zareba for the amount, if any, by which payments remitted by Zareba to the dissenters exceed the fair value of such shares determined by the court, plus interest. The costs and expenses of this court proceeding will be assessed against Zareba, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights themselves must obtain and submit the registered owner’s written consent at or before the time they file the notice of intent to demand fair value.
     If the court finds that Zareba has failed to comply substantially with Section 302A.473, the court also may assess against Zareba such fees and expenses, if any, of attorneys and experts as the court deems equitable. Such fees and expenses may also be assessed against any person who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
     Under Section 302A.471, Subd. 2, a holder of Zareba common stock may not assert dissenters’ rights with respect to less than all of the shares of common stock registered in the shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.
     Under Section 302A.471, Subd. 4, a holder of Zareba common stock has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or Zareba.

ADJOURNMENT OF THE SPECIAL MEETING
     Zareba is asking its shareholders to vote on a proposal to adjourn the special meeting, if necessary, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. The proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereat.
     Shares voted as abstaining on the proposal will have the same effect as a vote against the proposal to adjourn the special meeting. Broker non-votes will have no effect on the proposal to adjourn the special meeting. If your shares are held in “street name” by a broker, and you do not instruct your broker on how to vote on the proposal to adjourn the special meeting, your broker will not have discretionary authority to vote your shares on the proposal. If you grant a proxy without voting instructions, your shares will be voted in favor of the proposal to adjourn the special meeting. The special committee and the board of directors recommend that you vote FOR the proposal to adjourn the special meeting, if necessary, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT OF ZAREBA

PRINCIPAL SHAREHOLDERS
     The following table provides information concerning the only persons known to us to be the beneficial owners of more than 5% of our outstanding common stock as of January 27, 2010.
     Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 2,498,779 shares of common stock outstanding on January 27, 2010.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class
Duane Schiefelbein 1670 Robert Street, P.O. Box 357 West St. Paul, MN 55118-3919	177,084	(1)	7.1%
Woodland Investment Company 4400 State Highway 360, Grapevine, TX 76051	258,000	(2)	10.3%
Heartland Advisors, Inc. 789 North Water Street, Milwaukee, WI 53202	176,167	(3)	7.1%
Nicole F. Kohl Gift Trust 4400 State Highway 360, Grapevine, TX 76051	135,000	(4)	5.4%

(1)	Represents 6,216 shares held by Mr. Schiefelbein and 170,868 shares held by Peace Shalom Foundation. Mr. Schiefelbein is the trustee of Peace Shalom Foundation and has voting and investment power with respect to such shares. We have relied upon information contained in a Schedule 13G/A filed with the Securities and Exchange Commission by Mr. Schiefelbein on January 8, 2009 and information provided to us.

(2)	According to information known to us, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared with Atlee M. Kohl and Nicole F. Kohl, each of whom are thereby deemed to be beneficial owners of such shares.

(3)	Represents shares held for clients of Heartland Advisors, Inc. (“Heartland”), over which Heartland has shared dispositive power, and William J. Nasgovitz, President and principal shareholder of Heartland, may be deemed to have both voting and investment power. We have relied upon information contained in a Form 13F-HR filed with the Securities and Exchange Commission by Heartland on November 13, 2009.

(4)	According to information known to us, the power to vote and dispose (or to direct the vote or disposition) of such shares is shared by the Northern Trust Company and Atlee M. Kohl, trustees of the Kohl Gift Trust. Mr. Kohl is deemed to be a beneficial owner of such shares.

MANAGEMENT SHAREHOLDINGS
     The following table sets forth the beneficial ownership of our common stock as of January 27, 2010 by (i) each director, (ii) each executive officer, and (iii) all directors and executive officers as a group.
     Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 2,498,779 shares of common stock outstanding on January 27, 2010.

	Number of Shares
Name of Officer or Director	Beneficially Owned(1)	Percent of Class
Dale A. Nordquist	50,673(2)	2.0%
Michael L. Bochert	5,025(3)	*
Eugene W. Courtney	10,025(4)	*
William R. Franta	20,000(5)	*
John A. Grimstad	45,875(6)	1.8%
Donald J. Dalland	11,699(7)	*
Jeffrey S. Mathiesen	2,318	*
Officers and Directors as a Group (7 persons)	145,615(8)	5.6%

*	Less than 1%.
(1)	Under the rules of the Securities and Exchange Commission, an individual is also deemed to beneficially own shares which are not outstanding but which the individual has the right to acquire as of January 27, 2010 or within 60 days of such date. Such shares not outstanding but so deemed beneficially owned are treated as outstanding when determining the percent of the class owned by the particular individual and when determining the percent owned by the group.

(2)	Includes 20,025 shares which may be purchased by Mr. Nordquist upon exercise of options which are exercisable within 60 days of January 27, 2010.

(3)	Represents 5,025 shares which may be purchased by Mr. Bochert upon exercise of options which are exercisable within 60 days of January 27, 2010.

(4)	Represents 10,025 shares which may be purchased by Mr. Courtney upon exercise of options which are exercisable within 60 days of January 27, 2010.

(5)	Represents 20,000 shares which may be purchased by Mr. Franta upon exercise of options which are exercisable within 60 days of January 27, 2010.

(6)	Includes 3,300 shares held by Mr. Grimstad’s wife and 20,000 shares which may be purchased by Mr. Grimstad upon exercise of options which are exercisable within 60 days of January 27, 2010.

(7)	Includes 4,875 shares which may be purchased by Mr. Dalland upon exercise of options which are exercisable within 60 days of January 27, 2010.

(8)	Includes 79,950 shares which may be purchased by officers and directors upon exercise of options which are exercisable within 60 days of January 27, 2010.

SHAREHOLDER PROPOSALS

     If the merger is completed, we do not intend to hold an annual meeting of shareholders in 2010, we will no longer be a publicly held company and there will be no public participation in any future meetings of the shareholders of Zareba.
          If the merger is not completed for any reason, we will hold an annual meeting of shareholders in 2010. In such event, we will inform you, by press release or other reasonable means, of the date by which we must receive shareholder proposals for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with SEC rules and regulations, as well as the date by which we must receive shareholder proposals submitted outside the processes of Rule 14a-8 under the Exchange Act for consideration at the annual meeting.
WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at Station Place, 100F Street, N.W., Washington, D.C. 20549.
     You may obtain information regarding the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F. Street N.W., Washington, D.C. 2549, at prescribed rates.
     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning Zareba, without charge, by written or telephonic request directed to us at Zareba Systems, Inc., 13705 26th Avenue N., Suite 102, Minneapolis, Minnesota 55441, (763) 551-1125, Attention Jeffery S. Mathiesen, Chief Financial Officer.
     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated      , 2010. You should not assume that the information contained n this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
among
WOODSTREAM CORPORATION,
WDST, INC.
and
ZAREBA SYSTEMS, INC.
Dated as of January 11, 2010

ARTICLE I THE MERGER		A-5
1.1	Generally	A-5
1.2	Effective Time	A-5
1.3	Articles of Incorporation of the Surviving Corporation	A-6
1.4	Bylaws of the Surviving Corporation	A-6
1.5	Directors and Officers of the Surviving Corporation	A-6
1.6	Conversion of Shares	A-6
1.7	Dissenters’ Rights	A-7
1.8	Stock Options	A-7
1.9	Payment for Shares	A-8
1.10	No Further Rights or Transfers	A-9

ARTICLE II CLOSING		A-10
2.1	Time and Place	A-10
2.2	Deliveries at the Closing	A-10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-10
3.1	Corporate Organization and Qualification	A-10
3.2	Capitalization	A-11
3.3	Authority	A-13
3.4	Securities Reports	A-15
3.5	Undisclosed Liabilities	A-16
3.6	Absence of Changes	A-16
3.7	Taxes	A-17
3.8	Properties	A-19
3.9	Contracts	A-21
3.10	Intellectual Property	A-23
3.11	Litigation	A-26
3.12	Compliance with Laws	A-26
3.13	Licenses and Permits	A-26
3.14	Employee Plans	A-26
3.15	Labor Matters	A-29
3.16	Environmental	A-29
3.17	Suppliers and Customers	A-30
3.18	Insurance	A-31
3.19	Anti-Takeover Provisions	A-31
3.20	Shareholder Voting Requirement	A-32
3.21	Associate Transactions	A-32
3.22	Brokers; Finders	A-32
3.23	Fairness Opinion	A-32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		A-32
4.1	Corporate Organization	A-32
4.2	Authority	A-33
4.3	Proxy Statement	A-33
4.4	Adequate Funds	A-34
4.5	Litigation	A-34
4.6	Brokers; Finders	A-34
4.7	Anti-Takeover Provisions	A-34

ARTICLE V PRE-CLOSING COVENANTS		A-34
5.1	Operation of Business of the Company	A-34
5.2	Shareholders’ Meeting; Proxy Statement	A-37
5.3	No Shopping	A-39
5.4	Access to Information	A-43
5.5	Amendment or Termination of Company’s Employee Plans	A-43
5.6	Stock Options and Associates Stock Purchase Plan	A-43
5.7	Reasonable Best Efforts	A-44
5.8	Consents	A-44
5.9	Public Announcements	A-44
5.10	Notification of Certain Matters	A-44
5.11	Certain Communications	A-45

ARTICLE VI OTHER COVENANTS		A-45
6.1	Indemnification	A-45
6.2	D&O Liability Insurance	A-46
6.3	Employment and Employee Benefits	A-46

ARTICLE VII CONDITIONS		A-48
7.1	Conditions to the Obligations of Parent and Sub	A-48
7.2	Conditions to the Obligation of the Company	A-52

ARTICLE VIII TERMINATION		A-53
8.1	Termination	A-53
8.2	Procedure and Effect of Termination	A-53
8.3	Termination Fee	A-54

ARTICLE IX MISCELLANEOUS		A-54
9.1	Termination of Representations and Warranties	A-54
9.2	Amendment and Modification	A-55
9.3	Waiver of Compliance; Consents	A-55
9.4	Expenses	A-55
9.5	Additional Agreements	A-55
9.6	Notices	A-55

9.7	Assignment; No Third-Party Beneficiaries	A-56
9.8	Interpretation	A-57
9.9	Governing Law	A-58
9.10	Counterparts	A-58
9.11	Headings	A-58
9.12	Disclosure Schedule	A-58
9.13	Specific Performance	A-58
9.14	Entire Agreement	A-59
9.15	WAIVER OF JURY TRIAL	A-59

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made as of January 11, 2010 among Woodstream Corporation, a Pennsylvania corporation (“Parent”), WDST, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”), and Zareba Systems, Inc., a Minnesota corporation (the “Company”). The Company and Sub are sometimes collectively referred to as the “Constituent Corporations.”
Recitals
     A. The respective Boards of Directors of the Company, Parent, and Sub deem a merger of Sub with and into the Company under the terms hereof (the “Merger”) advisable, fair to and in the best interests of their respective corporations and their respective shareholders.
     B. The Boards of Directors of the Company, Parent, and Sub have, by resolutions duly adopted, unanimously approved this Agreement and the Merger, and the Boards of Directors of the Company and Sub have directed that this Agreement and the Merger be submitted to a vote of the shareholders of their respective Constituent Corporations in accordance with the Minnesota Business Corporation Act (the “MBCA”).
     C. Parent, as the sole shareholder of Sub, has, by resolution duly adopted, approved this Agreement and the Merger as contemplated by the MBCA.
     D. The Company, Sub, and Parent desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein.
Agreement
     The parties therefore agree as follows:
Article I
The Merger
     1.1 Generally. At the Effective Time (as defined in Section 1.2), and in accordance with the terms of this Agreement and the MBCA, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease, and the Company will be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”). At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCA.
     1.2 Effective Time. Subject to the receipt of the vote of the shareholders of the Company approving this Agreement and the Merger and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article VII, the Company and Sub will execute in the manner required by the MBCA and file with the Secretary of State of the State of Minnesota articles of merger with respect to the Merger in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA (the “Articles of Merger”).

The Merger will become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Minnesota in accordance with the MBCA or at such later time or date, if any, as Parent and the Company mutually agree and set forth in the Articles of Merger. The term “Effective Time” means the date and time when the Merger becomes effective.
     1.3 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Sub, a copy of which is attached hereto as Exhibit A, will be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the MBCA, except that, from and after the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation will be amended, by virtue of the Merger and this Agreement and without any further action by the Constituent Corporations, so that the name of the Surviving Corporation will be “Zareba Systems, Inc.”
     1.4 Bylaws of the Surviving Corporation. The Bylaws of Sub in effect immediately before the Effective Time will be deemed, by virtue of the Merger and without further action by the shareholders or directors of the Surviving Corporation or Sub, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the MBCA and the Articles of Incorporation, except that all references therein to the name of Sub will be amended to be references to Zareba Systems, Inc..
     1.5 Directors and Officers of the Surviving Corporation. The directors of Sub immediately before the Effective Time will be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Bylaws of the Surviving Corporation. The officers of Sub immediately before the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.
     1.6 Conversion of Shares. The manner and basis of converting the shares of each of the Constituent Corporations in the Merger at the Effective Time will be as follows:
     (a) Each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), that is issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined in Section 1.7) and (ii) shares of Company Common Stock held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company immediately before the Effective Time) will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $9.00 in cash (the “Merger Consideration”), prorated for any fractional shares of Company Common Stock.
     (b) Each share of common stock of Sub, par value $.01 per share, that is issued and outstanding immediately before the Effective Time will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, which will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.
     (c) Each share of Company Common Stock held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company immediately before the Effective Time will be canceled and cease to exist at and after the Effective Time, and no payment will be made with respect thereto.
1.7 Dissenters’ Rights.
     (a) Notwithstanding Section 1.6 hereof, shares of Company Common Stock issued and outstanding immediately before the Effective Time, if any, that are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters’ rights with respect to such shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights (“Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration for such shares, but instead will be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such person effectively withdraws or loses such person’s right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such person effectively withdraws or loses such right, then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest.
     (b) Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of such Dissenting Shares and does not effectively withdraw or lose such right to payment, will receive payment therefor (plus interest determined in accordance with Section 302A.473 of the MBCA) from the Surviving Corporation.
     (c) The Company will give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any             shares of Company Common Stock under Section 302A.473 of the MBCA and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time, and prior to the Effective Time, Parent and Sub will have the right to direct all negotiations and proceedings with respect to the Dissenting Shares.
     1.8 Stock Options. Each holder of an option to purchase shares of Company Common Stock that has been heretofore granted under any employee or director stock option or compensation plan or other arrangement with the Company (other than the 1997 Associates Stock Purchase Plan (the “1997 Plan”)) and that is outstanding and has not expired immediately before the Effective Time (collectively, the “Options”) will be entitled (whether or not the

Option is then exercisable) to receive in cancellation of the Option and in lieu of any other awards with respect to the Option, promptly after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of the Option, multiplied by the number of shares of Company Common Stock subject to the Option immediately before the Effective Time (the “Option Settlement Amount”), but subject to all required tax withholdings by the Surviving Corporation. Each Option will be cancelled immediately before the Effective Time.
1.9 Payment for Shares.
     (a) At or before the Effective Time, Parent or Sub will deposit, or cause to be deposited, in immediately available funds with Wells Fargo Bank, N.A., or another disbursing agent selected by Parent and reasonably acceptable to the Company that is organized under the laws of the United States or any state of the United States with capital, surplus, and undivided profits of at least $500 million (the “Disbursing Agent”), an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares and any shares then held of record by Parent, Sub, any other direct or indirect subsidiary of Parent, or any direct or indirect subsidiary of the Company), prorated for any fractional shares, times (ii) the Merger Consideration (such product referred to as the “Fund”). Out of the Fund, the Disbursing Agent will make the payments referred to in Section 1.6(a), subject to the requirements of Section 1.9(b). The Disbursing Agent will invest portions of the Fund as Parent or the Surviving Corporation directs, provided that all such investments will be held as cash or in obligations of or guaranteed by the United States, in commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or in certificates of deposit, bank repurchase agreements, or bankers’ acceptances of commercial banks with capital, surplus, and undivided profits of at least $500 million (collectively, “Permitted Investments”), or in money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent, and will be remitted from time to time by the Disbursing Agent upon the request of Parent. Any amount remaining in the Fund after six months after the Effective Time may be refunded to Parent at its option, provided that the Surviving Corporation will continue to be liable for any payments required to be made thereafter pursuant to Section 1.6(a) and this Section 1.9, subject to applicable abandoned property, escheat, or similar laws.
     (b) As soon as practicable after the Effective Time, the Disbursing Agent will mail to each holder of record (other than Parent, Sub, any other direct or indirect subsidiary of Parent or any direct or indirect subsidiary of the Company) of a certificate (a “Certificate”) or shares in book entry form that immediately before the Effective Time represented issued and outstanding shares of Company Common Stock (other than holders of Dissenting Shares), a letter of transmittal (the “Letter of Transmittal”) for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates or shares held in book entry form and to receive cash for each of such holder’s shares of Company Common Stock under Section 1.6(a). The Letter of

Transmittal will specify that delivery will be effected, and risk of loss will pass, only upon proper delivery of the Certificate to the Disbursing Agent. The Disbursing Agent, as soon as practicable following (1) in the case of shares of Company Common Stock represented by a Certificate, receipt of any such Certificate, or (2) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Disbursing Agent, in each case together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, will pay, by wire transfer, check, or draft, to the persons entitled thereto, the sum of the amounts determined by multiplying (i) the number of such shares of Company Common Stock by (ii) the Merger Consideration (prorated for fractional shares of Company Common Stock, if any). All of the foregoing payments will be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or the shares held in book entry form. If payment is to be made to a person other than the person in whose name the Certificate or shares in book entry form surrendered is registered, it will be a condition of payment that the Certificate or shares in book entry form so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or shares in book entry form surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.
     (c) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to have been lost, stolen, or destroyed, the amount to which such person would have been entitled under Section 1.9(b) but for failure to deliver the Certificate to the Disbursing Agent will nevertheless be paid to such person, provided that the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Parent, the Surviving Corporation, and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the sole discretion of the Surviving Corporation or the Disbursing Agent, a bond in such sum as the Surviving Corporation or the Disbursing Agent may reasonably direct as indemnity against any claim that may be had against Parent, the Surviving Corporation, or the Disbursing Agent with respect to the Certificate alleged to have been lost, stolen, or destroyed.
     1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time will be canceled and cease to exist, and each holder of a Certificate or shares in book entry form that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time will cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by the Certificate or shares in book entry form, except for the right to surrender the holder’s Certificate or shares in book entry form in exchange for the payment provided under Section 1.6(a) or to perfect the holder’s right to receive payment for such holder’s shares under Sections 302A.473 of the MBCA and Section 1.7 if the holder has properly demanded and perfected and not withdrawn or lost such right, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time may be made on the stock transfer books of the Surviving Corporation.
Article II
Closing
     2.1 Time and Place. Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby will take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, in Minneapolis, Minnesota, within one business day of the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived (to the extent permitted by Applicable Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of those conditions), or at such other place or at such other date or time as Parent and the Company may mutually agree.
     2.2 Deliveries at the Closing. At the Closing:
     (a) there will be delivered to Parent, Sub, and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article VII;
     (b) Sub and the Company will cause the Articles of Merger to be filed as provided in Section 1.2 and will take all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective on the date of Closing (unless another date is agreed to by Parent and the Company); and
     (c) subject to the rights of Parent to receive a refund of amounts remaining in the Fund six months after the Effective Time under Section 1.9, Parent or Sub will irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.9.
Article III
Representations and Warranties
of the Company
     The Company represents and warrants to Parent and Sub, except as disclosed in the SEC Reports or set forth in the disclosure schedule delivered by the Company to Parent and Sub contemporaneously herewith (the “Disclosure Schedule”), as follows:
     3.1 Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the MBCA and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease, and operate all of its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company is incorporated in the jurisdiction set forth opposite its name in Section 3.1 of the Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and could not reasonably be expected to have a Material Adverse Effect (as defined in Section 7.1(d)). The Company has previously delivered or made available to Parent a true and complete copy of its Articles of Incorporation and Bylaws and copies of all similar organizational documents of its subsidiaries. True and complete copies of all minute books of the Company and each of its subsidiaries, containing minutes of meetings held and actions taken by their respective boards of directors or any committees thereof during the period from January 1, 2000 to the date hereof, have been made available by the Company to Parent, provided that the Company has redacted information from the minutes relating to the consideration of strategic alternatives and competitively-sensitive information, including the proposed going private transaction and the process of selling the Company, or has not provided copies of minutes that contain solely such information.
     3.2 Capitalization.
     (a) The authorized capital stock of the Company at the date hereof consists of 20 million shares of Company Common Stock and 40 million shares of additional capital stock (“Additional Company Stock,” which, together with the Company Common Stock, is the “Company Stock”), of which 50,000 shares of Additional Company Stock have been designated as Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”). On the date hereof, 2,497,279 shares of Company Common Stock are issued and outstanding. Other than the Series A Preferred Stock, none of the remaining shares of Additional Company Stock has been designated as to class or series. None of the shares of Series A Preferred Stock are issued and outstanding. Except as set forth above in this Section 3.2(a), the Company has no other issued or outstanding shares of capital stock.
     (b) There are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for (A) Options to purchase up to an aggregate of 123,825 shares of Company Common Stock as of the date hereof pursuant to the 1995 Stock Option Plan, as amended, and the 2004 Equity Incentive Plan; (B) rights granted in 2010 under the 1997 Plan that have been, or prior to the Effective Time will be, eliminated by the Company Board pursuant to the terms of the 1997 Plan; and (C) the rights issued to each holder of Company Common Stock pursuant to the Rights Agreement, dated as of

March 15, 2005, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”). No person will have any rights to acquire any shares of Company Common Stock or other equity securities of the Company or its subsidiaries under the 1997 Plan after December 31, 2009. No Right Certificates (as defined in the Rights Agreement) are outstanding and no rights issued under the Rights Agreement are exercisable. There are no outstanding stock appreciation rights, phantom stock rights, performance shares, or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries. Section 3.2(b) of the Disclosure Schedule lists for each of the Options, as of the date hereof: (i) the person holding the Option; (ii) the number of shares of Company Common Stock subject to the Option; (iii) the per-share exercise price of the Option; (iv) the Company plan under which the Option was granted; and (v) the Grant Date (as defined in Section 3.2(f)).
     (c) All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries, including the Company Common Stock, are validly issued, fully paid, and nonassessable.
     (d) Section 3.2(d) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company. All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all restrictions and encumbrances other than restrictions on transfer imposed by applicable securities laws. The Company owns no other equity securities of or equity interest in any other entity.
     (e) None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries, including the Company Common Stock, the Options, or any rights to purchase shares of Company Common Stock under the 1997 Plan were granted in violation of preemptive or similar rights. Other than the Rights Agreement, there are no voting trusts, proxies, voting agreements, rights plan, anti-takeover plans, registration rights agreements, or similar agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company, including the Company Common Stock. There are no outstanding contractual obligations of the Company or any of its subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any other capital stock of, or other equity interests in, the Company or any of its subsidiaries.
     (f) With respect to the Options, (i) each Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, and the rules and regulations adopted pursuant thereto (the “Code”), so qualifies, except as such qualification may be affected by the transactions contemplated in this Agreement;

(ii) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (the “Company Board”) (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents; (iii) each such grant was made in accordance with the terms of the applicable Company plan, the Securities Exchange Act of 1934 (the “Exchange Act”) and all other Applicable Laws, including the rules of the Nasdaq Capital Market; (iv) the per share exercise price of each Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date; and (v) each such grant was properly accounted for in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in the SEC Reports (as defined in Section 3.4) and all other Applicable Laws. The Company plans under which the Options were granted permit the treatment of such Options in the Merger as contemplated by Section 1.8.
     (g) For purposes of this Agreement:
     (i) “Applicable Laws” means, with respect to any person, any international, national, federal, state or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon or applicable to such person, as amended unless expressly specified otherwise.
     (ii) “Governmental Authority” means (A) any government or any state, department, local authority, or other political subdivision thereof; (B) any governmental body, agency, authority (including any taxing authority or transgovernmental or supranational entity or authority), minister, or instrumentality (including any court, arbitral body, or other tribunal) exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government; or (C) any stock exchange (including the Nasdaq Capital Market) or self-regulatory organization.
     3.3 Authority.
     (a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company have been duly and effectively authorized by the Company Board, and, except for the approval of this Agreement and the Merger by the shareholders of the Company as provided in Section 5.2(a), no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Parent and Sub set forth in

Section 4.2(a), constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity) (the “Enforcement Limitations”).
     (b) The Company Board (at a meeting duly called and held at which a quorum was present), based upon the unanimous recommendation of a committee (the “Special Committee”) comprised solely of disinterested directors (as such term is defined in Section 302A.673 of the MBCA) of the Company, has unanimously determined that the Merger is advisable, fair to and in the best interests of the Company and has unanimously resolved to recommend approval of this Agreement and the Merger by the holders of the Company Common Stock.
     (c) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the business or material assets of the Company or any of its subsidiaries or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets; or (iii) result in a material breach of, or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of a material lien on any of the properties or assets of the Company or any of its subsidiaries under, any Contract or Real Property Lease, except, in the case of clauses (ii) and (iii), (A) the filing of the Proxy Statement (as defined in Section 5.2(b)) and such periodic and current reports as may be required by the Exchange Act, (B) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (C) such filings and notices as may be required by the rules and regulations of the Nasdaq Capital Market, and (D) for such violations, breaches and defaults (or rights of termination, cancellation or acceleration, entitlements, notice requirements or liens) as to which requisite waivers or consents have been obtained or notices have been given.
     (d) No antitrust or competition-law notices, filings, or approvals by or with respect to the Company or any of its subsidiaries, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, are required in connection with the Merger.

     3.4 Securities Reports.
     (a) The Company has heretofore made available to Parent (including through the EDGAR system), in the form filed with the United States Securities and Exchange Commission (the “SEC”), its (i) Annual Report on Form 10-K for the fiscal year ended June 30, 2009; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009; and (iii) all other reports or registration statements and all other filings made by the Company with the SEC since July 1, 2006 (collectively, the “SEC Reports”). No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied as to form in all material respects with Applicable Laws. Since July 1, 2006, the Company has filed in a timely manner all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.
     (b) Each of the consolidated financial statements contained in the SEC Reports (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows and changes in shareholders’ equity of the Company and its subsidiaries for the periods indicated, all in accordance with GAAP, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP to the extent permitted by the rules and regulations of the SEC.
     (c) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 30, 2009 (nor has any such deficiency or weakness since been identified).
     (d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Since July 1, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance, or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.
     (e) The Proxy Statement (as defined in Section 5.2(b)) will not, at the time the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information furnished in writing to the Company by Parent or Sub specifically for use in the Proxy Statement.
     (f) The Company is in material compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.
     (g) Except as permitted by the Exchange Act, since July 1, 2006, neither the Company nor any of its subsidiaries has made, arranged, or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.
     3.5 Undisclosed Liabilities. There are no material liabilities of the Company or any of its subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or set forth in the Company’s balance sheet or the notes thereto included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “Balance Sheet”); (b) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement; (c) liabilities under, or required to be incurred under, this Agreement; and (d) liabilities (other than those in default) (i) under contracts and agreements set forth in Section 3.9 of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 3.9 of this Agreement or (ii) under Employee Plans set forth in Section 3.14 of the Disclosure Schedule.
     3.6 Absence of Changes. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed before the date of this Agreement, from the date of the Balance Sheet through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (a) any damage, destruction or loss, whether covered by insurance or not, that has had or could reasonably be expected to have a Material Adverse Effect; (b) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that have had or could reasonably be expected to have a Material Adverse Effect; or (c) any other action or event that would have required the written consent of Parent under Section 5.1 had such action or event occurred after the date of this Agreement.
     3.7 Taxes.
     (a) For purposes of this Agreement, the following definitions will apply:
     (i) “Tax” or “Taxes” means all tax imposed by any Governmental Authority, including national, state, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the taxes of any person as a transferee, successor, or agent, by contract, or otherwise.
     (ii) “Tax Returns” means all returns, forms, computations, declarations, elections, and claims for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     (b) (i) All Tax Returns required to be filed by, or with respect to, the Company and its subsidiaries have been duly and timely filed (taking into account any extensions); (ii) the information included in the Tax Returns filed by or with respect to the Company and its subsidiaries is complete and accurate in all material respects; (iii) all Taxes due and payable by the Company and its subsidiaries have been timely paid; (iv) no Taxes are due in any jurisdiction in which Tax Returns have not been filed; (v) to the knowledge of the Company, no action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or threatened with respect to the Company or any of its subsidiaries in respect of any Tax; (vi) no notice or claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction; (vii) there are no liens for Taxes upon the assets of the Company or any of its subsidiaries, other than liens for Taxes not yet due and payable; and (viii) the balance sheet included in the Company’s Form 10-Q for the fiscal quarter ended September 30, 2009 (the “Most Recent Balance Sheet”) reflects an adequate reserve (in the reasonable judgment of the Company’s management) for all Taxes for which the

Company or any of its subsidiaries may be liable for all taxable periods and portions thereof through the date thereof.
     (c) All amounts required to be withheld or collected by the Company or any of its subsidiaries for income taxes, social security taxes, unemployment insurance taxes and other withholding taxes have been so withheld or collected and either paid to the appropriate governmental authority or, if not delinquent, accrued and reserved against and entered upon the consolidated books of the Company and its subsidiaries.
     (d) Neither the Company nor any of its subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was the Company. Neither the Company nor any of its subsidiaries has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, by contract or otherwise.
     (e) Neither the Company nor any of its subsidiaries has agreed or is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period as a result of any (i) change in method of accounting for a taxable period; (ii) agreement with any Governmental Authority with regard to the Tax liability of the Company or any of its subsidiaries; (iii) installment sale or open transaction disposition by the Company or the relevant subsidiary; or (iv) prepaid amount.
     (f) To the knowledge of the Company, the Company and each of its subsidiaries is duly and properly registered in each country and territory where required by Applicable Law for VAT and any other equivalent local or regional Taxes for which registration is required by Applicable Law.
     (g) Neither the Company nor any of its subsidiaries has made any payment, or is a party to any contract, agreement or arrangement that could obligate it to make any payment, of any amount that would not be deductible pursuant to Section 280G of the Code.
     (h) Neither the Company nor any of its subsidiaries is a party to any Tax indemnity, Tax allocation or Tax sharing agreement.
     (i) Neither the Company nor any of its subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.
     (j) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (k) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) during the five-year period ending on the date of this Agreement in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.
     (l) No property of the Company or any of its subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
     3.8 Properties.
     (a) The Company and its subsidiaries have good and marketable title to all real property and all other material property, assets, and rights reflected in the Most Recent Balance Sheet or acquired by the Company and its subsidiaries after the date of the Most Recent Balance Sheet (except for inventory and obsolete equipment sold or otherwise disposed of in the ordinary course of business after the date of the Most Recent Balance Sheet) or otherwise purported to be owned by them, and have a valid leasehold interest in or other right to use all real property and all other material property, assets, and rights used in their businesses, free and clear of all mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties, or other encumbrances of any kind or character other than:
     (i) liens for Taxes not yet due and payable;
     (ii) mechanic’s, warehousemen’s, materialmen’s, landlord’s, or similar liens securing obligations incurred in the ordinary course of business that are not yet due and payable;
     (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties;
     (iv) existing mortgages, liens, and encumbrances disclosed in the Most Recent Balance Sheet (or in the notes thereto) or in the Disclosure Schedule or under the Revolving Credit Agreement, dated as of August 29, 2007, by and between the Company, Zareba Security, Inc. and JPMorgan Chase Bank, N.A., as amended and supplemented from time to time, and the documents entered into thereunder (the “Company Credit Facility”); and

     (v) imperfections of title and liens, charges and encumbrances that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby;
(collectively, the “Permitted Encumbrances”).
     (b) Section 3.8(b) of the Disclosure Schedule sets forth a list of all real property owned in fee by the Company or any of its subsidiaries. One or more of the Company and its subsidiaries has good and marketable title to all such real property (including all buildings, fixtures and other improvements thereto, the “Owned Real Property”), free and clear of all mortgages, liens, security interests, charges and encumbrances, except for Permitted Encumbrances. All of the Owned Real Property is in good condition and repair, normal wear and tear excepted, all of the Leased Real Property (as defined below) and other material tangible properties and assets of the Company and its subsidiaries is in operating condition, and all of the Owned Real Property, Leased Real Property and other material tangible properties and assets of the Company and its subsidiaries is, to the Company’s knowledge, adequate in all material respects for the continued conduct of the business of the Company and its subsidiaries in the manner in which it is currently conducted. A true and correct copy of any title insurance policies currently in effect insuring the Owned Real Property for the benefit of the Company or its subsidiaries have been provided or made available to Parent.
     (c) Section 3.8(c) of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased or occupied by the Company or any of its subsidiaries, or which the Company or any of its subsidiaries has the right to occupy, now or in the future (each, a “Real Property Lease,” and the real properties specified in such leases being referred to as the “Leased Real Property”). With respect to each parcel of Leased Real Property:
     (i) Each Real Property Lease is in full force and effect and is a legal, valid and binding obligation of the Company or one of its subsidiaries (as the case may be) and each other party thereto.
     (ii) None of the Company, any of its subsidiaries, nor any other party to any Real Property Lease is in breach or default under such Real Property Lease, except for (A) such defaults and events as to which requisite waivers or consents have been obtained, and (B) breaches or defaults that could not reasonably be expected to have a Material Adverse Effect.
     (iii) No Real Property Lease requires the consent of any landlord as a result of the transactions contemplated by this Agreement.
     (iv) All of the land, buildings, structures, and other improvements used by the Company or any of its subsidiaries in the conduct of their respective businesses are included in either the Owned Real Property or the Leased Real Property.

     (v) The Company has provided to Parent correct and complete copies of each Real Property Lease.
     (d) Neither the Company nor any of its subsidiaries is a party to any development, incentive, or other agreement with any Governmental Authority that limits in any material respect the right of the Company or any of its subsidiaries to protest property-related Taxes, establishes minimum property-related Taxes, or requires continued business operation at any particular location.
     3.9 Contracts. All Contracts in effect on the date hereof have been either included as exhibits to an SEC Report filed before the date of this Agreement and listed on the Company’s Form 10-K Exhibit list for the Fiscal Year ended June 30, 2009, included as exhibits to the Company’s Form 10-Q for the Fiscal Quarter ended September 30, 2009, or made available to Parent and listed in Section 3.9 of the Disclosure Schedule. All Contracts are legal, valid, and binding and in full force and effect, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default under or in respect of any Contract. As used herein, “Contract” means (a) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); and (b) each of the following other agreements or contracts to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:
     (i) each effective employment agreement, severance agreement or non-competition agreement with any employee or former employee of the Company or any of its subsidiaries, and each agreement regarding any consulting arrangement;
     (ii) each contract regarding material Intellectual Property (as defined below in Section 3.10) or material Computer Systems (as defined below in Section 3.10) (other than non-negotiated licenses of generally available commercial software where the aggregate value of all licenses of the same or substantially identical software are $5,000 (if denominated in U.S. dollars) or £3,500 (if denominated in U.K. pounds) or less);
     (iii) each loan agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or under which any note, bond or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker’s acceptance;
     (iv) each mortgage, contract for deed, security agreement, conditional sales contract, financing, “synthetic” or capitalized lease, or similar agreement that effectively creates a lien on any assets of the Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease or similar agreement that creates a lien only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds) or less);

     (v) each contract restricting the Company or any of its affiliates in any material respect from engaging in any business or from competing with any other persons, or pursuant to which any benefit or right is required to be given or lost as a result of so engaging or competing;
     (vi) each partnership or joint venture agreement;
     (vii) each collective bargaining agreement or other agreement with any labor union or association representing employees of the Company or any of its subsidiaries;
     (viii) each agreement for the purchase or sale of products or services (other than purchase or sales orders entered into in the ordinary course of business on an order-by-order basis) under which the undelivered balance of such products or services has a price in excess of $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (ix) each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (x) each lease of tangible personal property the unpaid obligations of the Company or any subsidiary under which exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds);
     (xi) each agreement for the purchase or sale of any business, division or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing payment or indemnification obligations;
     (xii) each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, “Associates”);
     (xiii) each option, right of first refusal or right of first offer with respect to the sale, purchase or leasing of any real property;
     (xiv) each agreement that contains any “take or pay” provisions that obligate the Company or any of its subsidiaries to make minimum periodic payments;
     (xv) each agreement that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights; (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation, or similar rights with respect to any product or service; or (C) contains any provisions that requires the purchase of all or a given portion of the Company’s or any of its subsidiaries’ requirements from a given third party, or any similar provision;
     (xvi) each agreement with any Governmental Authority;
     (xvii) each material franchise, dealership, sales representation or agency, distributorship, warehousing or marketing agreement, or agreement providing for payments to or by any person based on sales, purchases or profits, or requiring any person to share its profits (other than providing for direct payments for goods);
     (xviii) each agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company and its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any of their respective material assets or businesses; and
     (xix) each material agreement entered into other than in the ordinary course of business.
     3.10 Intellectual Property.
     (a) Section 3.10(a) of the Disclosure Schedule sets forth a list, including for each item its status, the applicable serial number or registration number, the applicable jurisdiction(s)/territory(ies), and the name of the owner of such item, of all (i) trademark registrations and trademark applications and all material common law trademarks, (ii) patents and patent applications, (iii) copyright registrations and applications, and (iv) domain names, in each case that are owned by the Company or any of its subsidiaries (collectively, the “Scheduled Intellectual Property”). No material Intellectual Property is used by the Company or any of its subsidiaries in the conduct of their business that is not exclusively owned or exclusively licensed thereto, except that which is licensed pursuant to licenses listed in Section 3.9 of the Disclosure Schedule (the “Licensed Intellectual Property”). To the knowledge of the Company, all of the Owned Intellectual Property (as defined below) and all of the Licensed Intellectual Property that is licensed to the Company and its subsidiaries on an exclusive basis (the “Exclusively Licensed Intellectual Property”) is valid, subsisting and enforceable (solely to the extent that “valid,” “subsisting” and “enforceable” have meaning with respect to the particular type of Intellectual Property in question). “Intellectual Property” means (i) trademarks, service marks, trade names, logos, internet domain names, and other symbols, names or marks used to identify products or services, together with the goodwill appurtenant thereto, and all registrations and applications thereof; (ii) patents, patent applications and industrial property rights; (iii) works of authorship, including copyrights and moral rights, and all copyright registrations and applications; (iv) computer programs and software, including source code, object code and HTML code (collectively “Software”); (v) databases, compilations, customer lists, and trade secrets, confidential information and know-how; and (vi) any other intellectual property rights, rights of publicity or privacy. “Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its subsidiaries.

     (b) To the knowledge of the Company, the operation by the Company and its subsidiaries of their business has not infringed upon or violated in any material respect any Intellectual Property rights of any other person. The Company has no knowledge of any pending patent application, trademark application, service mark application or copyright application of any other person that, if issued or registered, would be infringed upon or violated in any material respect by the operations of the Company or any of its subsidiaries.
     (c) To the knowledge of the Company, no other person is infringing or violating, nor upon the registration or issuance of any pending application included within the Scheduled Intellectual Property will any other person be infringing or violating, in any material respect upon any of the Owned Intellectual Property or the Exclusively Licensed Intellectual Property.
     (d) [Intentionally deleted]
     (e) None of the Company or its subsidiaries or, to the knowledge of the Company, any licensor of the Exclusively Licensed Intellectual Property, has received any notice that any of the Owned Intellectual Property or the material Exclusively Licensed Intellectual Property, respectively, has been declared unenforceable or otherwise invalid by any Governmental Authority.
     (f) Except as identified in Section 3.10(f) of the Disclosure Schedule, each person who is or was an employee or contractor of the Company or any of its subsidiaries and who is or was involved in the creation or development of any Intellectual Property material to the business of the Company or any of its subsidiaries has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or such subsidiary and confidentiality provisions protecting the Intellectual Property of the Company and its subsidiaries or the transfer of such Intellectual Property was made by operation of law. No current or former shareholder, officer, director, or employee of the Company or any of its subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property owned or used by the Company or any of its subsidiaries.
     (g) The Company and its subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets, know-how and confidential information pertaining to the Company and its subsidiaries.
     (h) No Governmental Authority funding, facilities or resources of a university, college, other educational institution or research center, or funding from third parties was used in the development of any of the Owned Intellectual Property and, to the knowledge of the Company, the Exclusively Licensed Intellectual Property, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any Owned Intellectual Property or, to the knowledge of the Company, any Exclusively Licensed Intellectual Property, including any “march in” rights.
     (i) No Software owned by or licensed to the Company or any of its subsidiaries that is incorporated or embedded in any product made commercially available by the Company or any of its subsidiaries (“Company Product”) has been combined by the Company or any of its subsidiaries with any third party Software.
     (j) “Computer Systems” means any combination of computer software (including source code, executable code, databases and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, or software systems that are used or relied on by the Company or its subsidiaries. “Proprietary Computer Systems” means the Computer Systems (or portions of Computer Systems) that any of the Company or its subsidiaries (either directly or through a third person) have developed, customized or enhanced, or are in the process of developing, customizing or enhancing. Section 3.10(j) of the Disclosure Schedule sets forth all material Proprietary Computer Systems that are either existing or are under development and identifies the owner of each material Proprietary Computer System. Section 3.10(j) of the Disclosure Schedule also sets forth all other material Computer Systems used by the Company and its subsidiaries and identifies which of the Company and its subsidiaries is the owner or licensee of each material Computer System (other than (i) generally available commercial software where the aggregate value of all licenses of the same or substantially identical software are $5,000 (if denominated in U.S. dollars) or £3,500 (if denominated in U.K. pounds) or less, (ii) generally known preconfigured firmware which was sold to the Company and/or its subsidiaries preloaded onto hardware, (iii) generally available commercial firmware that, taken on an individual basis, has a value of $1,000 (if denominated in U.S. dollars) or less, and (iv) generally available commercial hardware that, taken on an individual basis, has a value of $15,000 (if denominated in U.S. dollars) or less).
     (k) The Company and its subsidiaries have taken reasonable actions to protect the security and data integrity of their Computer Systems’ and Company Products’ data and protect against the existence of (i) any protective, encryption, security or lock out devices that might in any way interrupt, discontinue or otherwise adversely affect their or their customers’ use of the Computer Systems or Company Products; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials (collectively, “Malicious Instructions”) that could improperly interfere with the operation or use of the Computer Systems or Company Products. Since January 1, 2006, neither the Company nor any of its subsidiaries has experienced, and to the Company’s knowledge none of their customers has experienced with respect to Company Products, any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches or other material problems related to any Computer System used in their business or Company Product that has adversely affected them or their customers in any material respect.

     3.11 Litigation. There are no material claims, litigation, arbitrations, administrative proceedings, abatement orders, or, to the knowledge of the Company, investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries. There are no material judgments, orders, writs, injunctions, decrees, indictments, subpoenas, or civil investigative demands or awards against the Company or any of its subsidiaries.
     3.12 Compliance with Laws.
     (a) Since January 1, 2006, each of the Company and its subsidiaries has complied in all material respects with, and is not in material default under or in material violation of (after taking advantage of any “grandfather” laws), any material Applicable Laws or any other material governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets, and, to the Company’s knowledge, there have been no allegations by any Governmental Authority or private persons to the contrary.
     (b) Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, Governmental Authority, or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.
     (c) Each of the Company and its subsidiaries has conducted its export transactions in accordance in all material respects with all applicable provisions of export control laws and regulations. Without limiting the foregoing, (i) the Company and each of its subsidiaries is in material compliance with the terms of all export licenses or other approvals applicable to the Company or such subsidiary; and (ii) to the knowledge of the Company, there are no pending or threatened claims against the Company or any of its subsidiaries with respect to such export licenses or other approvals.
     3.13 Licenses and Permits. Each of the Company and its subsidiaries has in full force and effect all material licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in material violation of any such material license, franchise, permit or other governmental authorization. No such material license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
     3.14 Employee Plans.
     (a) Each (i) employee pension benefit plan (“Pension Plan”), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, and

the rules and regulations adopted pursuant thereto (“ERISA”); (ii) employee welfare benefit plan (“Welfare Plan”), as such term is defined in Section 3(1) of ERISA; or (iii) other deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, change in control, pension, health, medical, dental, disability, life insurance, flexible spending account, sick pay, vacation pay, leave of absence, salary continuation, educational assistance, service award, fringe benefit, or any other employee benefit plan, agreement, commitment or arrangement that is maintained by the Company or any of its Benefits Affiliates (as hereinafter defined), or to which the Company or any of its Benefits Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Benefits Affiliates has any liability (whether current or contingent) (each, an “Employee Plan” and collectively, the “Employee Plans”) is listed in Section 3.14 of the Disclosure Schedule, and a copy of each Employee Plan that is a written plan has been provided or made available to Parent. In addition, copies of the most recent determination letter (or opinion letter in the case of a plan maintained on a standardized prototype document) issued by the Internal Revenue Service (the “IRS”) and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan, copies of the most recent employee booklets for any other Employee Plans, copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Employee Plan, and copies of the annual reports (e.g., Form 5500 Series in the United States or similar report in any other country) required to be filed with any Governmental Authority for each Employee Plan for the three most recent plan years of each such plan, have been provided or made available to Parent.
     (b) Each of the Company and its Benefits Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans and all Applicable Laws.
     (c) Each Employee Plan (and any related trust, insurance contract, or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with all Applicable Laws, and all reports required to be filed with any Governmental Authority with respect to each Employee Plan have been timely filed. The Company has no knowledge of facts that would cause the IRS to disqualify any Pension Plan that is intended to be a tax-qualified plan under Section 401(a) of the Code.
     (d) There are no claims or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Authority, or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Benefits Affiliates or to which the Company or any of its Benefits Affiliates has ever been under an obligation to contribute. Neither the Company nor any of its Benefits Affiliates nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any “prohibited transaction”

(as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code.
     (e) Neither the Company nor any of its Benefits Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any Pension Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, or any defined benefit or superannuation scheme that is or was subject to the laws of any jurisdiction outside the United States.
     (f) Except as provided for in this Agreement, neither the Company nor any of its Benefits Affiliates is a party to any oral or written (i) agreement with any director, officer or other employee of the Company or any of its Benefits Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; or (ii) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
     (g) No Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or any Benefits Affiliate, or any dependent of such an employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or any similar state law. The requirements of section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA, including the provisions relating to continuation of health coverage under COBRA (as amended by the American Recovery and Reinvestment Act of 2009), and any similar requirements under any other Applicable Law relating to continuation of employee welfare benefits have been materially satisfied with respect to each Employee Plan that is subject to such requirements. Neither the Company nor any subsidiary is bound by any agreement (including any collective bargaining agreement or individual employment agreement) to maintain any Employee Plan.
     (h) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder has been operated in compliance with Section 409A of the Code and has been timely amended to demonstrate documentary compliance with Section 409A of the Code.
     (i) The Disclosure Schedule contains a complete and accurate list of any person who is receiving continuation coverage under COBRA as of the date of this Agreement, and the Company will supplement such list to be complete and accurate as of the Closing Date.
     (j) With respect to all Employee Plans subject to the laws of any jurisdiction outside the United States (“International Employee Plans”), (i) copies of the most recent approval or registration letter issued by any Governmental Authority in a country other than the United States has been delivered or made available to Parent; (ii) if intended to qualify for special Tax treatment, the International Employee Plans meet all requirements for such treatment; (iii) if intended to be funded or book reserved, as appropriate, such funding or reserves are based upon reasonable actuarial assumptions; and (iv) no liability that could be material to the Company and its subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its subsidiaries by reason of such International Employee Plans, other than to the extent reflected on the Balance Sheet.
     (k) For purposes of this Agreement, the term “Benefits Affiliate” means (i) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA or (ii) any business entity that is required to be aggregated and treated as one employer with the Company under Section 414(b), (c), (m) or (o) of the Code.
     3.15 Labor Matters.
     (a) Except as disclosed in the SEC Reports filed before the date of this Agreement, there are no existing, and since January 1, 2006 have not been any, labor strikes, walkouts, work stoppages, slowdowns or lockouts involving the Company or any of its subsidiaries, nor are there any other existing labor disputes or disturbances involving the Company or any of its subsidiaries that in each case has had or could reasonably be expected to have a Material Adverse Effect. The employees of the Company and its subsidiaries are not represented by any union or association, and, to the Company’s knowledge, there are no pending or threatened representational questions concerning the employees of the Company or its subsidiaries.
     (b) The Company and each of its subsidiaries that employs persons in the United States has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company or such subsidiary with respect to whom such form is required under Applicable Law. Since January 1, 2006, none of the Company or any of its subsidiaries has received any notice or other communication from any Governmental Authority or other person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing, or continuing to employ anyone not authorized to work in the United States.
     3.16 Environmental.
     (a) Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any pending or threatened action, cause of action, claim, or investigation alleging material liability under or material non-compliance with any Applicable Laws relating to pollution or the protection of human health or the environment (“Environmental Laws”). The Company and each of its subsidiaries are, and have always been, in material compliance with all Environmental

Laws. The Company and each of its subsidiaries holds and is in material compliance with all permits and authorizations required to be held by it under Environmental Laws.
     (b) To the knowledge of the Company, there has been no material spill, discharge, leak, emission, injection, disposal, escape, dumping, or release of any kind (collectively, “Release”) of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including crude oil or any fraction thereof) or solid wastes, including those defined in any Environmental Law (“Hazardous Materials”), on, beneath, above, or into any of the Owned Real Property, the Leased Real Property, or any real property formerly owned or leased by the Company or any of its subsidiaries, except for any Releases permitted by law.
     (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for such Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law. “Environmental Claim” means any notice to the Company or any of its subsidiaries by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company or any of its subsidiaries; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     (d) Neither the Company nor any of its subsidiaries has used, generated, stored, or released any Hazardous Materials in such form or amounts so as to create any material liability under any Environmental Law.
     (e) The Company has delivered or made available to Parent complete and correct copies of all reports, licenses, permits, authorizations, disclosures, and other documents of which it is aware relating in any way to the status of any of the Owned Real Property or the Leased Real Property or otherwise relating to the business of the Company or any of its subsidiaries with respect to any Environmental Law.
     3.17 Suppliers and Customers. Section 3.17 of the Disclosure Schedule lists the names of the 20 largest customers and the 20 largest suppliers of the Company and its subsidiaries, taken as a whole, for each of (a) the 12-month period commenced July 1, 2008 and ended June 30, 2009 and (b) the five-month period commenced July 1, 2009 and ended November 30, 2009. Since June 30, 2009 and through the date of this Agreement, no such customer or supplier of the Company or any of its subsidiaries has canceled, or otherwise so modified in a manner adverse to the Company and its subsidiaries, taken as a whole, or given written notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries. As of the date of this Agreement, no such customer or supplier has notified the Company or any of its subsidiaries in writing that the consummation of the transactions with Parent of the nature of the transactions contemplated by this Agreement will materially and adversely affect its business relationship with the Company or any of its subsidiaries.
     3.18 Insurance. Section 3.18 of the Disclosure Schedule lists (a) all material policies of liability, property, casualty and other forms of insurance owned or held by the Company and each of its subsidiaries, copies of which have previously been made available to Parent; and (b) all material insurance claims filed by the Company under such policies that have not been paid in full as of the date hereof and the amounts claimed thereunder. All such insurance policies maintained by the Company and its subsidiaries are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.
3.19 Anti-Takeover Provisions.
     (a) The Company Board and the Special Committee have each approved the Merger and this Agreement, such Special Committee complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d) of the MBCA and consists only of disinterested directors of the Company as defined therein and the restrictions on business combinations (as defined in Section 302A.011, Subd. 46 of the MBCA) contained in Section 302A.673 of the MBCA do not apply to the Merger or any of the other transactions contemplated by this Agreement. The Merger does not constitute a “control share acquisition” subject to the provisions of Section 302A.671 of the MBCA by virtue of Section 302A.011, Subd. 38(d) of the MBCA. No state takeover statute or similar statute or regulation in Minnesota or any other jurisdiction in which the Company or any of its subsidiaries does business applies or purports to apply to the Merger or to this Agreement, or to any of the transactions contemplated hereby. The representations and warranties contained in this Section 3.19 are based upon the assumption of the accuracy of the representations contained in Section 4.7.
     (b) The Company has amended the Rights Agreement, pursuant to amendments permitted pursuant to the terms of the Rights Agreement, to (i) render the rights issued pursuant to the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (A) none of Parent, Sub or any other direct or indirect subsidiary of Parent is or shall become an Acquiring Person (as defined in the Rights Agreement) solely as a result of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement, (B) no Distribution Date (as defined in the Rights Agreement) or Stock Acquisition Date (as defined in the Rights Agreement) will occur, and that no holder of any rights issued under the Rights Agreement will be permitted to exercise any of such rights or to receive a Right Certificate (as defined in the Rights Agreement), solely by reason of the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement and (C) the Expiration Date (as defined in the Rights Agreement) will occur immediately prior to the Effective Time.

     3.20 Shareholder Voting Requirement. The only shareholder vote necessary to consummate the Merger under the MBCA and the Company’s Articles of Incorporation is the affirmative vote of the holders of 66 2/3% of the outstanding Company Common Stock.
     3.21 Associate Transactions. Except as disclosed in the SEC Reports filed before the date of this Agreement, no Associate (a) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services; (b) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries; or (c) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.
     3.22 Brokers; Finders. Except for the fees of Greene Holcomb & Fisher LLC as financial advisor to the Company, which fees the Company agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Parent or Sub, to pay such claim. The Company has delivered or made available to Parent a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to Greene Holcomb & Fisher LLC.
     3.23 Fairness Opinion. The Company Board has received a written opinion of Greene Holcomb & Fisher LLC to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.
Article IV
Representations and Warranties
of Parent and Sub
     Each of Parent and Sub, jointly and severally, represents and warrants to the Company as follows:
     4.1 Corporate Organization. Parent is a corporation duly organized, validly existing, and in good standing under Pennsylvania law. Sub is a corporation duly organized, validly existing, and in good standing under the MBCA. Each of Parent and Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and could not reasonably be expected to impair Parent’s or Sub’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

4.2 Authority.
     (a) Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent and Sub have been duly and effectively authorized by the respective Boards of Directors of such corporations, and by Parent as the sole shareholder of Sub, and no further corporate action is necessary on the part of Parent or Sub to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the accuracy of the representations and warranties of the Company set forth in Section 3.3(a), constitutes the valid and binding agreement of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except to the extent that enforceability may be limited by the Enforcement Limitations.
     (b) Neither the execution and delivery of this Agreement by Parent and Sub, nor the consummation by Parent or Sub of the transactions contemplated hereby, will (i) conflict with or result in a breach of the corporate charter or bylaws or similar organizational documents, as currently in effect, of Parent or Sub; (ii) require the consent or approval of, or any filing with, any Governmental Authority having jurisdiction over any of the business or material assets of Parent or Sub, or violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Parent or Sub or any of their properties or assets; or (iii) result in a material breach of or constitute a default or an event that, with the passage of time or the giving of notice or both, would constitute a default, or require notice to or the consent of any third party under, any instrument, contract, or agreement to which Parent or Sub is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clauses (ii) and (iii), (A) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota; and (B) where such violations, breaches, or defaults, or the failure to obtain, make or give such consents, approvals, filings, or notices, would not, individually or in the aggregate, be reasonably likely to impair Parent’s or Sub’s ability to consummate the Merger or the other transactions contemplated hereby.
     (c) No antitrust or competition-law notices, filings, or approvals by or with respect to Parent or Sub, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, are required in connection with the Merger.
     4.3 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Sub specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates, omit to state any material fact necessary to correct any statement that has become false or misleading in any earlier communication with respect to such meeting.

     4.4 Adequate Funds. Parent will have at the Effective Time sufficient funds for the payment of the aggregate Merger Consideration.
     4.5 Litigation. There are no claims, litigation, arbitrations, administrative proceedings, abatement orders, or investigations of any kind pending or, to the knowledge of Parent, threatened against Parent or Sub, which are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement. There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against Parent or Sub that are reasonably likely to prevent, materially delay, or materially impair Parent’s or Sub’s ability to consummate the transactions contemplated by this Agreement.
     4.6 Brokers; Finders. Except for the fees of William Blair & Company, LLC as financial advisor to Parent, which fees Parent agrees to pay, there are no claims for brokerage commissions, finders’ fees, investment advisory fees, or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment, or agreement made by or on behalf of Parent or Sub, obligating the Company or any of its subsidiaries, or Parent or Sub, to pay such claim.
     4.7 Anti-Takeover Provisions. Neither Parent, Sub nor any affiliate of Parent or Sub is an “interested shareholder” of the Company as defined in Section 302A.011, Subd. 49(a) of the MBCA or an “affiliate” or “associate” of an “interested shareholder” of the Company (as each such term is defined in the MBCA) immediately prior to Parent’s and Sub’s execution and delivery of this Agreement.
Article V
Pre-Closing Covenants
     5.1 Operation of Business of the Company. From the date of this Agreement through the earlier of termination of this Agreement or the Effective Time:
     (a) The Company will use its reasonable best efforts to preserve intact in all material respects its business organization, assets, and technology and those of its subsidiaries, to maintain its rights and those of its subsidiaries, and to preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries, and the Company will use reasonable efforts to keep available to itself and to the Surviving Corporation the services of the present officers and employees of the Company and its subsidiaries; provided, that the Company shall have no obligation to increase or otherwise change the compensation or other benefits of such officers and employees or to pay any amounts or issue any securities to such officers and employees.
     (b) The Company will, and will cause each of its subsidiaries to, except as otherwise consented to in writing by Parent, conduct its business and operations in the ordinary course consistent with past practice.

     (c) Except as consented to in writing by Parent or as set forth in Section 5.1(c) of the Disclosure Schedule, the Company will not:
     (i) amend its Articles of Incorporation or Bylaws, except as required in connection with the Merger;
     (ii) increase or, except as required in connection with the Merger, decrease the number of authorized shares of its capital stock;
     (iii) split, combine, or reclassify any shares of its capital stock or make any other changes in its equity capital structure;
     (iv) purchase, redeem, or cancel for value, or permit any of its subsidiaries to purchase, redeem, or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Options or other rights to purchase any such capital stock or other equity securities, including pursuant to the 1997 Plan, or any securities convertible into or exchangeable for any such capital stock or other equity securities, except as contemplated by Section 1.8;
     (v) declare, set aside, or pay, or permit any of its subsidiaries to declare, set aside, or pay, any dividend or other distribution or payment in cash, stock, or property in respect of shares of its capital stock or other equity securities, except that any United States based subsidiary of the Company may pay dividends or other distributions to the Company or any of its other wholly owned subsidiaries and except as contemplated by Section 1.8; or
     (vi) designate any class or series of shares of Additional Company Stock or increase the number of shares designated as Series A Preferred Stock.
     (d) The Company will not and will not permit any of its subsidiaries to, except as otherwise consented to in writing by Parent (which, in the case of paragraph (ii) below, shall not be unreasonably withheld) or as set forth in Section 5.1(d) of the Disclosure Schedule:
     (i) issue, grant, sell, or pledge (except as required under the terms of the Company Credit Facility) any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of Options or rights under the 1997 Plan outstanding as of the date of this Agreement that are disclosed in Section 3.2(b) in accordance with their terms) or any options, warrants, or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock, or other similar rights based upon the value of any such capital stock or other equity securities, or reprice or otherwise amend the terms of any Options or any rights under the 1997 Plan;
     (ii) purchase, lease, or otherwise acquire (including acquisitions by merger, consolidation, or stock or asset purchase) any assets or properties, other than those the fair value of which do not exceed $50,000 (if denominated in U.S. dollars) or £35,000 (if denominated in U.K. pounds) in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;
     (iii) sell, lease, encumber, mortgage, or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice or except as required under the terms of the Company Credit Facility;
     (iv) waive, release, grant, license, or transfer any rights of material value or modify or change in any material respect any existing license, contract, or other document or agreement, other than in the ordinary course of business consistent with past practice;
     (v) incur any indebtedness for money borrowed, other than indebtedness of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries, or incur any purchase money indebtedness for fixed assets or enter into any financing, “synthetic,” or capitalized lease, except for indebtedness in the ordinary course of business under the Company Credit Facility in an amount not to exceed $3,000,000 at any time outstanding that may, by its terms, be prepaid without penalty at or prior to Closing; provided, that such amount shall be in addition to any amounts incurred under the Company Credit Facility that may be used to pay any amounts contemplated by paragraph (xiv) below;
     (vi) incur any other liability or obligation (except of the Company to its wholly owned subsidiaries or of a wholly owned subsidiary to the Company or its other wholly owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly owned subsidiaries);
     (vii) except as otherwise required by this Agreement or as required by Applicable Law, enter into any new employee benefit plan, program, or arrangement, or any new employment, severance, or consulting agreement, amend any existing employee benefit plan, program, or arrangement, or any existing employment, severance, or consulting agreement, pay any retention, “stay,” transaction, or other bonuses in connection with the transactions contemplated by this Agreement, or grant any increases in compensation or benefits to directors or officers of the Company or, other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice, to any other employees of the Company; or hire any employees of the Company except in the ordinary course of business and on terms consistent with past practice;
     (viii) enter into, extend, renew, modify, or amend any collective bargaining agreement;
     (ix) enter into any other material transaction, other than in the ordinary course of business consistent with past practices;
     (x) make any tax election (except as required by Applicable Law) or settle or compromise any material tax liability;
     (xi) change any accounting principles used by it, unless required by GAAP;
     (xii) settle any litigation, proceedings, or material claims other than those arising in the ordinary course of business;
     (xiii) enter into any agreement with any affiliate of the Company or any Associate, other than agreements solely between the Company and one or more of its wholly owned subsidiaries or between two or more of the Company’s wholly owned subsidiaries;
     (xiv) incur any (A) legal, investment banking, financial advisory, or accounting expenses; (B) printing and filing fees and costs relating to the Proxy Statement; or (C) other expenses, in each case relating to due diligence, negotiation of the Merger and this Agreement, the solicitation of proxies, or the meeting of Company shareholders described in Section 5.2, collectively, in an amount that exceeds $1,200,000; or
     (xv) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.
5.2 Shareholders’ Meeting; Proxy Statement.
     (a) The Company will cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger and will submit the approval of this Agreement and the Merger to a vote of its shareholders at that meeting. Subject to Section 5.2(c), the Company Board and the Special Committee will unanimously recommend to the shareholders of the Company that they vote in favor of approval of this Agreement and the Merger, the Company will solicit proxies in connection with the meeting in favor of such approval, and the Company will otherwise use its reasonable best efforts to secure the approval of the shareholders of the Company required to effect the Merger under Applicable Law and the Company’s Articles of Incorporation. The Company’s obligations to call and hold the shareholders’ meeting contemplated by this Section 5.2(a) and to submit the approval of this Agreement and the Merger to a vote of the shareholders at that meeting will not be affected by the announcement or commencement of, or the Company’s receipt of, an Acquisition Proposal (as defined in Section 5.3(a)) or by any withdrawal, qualification, or adverse modification of the Company Board’s approval and recommendation of this Agreement and the Merger (an “Adverse Recommendation Change”).
     (b) The Company will prepare, and file with the Securities and Exchange Commission (the “SEC”), a proxy statement, together with a form of proxy, with respect to the shareholders’ meeting described in Section 5.2(a) as soon as reasonably practicable after the execution of this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the “Proxy Statement”). The Company (i) will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required; (ii) will as soon as reasonably practicable thereafter mail the Proxy Statement to the shareholders of the Company; and (iii) will otherwise comply in all material respects with all Applicable Laws in respect of such meeting. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company will provide reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and will not include therein any information to which counsel to Parent will reasonably object (unless counsel to the Company will reasonably determine that such information should be included consistent with Applicable Laws) or omit therefrom any information that counsel to Parent will reasonably request. Parent and Sub shall, and shall each cause their respective representatives to, fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. If at any time prior to the meeting of the shareholders of the Company contemplated by Section 5.2(a), any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly so inform Parent, and if at any time prior to the meeting of the shareholders of the Company contemplated by Section 5.2(a), any event relating to Parent or Sub or any of their respective subsidiaries, officers or directors is discovered by Parent or Sub that should be set forth in an amendment or supplement to the Proxy Statement, Parent and Sub will promptly so inform the Company.

\

     (c) The Company Board may make an Adverse Recommendation Change only if it determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under Minnesota law.
     (d) The Company may not submit to the vote of its shareholders any Acquisition Proposal or any proposal for a Third-Party Transaction (as defined in Section 5.3(e)) unless this Agreement shall have been terminated by Parent or the Company or Parent and the Company pursuant to Section 8.1.
5.3 No Shopping.
     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not, and will not authorize or permit any of its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, or affiliates to, directly or indirectly:
     (i) solicit, seek, initiate, or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, arrangement, or other business combination involving the Company or any of its subsidiaries, a sale of substantial assets of the Company and its subsidiaries, taken as a whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of the Company or any of its subsidiaries (including by way of a tender offer or takeover bid), or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being an “Acquisition Proposal”);
     (ii) engage in discussions or negotiations with any person or group other than Parent or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal;
     (iii) enter into any letter of intent, agreement in principle, or other agreement, arrangement, or understanding with respect to an Acquisition Proposal; or
     (iv) otherwise agree to or recommend any Acquisition Proposal.
     (b) Notwithstanding anything to the contrary in Section 5.3(a), nothing contained in Section 5.3(a) prevents the Company from:

     (i) before obtaining the approval of this Agreement and the Merger by the Company shareholders as contemplated under Section 5.2(a), furnishing non-public information or affording access to the properties, books, records, or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an Acquisition Proposal if and only to the extent that:
     (A) the Company Board, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal;
     (B) the Acquisition Proposal was not solicited, sought, initiated, or encouraged in violation of this Agreement; and
     (C) before furnishing such non-public information, affording such access, or entering into such discussions or negotiations, the Company receives from the Third Party an executed confidentiality agreement with terms no less favorable to the Company than those contained in the letter agreement regarding confidentiality dated November 23, 2009 from the Company to Parent (the “Confidentiality Agreement”); or
     (ii) complying with any Applicable Law, including Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, making any disclosure to its shareholders required by Applicable Law, or otherwise making such disclosure to the Company’s shareholders or otherwise that the Company Board (after consultation with outside legal counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under Applicable Law.
     (c) The Company will, and will cause its officers, directors, employees, financial advisers, legal counsel, representatives, agents, subsidiaries, and affiliates to, immediately cease and cause to be terminated immediately all existing activities, discussions, and negotiations with any Third Parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Third-Party Transaction.
     (d) The Company will not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Company Board determines in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary duties under Minnesota law.

     (e) For purposes of this Agreement:
     (i) “Superior Proposal” means a bona fide written proposal made by a Third Party for a Third-Party Transaction (provided that for purposes of this definition, references to “10% or more” or “25% or more” in the definition of “Third-Party Transaction” will be deemed references to “a majority”) that specifies a price per share to be paid for the Company Common Stock that is in excess of the Merger Consideration, that was not solicited, sought, initiated, or encouraged by the Company in violation of this Agreement, and that, in the good faith judgment of the Company Board (after consulting with the Company’s financial adviser and outside legal counsel), taking into account, to the extent deemed appropriate by the Company Board in the exercise of its fiduciary duties, the various legal, financial, regulatory, and other aspects of the Acquisition Proposal and the person or group making such proposal (including the absence of committed financing to the extent financing is a condition to the consummation of the Third-Party Transaction and other conditions to consummation), (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, would result in a transaction that is more favorable to the Company’s shareholders (in their capacity as shareholders), from a financial point of view, than the Merger.
     (ii) “Third-Party Transaction” means (A) an acquisition after the date of this Agreement under an Acquisition Proposal, except that (1) with respect to equity securities, it means an acquisition of equity securities of the Company that, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act), immediately after entering into the definitive agreement for, or consummation of, the Third-Party Transaction, by the Third Party making such Acquisition Proposal or any of its affiliates, constitutes 10% or more of the total equity interests in, and 10% or more of the total voting power of the then-outstanding equity securities of, the Company, and (2) with respect to an acquisition of assets, it means an acquisition of assets of the Company or any of its subsidiaries (other than acquisitions of inventory in the ordinary course of business) constituting 25% or more, on a fair-market-value basis, of the total assets of the Company and its subsidiaries on a consolidated basis; (B) the adoption by the Company of a plan of liquidation or dissolution; (C) the repurchase of, or recapitalization involving, 10% or more of the Company’s outstanding equity securities; or (D) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to 10% or more of the Company Common Stock’s then-current market price.
     (f) If the Company Board determines in good faith in the exercise of its fiduciary duties (after consultation with the Company’s financial adviser and outside legal counsel) not to recommend or continue to recommend this Agreement and the Merger because of a Superior Proposal if Parent does not take the action it is entitled to take under Section 5.3(f)(ii) (which shall not constitute an Adverse Recommendation

Change unless Parent does not take the action it is entitled to take under Section 5.3(f)(i) or Parent does act pursuant to Section 5.3(f)(i) but the Company thereafter determines not to recommend or continue to recommend this Agreement and the Merger pursuant to Section 5.3(f)(ii) because of a Superior Proposal), then:
     (i) the Company will, at least five business days prior thereto, give Parent written notice thereof and furnish Parent with a copy of the definitive agreement the Company is prepared to execute following termination of this Agreement with respect to the transactions contemplated by the Superior Proposal and will afford a reasonable opportunity to Parent within such five-business-day period to make such adjustments to this Agreement as would enable the Company Board to maintain its recommendation of this Agreement and the Merger to the shareholders of the Company and enable the Company to proceed with the Merger on such adjusted terms (it being understood and agreed that any amendment to the financial terms or any other material term of the Superior Proposal will require a new five-business-day notice and an additional right of the Parent to make adjustments to this Agreement); and
     (ii) the Company Board will not make an Adverse Recommendation Change because of the Superior Proposal if Parent submits to the Company during such five-business-day period a legally binding, executed offer to enter into an amendment to this Agreement within such five-business-day period reflecting such adjustments, unless the Company Board will have determined in good faith (after consultation with the Company’s financial adviser and outside legal counsel) that the transactions contemplated herein, as modified by the amendment to this Agreement that Parent has agreed to enter into during such five-business-day period, would not, if consummated, result in a transaction that is at least as favorable to the Company’s shareholders (in their capacity as shareholders) from a financial point of view as the Superior Proposal.
     (g) Notwithstanding anything to the contrary stated herein, the Company Board may recommend, approve, accept or agree to a Superior Proposal only if this Agreement shall have been, or is, concurrently terminated by Parent or the Company or Parent and the Company pursuant to Section 8.1 and the payments required by Section 8.3 shall have been made.
     (h) The Company will notify Parent immediately after receipt by the Company (or its advisers) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records, or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal. The notice will be made orally and in writing and will indicate in reasonable detail the terms and conditions of the Acquisition Proposal or request (including the identity of the Third Party making the Acquisition Proposal or request). The Company will continue to keep Parent informed, on a current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).

5.4 Access to Information.
     (a) The Company will give Parent, and its counsel, financial advisers, auditors, and other authorized representatives, full access to the offices, properties, personnel, books, and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisers, and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Parent and each such representative in its investigation of the business of the Company and its subsidiaries, including by providing weekly reports of the aggregate revenues and outstanding indebtedness of the Company and its subsidiaries; provided that no investigation under this Section 5.4 will affect any representation or warranty given by the Company to Parent and Sub hereunder or unreasonably interfere with the operations of the Company and its subsidiaries.
     (b) Parent agrees that it shall not, and shall cause its representatives not to, use any confidential information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or the operation of the Company following consummation of the transactions contemplated by this Agreement.
     (c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 5.4 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any Applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.
     5.5 Amendment or Termination of Company’s Employee Plans. The Company will, effective at or, at the election of Parent, prior to or immediately before the Effective Time, cause any Employee Plans that it may have to be amended for the purpose of permitting the Employee Plans to continue to operate in conformity with ERISA, the Code and other Applicable Laws subsequent to the Merger, subject to the approval of such amendment(s) by Parent. The Company will take any actions necessary to terminate, effective at or, at the election of Parent, immediately before the Effective Time, any Employee Plans that Parent requests to be terminated.
     5.6 Stock Options and Associates Stock Purchase Plan. The Company will cause, at or immediately before the Effective Time, each then outstanding Option (whether or not such Option is then exercisable; provided, that the Company Board shall accelerate the vesting of any such Option that is not then exercisable effective immediately prior to the Effective Time) to be canceled in respect of a cash payment by the Surviving Corporation, payable in accordance with Section 1.8, equal to the Option Settlement Amount for such Option, subject to all applicable tax withholding. The Company Board has taken all such action required to provide for the complete termination of the 1997 Plan immediately prior to the Effective Time, including the cancellation of all options outstanding thereunder and the refund of all amounts credited to the bookkeeping accounts of participants under the 1997 Plan.
     5.7 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts consistent with Applicable Law to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.
     5.8 Consents. Each of the parties hereto will use its reasonable best efforts to obtain all material consents of third parties and Governmental Authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement; provided, that neither the Company nor Parent shall have any obligation hereunder to pay any amounts to third parties in consideration of any such waivers, consents or approvals (other than filing, recordation or similar fees payable to any Governmental Authorities and related legal fees and the payment of all amounts owing under the Company Credit Facility).
     5.9 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements before the Effective Time with respect to the Merger or the other transactions contemplated hereby and will not issue any such press release or make any such public statement before receiving the consent of the other party. Nothing in this Section 5.9 prohibits any party from making a press release or other statement required by Applicable Law, including any obligations under any listing agreement with the Nasdaq Capital Market, or that such party concludes in good faith is necessary (after consultation with outside legal counsel) in order to comply with its fiduciary duties, if the party making the disclosure has first used its reasonable best efforts to consult in good faith with the other party before issuing any such press release or other statement. Notwithstanding the foregoing sentences, (i) no consultation shall be required to make any disclosure or otherwise take any action expressly required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; (ii) the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking approval from, or consulting with, Parent so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party); and (iii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).
     5.10 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Parent of the occurrence or nonoccurrence of any event, circumstance or condition that has (a) had or could reasonably be expected to have a Material Adverse Effect; (b) caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect; or (c) caused any failure of the

Company to comply in all material respects with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice under this Section 5.10 will not limit or otherwise affect the rights or remedies of Parent or Sub under this Agreement.
     5.11 Certain Communications. The Company and Parent will coordinate with each other all communications to the customers and suppliers of the Company and its subsidiaries relating to this Agreement, the Merger and the other transactions contemplated hereby.
Article VI
Other Covenants
     6.1 Indemnification.
     (a) All rights to indemnification, expense advancement and reimbursement, and exculpation existing in favor of any person who is a director, officer or employee of the Company or any of its subsidiaries immediately before the Effective Time (collectively, the “Indemnified Parties”), when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to an employee plan, as provided in the Company’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws, or similar organizational documents of any of its subsidiaries as in effect on the date hereof, will survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the negotiation, execution or performance of transactions contemplated by this Agreement), and no action taken during such period will be deemed to diminish the obligations set forth in this Section 6.1. For a period of six years from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of the Indemnified Parties contained in the articles of incorporation and bylaws (or provisions no less advantageous to the Indemnified Parties in comparable organizational documents) of each of the Company and its subsidiaries and (ii) indemnify the Indemnified Parties to the fullest extent provided by Applicable Law against any judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements (including advances for reasonable expenses, including attorneys’ fees and disbursements, incurred by the Indemnified Parties in advance of the final disposition of a proceeding to the fullest extent provided by Applicable Law, provided the person to whom expenses are advanced provides a written affirmation by such person of a good faith belief that the criteria for indemnification set forth under Applicable Law have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the Surviving Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied) in connection with any threatened, pending, or completed civil, criminal, administrative, arbitration or investigative proceeding to which such Indemnified Party is, or is threatened to be, made a party by reason of the former or present official capacity (as defined in Section 302A.521, subd. 1 of the MBCA) of the Indemnified Party.
     (b) This Section 6.1 and Section 6.2 are intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors of Parent, the Company and the Surviving Corporation (including any person to whom a majority of the assets of the Company and its subsidiaries or the Surviving Corporation has been assigned or otherwise transferred other than sales of inventory in the ordinary course of business). Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.1 and in Section 6.2.
     (c) In the event that the Surviving Corporation or any of its successors (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any person (other than sales of inventory in the ordinary course of business), then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.1 and Section 6.2.
     6.2 D&O Liability Insurance. For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect either (a) the current policy of directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respects to the Indemnified Parties thereunder) covering the Indemnified Parties with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend under this Section 6.2 more than an amount per year equal to 200% of the current annual premium paid by the Company for such existing insurance coverage (the “D&O Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap, or (b) a run-off policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance maintained by the Company covering the Indemnified Parties with respect to claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time.
     6.3 Employment and Employee Benefits.
     (a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation or any of its subsidiaries. Subject to the immediately preceding sentence, in the case of each individual who is an employee of the Surviving Corporation or any of its subsidiaries immediately following the Effective Time and who was an employee of the Company or any of its subsidiaries immediately before the Effective Time (the “Continuing Employees”), Parent will recognize, and will cause the Surviving Corporation and its subsidiaries to recognize, such Continuing Employee’s continuous service with the Company or any of its affiliates before the Effective Time, to the extent recognized by the Company as service with the Company, for purposes of determining eligibility and vesting, including for purposes of determining entitlement to vacation and severance pay (but not for other purposes, including for purposes of accrual of retirement benefits), under each employee benefit plan that Parent, the Surviving Corporation or any of their respective subsidiaries provides to such employee after the Effective Time.
     (b) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its successors to satisfy and honor in accordance with their terms as in effect on the date hereof each of the employment agreements, executive severance agreements and other employment-related arrangements (the “Employment Obligations”) listed in Section 6.3(b) of the Disclosure Schedule. Except as otherwise indicated in Section 6.3(b) of the Disclosure Schedule, neither Parent nor the Surviving Corporation or any of its successors shall modify, terminate or otherwise change any such Employment Obligations without the express written consent of the recipient or participant. Parent, the Surviving Corporation and its successors shall pay when due any amount payable under such Employment Obligations to the extent not paid by the Company prior to or as of the Effective Time. Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Employment Obligations.
     (c) Immediately prior to the Effective Time, the Company shall take any and all action necessary to fully vest the account balances under the Company’s 401(k) plan for all participants who were employees of the Company immediately prior to the Effective Time, with such full vesting to occur as of the Effective Time.
     (d) For such period following the Effective Time as Parent determines in its sole discretion, Parent will, or will cause the Surviving Corporation and its successors to, continue the Employee Plans listed in Section 6.3(d) of the Disclosure Schedule (the “Continuing Benefit Plans”). While such Continuing Benefit Plans are maintained, the Surviving Corporation and its successors shall be responsible for providing access to COBRA continuation coverage to all “M&A Qualified Beneficiaries” (as such term is defined in Treas. Reg. Section 54.4980B-9) and to any Continuing Employees and spouses or dependents of Continuing Employees who experience a COBRA qualifying event on or after the Effective Time, and, in each case, such COBRA continuation coverage shall be at the individual’s expense. If, after the Effective Time, Parent, the Surviving Corporation or any successor terminates any of the Continuing Benefit Plans, Parent shall and shall cause the Surviving Corporation and its successors to take the following actions, to the extent applicable:
     (i) for a period of two years following the Effective Time, provide employee benefit plans and arrangements to the Continuing Employees, while employed by the Surviving Corporation, that are no less favorable in the aggregate than those provided to similarly situated employees of the Surviving Corporation;
     (ii) recognize service with the Company or its Benefits Affiliates as provided in Section 6.3(a);
     (iii) provide that each Continuing Employee shall have the use of amounts, if any, in their flexible spending accounts held by the Surviving Corporation or its successors in accordance with the terms of such accounts;
     (iv) in the case of a terminated Continuing Benefit Plan that is an employee welfare benefit plan, extend participation to Continuing Employees and their dependents and beneficiaries in a corresponding employee welfare benefit plan, if any, maintained by Parent, the Surviving Corporation or any of its successors, and Parent, Surviving Corporation or any of its successors shall use reasonable best efforts to (A) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries to the extent permissible under the terms of such plan and Applicable Law, and (B) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under the corresponding Continuing Benefit Plan prior to the date in the calendar year in which the plan termination occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements and any annual and lifetime maximums to the extent permissible under the terms of such plan and Applicable Law; and
     (v) provide access to COBRA continuation coverage to all M&A Qualified Beneficiaries and to any Continuing Employees and spouses or dependents of Continuing Employees who experience a COBRA qualifying event on or after the Effective Time in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (as amended by the American Recovery and Reinvestment Act of 2009), and any similar requirements under any other Applicable Law, and, in each case, such COBRA continuation coverage shall be at the individual’s expense.
     (e) This Section 6.3 is not intended to, and shall not, amend any Employee Plans, including any Continuing Benefit Plans, or any employee benefit plans, programs or arrangements of Parent or its affiliates, or confer upon any person except the parties hereto any rights or remedies hereunder.
Article VII
Conditions
     7.1 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by Parent, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, Covenants.
     (i) (A) The representations and warranties of the Company contained in Article III (other than the representations and warranties in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b)) will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except for changes consented to by Parent and except to the extent that any inaccuracies in any such representations and warranties have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided that, solely for purposes of this exception, any representation or warranty in Article III (other than the representations and warranties in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b)) that is qualified by materiality or Material Adverse Effect language will be read as if such qualifier were not present), and (B) the representations and warranties of the Company in the first sentence of Section 3.1, Section 3.2 (with respect to representations and warranties (1) relating to the number of issued and outstanding shares of capital stock, (2) relating to any Options, options pursuant to the 1997 Plan, or any other rights to purchase or acquire capital stock, or (3) that would otherwise increase the amount of aggregate Merger Consideration or the aggregate Option Settlement Amount payable by Parent hereunder) and Sections 3.3(a) and (b) will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except for changes consented to by Parent and except for de minimis inaccuracies.
     (ii) The Company will have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Effective Time.
     (iii) Parent and Sub will have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of

the Company certifying that the conditions set forth in this Section 7.1(a) and in Section 7.1(b) and Section 7.1(d) have been satisfied.
     (b) Shareholder Approval. This Agreement and the Merger will have been approved by the shareholders of the Company by the vote required by the MBCA and the Company’s Articles of Incorporation.
     (c) Absence of Litigation. There will not be instituted or pending any suit, action, investigation, inquiry, or other proceeding brought by any Governmental Authority that is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages, directly or indirectly, to Parent or the Surviving Corporation if the transactions contemplated hereby are consummated, and there will not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Absence of Material Adverse Effect.
     (i) There will not have been, since the date of this Agreement, any change, effect, event, occurrence, state of facts, development, or condition (financial or otherwise) of any character that has had or could reasonably be expected to have a Material Adverse Effect.
     (ii) For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, or condition that, individually or in the aggregate with all other changes, effects, events, occurrences, states of facts, developments, or conditions (A) is materially adverse to the business, operations, results of operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account in determining whether there has been or could reasonably be expected to be a Material Adverse Effect: (1) any change generally relating to the economy or securities, financial or capital markets of the United States or generally affecting the industries in which the Company and its subsidiaries operate, or changes in political conditions, that does not have a materially disproportionate effect on the Company and its subsidiaries relative to other affected persons in the industries in which the Company and its subsidiaries operate; (2) any acts of terrorism or war (whether or not declared), the outbreak of hostilities, or natural disasters, that do not have a materially disproportionate effect on the Company and its subsidiaries relative to other affected persons in the industries in which the Company and its subsidiaries operate; (3) any adverse change resulting from compliance with the terms of, or the taking of any action required by, this Agreement; (4) changes in the law or accounting regulations or principles or interpretations thereof; (5) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (6) changes as a result of any action consented to in writing by Parent, or (B) would materially impair the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     (e) Dissenting Shares. The holders of not more than 10% of the issued and outstanding shares of Company Common Stock will have taken such action before or at the time of the shareholders’ vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters’ rights referred to in Section 1.7.
     (f) Cancellation of Stock Options. Each Option will have been cancelled.
     (g) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to, any Governmental Authority required of Parent, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, is reasonably expected to materially impair the ability of the parties to consummate the Merger, will have been obtained or taken, as the case may be.
     (h) Termination of Rights Agreement. No Distribution Date or Stock Acquisition Date (each as defined in the Rights Agreement) shall have occurred, no rights issued under the Rights Agreement shall have become exercisable, no holder of any rights issued under the Rights Agreement shall have become entitled to receive a Right Certificate (as defined in the Rights Agreement), and all outstanding rights issued under the Rights Agreement shall have expired or otherwise terminated.
     (i) Company Credit Facility. The Company will have entered into an agreement with JPMorgan Chase Bank, N.A. pursuant to which, immediately after the Effective Time, Parent or the Company will be entitled to pay without penalty all amounts owing under the Company Credit Facility, and the Company Credit Facility will be terminated and all mortgages, liens and encumbrances under the Company Credit Facility will be released upon payment of all amounts owing under the Company Credit Facility.

     7.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which may be waived in writing by the Company, to the extent permitted by Applicable Law.
     (a) Representations, Warranties, and Covenants.
     (i) The representations and warranties of Parent and Sub contained in Article IV will be true and correct both when made and on and as of the Effective Time as though made on and as of the Effective Time (except representations and warranties expressly made as of a specific date, in which case as of such date), except to the extent that any inaccuracies in any such representations and warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement.
     (ii) Each of Parent and Sub will have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or before the Effective Time.
     (iii) The Company will have received a certificate signed on behalf of Parent by an appropriate executive officer of Parent certifying that the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Shareholder Approval of Agreement and Merger. This Agreement and the Merger will have been approved by the shareholders of the Company by the vote required by the MBCA and the Company’s Articles of Incorporation.
     (c) Injunctions. There will not be in effect any injunction, preliminary restraining order, or other writ, order, judgment, or decree of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any of the transactions contemplated hereby not be consummated or any statute, rule, or regulation enacted or promulgated that makes consummation of any of the transactions contemplated hereby illegal.
     (d) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with, and notices to any Governmental Authority required of Parent, Sub, the Company or any of the Company’s subsidiaries to consummate the Merger, the failure of which to be completed or taken is reasonably expected to materially impair the ability of the parties to consummate the Merger, will have been obtained or taken, as the case may be.

Article VIII
Termination
     8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time before the Effective Time:
     (a) by mutual written consent of Parent and the Company;
     (b) by Parent or the Company, if the Merger has not been consummated on or before August 31, 2010, unless such failure of consummation is due to failure by the party seeking to terminate this Agreement (or, if Parent is seeking termination, the failure by either Parent or Sub) to comply in all material respects with, or the material breach by such party (or, if Parent is seeking termination, the breach by either Parent or Sub) of, the terms, provisions, covenants, and agreements contained in this Agreement;
     (c) (i) by Parent, if any of the conditions in Section 7.1 becomes impossible to fulfill, other than for reasons totally within the control of Parent or Sub, and has not been waived in writing by Parent, or (ii) by the Company or Parent, if the shareholders of the Company fail to approve this Agreement and the Merger by the vote required by the MBCA and the Company’s Articles of Incorporation at the first meeting of shareholders called for that purpose or any adjournment thereof;
     (d) by the Company, if any of the conditions in Section 7.2 becomes impossible to fulfill, other than for reasons totally within the control of the Company, and has not been waived in writing by the Company; or
     (e) by Parent, if:
     (i) (A) the Company fails to call or hold the shareholders’ meeting contemplated by Section 5.2(a), to solicit proxies in connection with such meeting in favor of approval of this Agreement and the Merger, or to conduct the vote to approve this Agreement and the Merger at the meeting or any adjournment thereof, each in compliance in all respects with Section 5.2; (B) the Company Board fails to recommend the Merger to the Company’s shareholders or makes, or publicly announces an intent to make, an Adverse Recommendation Change; (C) the Company Board or any committee thereof (including the Special Committee) accepts, recommends, approves, or agrees to, or makes a determination to accept, recommend, approve, or agree to, an Acquisition Proposal or a proposal for a Third-Party Transaction; or (D) the Company enters into any agreement for a Third-Party Transaction; or
     (ii) the Company materially breaches Section 5.3 of this Agreement.
     8.2 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Parent under Section 8.1, written notice thereof will forthwith be given to the other parties hereto and this Agreement will terminate and the

Merger will be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto will have any liability or further obligation to any other party to this Agreement except as stated in Section 8.3 or except with respect to a material breach of this Agreement by a party hereto.
     8.3 Termination Fee.
     (a) If this Agreement is terminated under Section 8.1 and Parent is entitled to a Termination Fee (as defined in Section 8.3(b)) under Section 8.3(b) or 8.3(c), the Company will, at the same time payment of the Termination Fee is required to be made, pay Parent, in immediately available funds, an amount equal to all reasonable out-of-pocket expenses incurred by or on behalf of Parent or Sub in connection with its due diligence investigation of the Company, Parent’s proposals to the Company for a merger with the Company and the negotiation, preparation, financing, and execution of this Agreement and the transactions contemplated hereby, including financial-advisory, legal, accounting, and other reasonable fees and expenses (“Transaction Expenses”), provided that the aggregate amount payable by the Company to Parent under this Section 8.3(a) will not exceed $200,000.
     (b) If this Agreement is terminated under Section 8.1(e), then the Company will, within two business days following such termination, pay Parent a fee in immediately available funds (a “Termination Fee”) of $800,000.
     (c) If (i) this Agreement is terminated by the Company or Parent under Section 8.1(b), by Parent under Section 8.1(c)(i) because the condition set forth in Section 7.1(e) becomes impossible to fulfill, or by the Company or Parent under Section 8.1(c)(ii); (ii) after execution, and prior to termination, of this Agreement an Acquisition Proposal has been made; and (iii) within 12 months after such termination the Company or any of its subsidiaries enters into a definitive agreement for a Third-Party Transaction, then the Company will, before it or any of its subsidiaries consummates such Third Party Transaction, pay to Parent the Termination Fee.
     (d) In no event will more than one Termination Fee be payable under this Section 8.3.
Article IX
Miscellaneous
     9.1 Termination of Representations and Warranties. The respective representations and warranties of the parties hereto will not survive the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder, provided that the Parent will have no further obligations under the Confidentiality Agreement after the Merger is consummated.
     9.2 Amendment and Modification. To the extent permitted by Applicable Law, this Agreement may be amended, modified, or supplemented by written agreement of the Company, Parent, and Sub at any time before the Effective Time with respect to any of the terms contained herein, except that, after the meeting of shareholders contemplated by Section 5.2(a), the Merger Consideration may not be decreased and the form of the Merger Consideration may not be altered without the approval of such holders.
     9.3 Waiver of Compliance; Consents. Any failure of Parent or Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived in writing by Parent or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.
     9.4 Expenses. Except as otherwise provided in Section 8.3, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be paid by the party incurring such expenses.
     9.5 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement will take all such necessary action.
     9.6 Notices. All notices and other communications hereunder will be in writing and will be deemed given (i) if delivered personally, effective when delivered; (ii) by express courier service, effective one business day after delivery to such courier; (iii) by registered or certified mail (postage prepaid and return receipt requested), effective five business days after the mailing; or (iv) by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person’s attention as will be specified by like notice):

(a)	If to Parent or Sub:

Woodstream Corporation
69 N. Locust Street
Lititz, PA 17543
Attention: Chief Executive Officer
Fax No.: (717) 626-1912

with a copy to:

Brockway Moran & Partners, Inc.
225 NE Mizner Boulevard, Suite 700
Boca Raton, FL 33432
Attention: Peter W. Klein
Fax No.: (561) 750-2001

and

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Philip S. Garon
Fax No.: (612) 766-1600

(b)	If to the Company:

Zareba Systems, Inc.
13705 26th Avenue North, Suite 102
Minneapolis, MN 55441
Attention: President and Chief Executive Officer
Fax No.: (763) 509-7450

with a copy to:

Fredrikson & Byron LLP
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attention: John Grimstad
Fax No.: (612) 492-7077
     9.7 Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties (except that Sub may assign to any other direct or indirect wholly-owned subsidiary of Parent any and all rights and obligations of Sub under this Agreement, provided that any such assignment will not relieve Parent from any of its obligations under this Agreement). Except as expressly set forth in Sections 6.1 and 6.2 with respect to Indemnified Parties, this Agreement is not intended to, and shall not, confer upon any person except the parties hereto any rights or remedies hereunder.
     9.8 Interpretation.
     (a) In this Agreement, unless the context clearly requires otherwise:
     (i) words of any gender include each other gender;
     (ii) words using the singular or plural number also include the plural or singular number, respectively;
     (iii) “person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization, and a Governmental Authority;
     (iv) “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;
     (v) “subsidiary” of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified corporation, and “wholly-owned subsidiary” of any specified corporation means any subsidiary of the corporation all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by the corporation;
     (vi) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States of America or the State of Minnesota;
     (vii) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement;
     (viii) “including” (or any variation thereof) means “including without limitation”;
     (ix) a reference to a number of days refers to calendar days unless otherwise specified;
     (x) all accounting terms used, but not expressly defined, have the meanings given to them under GAAP;

     (xi) “$” means the lawful currency of the United States of America;
     (xii) “£” means the lawful currency of the United Kingdom;
     (xiii) the words “herein,” “hereof,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular Article, Section, or subsection of this Agreement;
     (xiv) all references to statutes or regulations are deemed to refer to those statutes and regulations as amended from time to time; and
     (xv) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and, if the last day of such period is not a business day, then the period in question will end on the next business day.
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, it is the intent of the parties that this Agreement will be construed as jointly drafted by the parties and that no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     9.9 Governing Law. This Agreement will be governed by the laws of the State of Minnesota, without regard to its conflict-of-laws rules.
     9.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     9.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and will not affect in any way the meaning or interpretation of this Agreement.
     9.12 Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature that are not required to be reflected therein. Matters disclosed pursuant to any Section of the Disclosure Schedule will be deemed to be disclosed with respect to one or more other Sections of the Disclosure Schedule only to the extent such disclosure with respect to such other Section or Sections of the Disclosure Schedule is readily apparent on its face.
     9.13 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the parties hereto agrees that the other party will be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled.
     9.14 Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto, and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.
     9.15 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.
[signature page follows]

     The parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first written above.

WOODSTREAM CORPORATION
By	/s/ Harry E. Whaley
	Name:	Harry E. Whaley
	Title:	President and Chief Executive Officer

WDST, INC.
By	/s/ Harry E. Whaley
	Name:	Harry E. Whaley
	Title:	President and Chief Executive Officer

ZAREBA SYSTEMS, INC.
By	/s/ Dale A. Nordquist
	Name:	Dale A. Nordquist
	Title:	President and Chief Executive Officer

Exhibits and Schedules

Exhibit A	Articles of Incorporation of WDST, Inc.

Disclosure Schedule*
Section 3.1	Corporate Organization and Qualification
Section 3.2	Capitalization
Section 3.3	Authority
Section 3.4	Securities Reports
Section 3.6	Absence of Changes
Section 3.7	Taxes
Section 3.8	Properties
Section 3.9	Contracts
Section 3.10	Intellectual Property
Section 3.11	Litigation
Section 3.12	Compliance with Laws
Section 3.14	Employee Plans
Section 3.16	Environmental
Section 3.17	Suppliers and Customers
Section 3.18	Insurance
Section 5.1	Operation of Business of the Company
Section 6.3	Employment and Employee Benefits

*	Schedule omitted pursuant to Item 601(b)(2) of Regulation S-K.

Exhibit A
ARTICLES OF INCORPORATION
OF
WDST, INC.
     The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:
ARTICLE I
     The name of this Corporation is WDST, Inc.
ARTICLE II
     The initial registered office of this Corporation is located at WDST, Inc., c/o Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402.
ARTICLE III
     This Corporation is authorized to issue an aggregate total of 1,000,000 shares, all of which shall be designated Common Stock, having a par value of $0.01 per share.
ARTICLE IV
     The name and address of the incorporator of this Corporation are as follows:
Jonathan Nygren
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
ARTICLE V
     No shareholder of this Corporation shall have any cumulative voting rights.
ARTICLE VI
     No shareholder of this Corporation shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase, or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VII
     The names of the first directors of this Corporation are as follows:
Harry E. Whaley
Peter C. Brockway
Lawrence I. Shagrin
Scott R. Kirkendall
ARTICLE VIII
     Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.
ARTICLE IX
          Approval of the shareholders of this Corporation shall not be required under Section 302A.405 of the Minnesota Statutes (or similar provisions of future law) in connection with the issuance of shares of a class or series, shares of which are then outstanding, to holders of shares of another class or series.
ARTICLE X
     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 302A.559 or 80A.76 of the Minnesota Statutes (or similar provisions of future law); (4) for any transaction from which the director derived an improper personal benefit; or (5) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
[Signature page follows]

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December, 2009.

Jonathan Nygren, Incorporator

Annex B
Opinion of Greene Holcomb & Fisher LLC
January 11, 2010
Special Committee of the Board of Directors
   and the Board of Directors
Zareba Systems Inc.
13705 26th Avenue North, Suite 102
Minneapolis, MN 55441
Gentlemen:
We understand that Zareba Systems, Inc. (“Zareba”), Woodstream Corporation (“Parent”) and a wholly owned subsidiary of Parent (“Purchaser”), intend to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Purchaser will be merged with and into Zareba in a merger (the “Merger”) in which each share of Zareba Common Stock will be converted into the right to receive $9.00 per share (the “Consideration”). You have asked us to render our opinion to the Special Committee of the Board of Directors (the “Special Committee”) and the Board of Directors as to whether, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Zareba Common Stock, excluding Parent and its affiliates.
In the course of performing our review and analyses for rendering this opinion, we have:
•	reviewed a draft dated January 8, 2010, of the Agreement;

•	reviewed publicly available financial and other data regarding Zareba, including Zareba’s Quarterly report on Form 10-Q for the quarter ended September 30, 2009; Zareba’s Annual reports on Form 10-K for the years ending June 30, 2007, 2008 and 2009; and Zareba’s Proxy Statement, dated October 3, 2008.

•	reviewed internal financial projections for Zareba for the years ending June 30, 2010, 2011, 2012, 2013 and 2014 (the “Projections”), all as prepared and provided to us by Zareba’s management;

•	reviewed draft unaudited financial results of the Company for the five months ended November 30, 2009;

•	performed discounted cash flow analyses based on the Projections;

•	met with members of Zareba’s management to discuss Zareba’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of Zareba Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that we deemed generally comparable to Zareba; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Zareba or obtained by us from public sources, including, without limitation, the Projections referred to above. With respect to the Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Zareba as to the expected future performance of Zareba. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections, and we have further relied upon the assurances of the senior management of Zareba that they are unaware of any facts that would make the information, including the Projections, provided to us, incomplete or misleading. We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Zareba since the date of the last financial statements made available to us. We have also assumed that Zareba is a not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Zareba, nor have we been furnished with any such appraisals. In addition, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities to which Zareba or any of its affiliates is a party or may be subject. At Zareba’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims, investigations or possible assertions of claims, or the outcomes or damages arising out of any such matters. During the course of our engagement, we were asked by the Zareba Board of Directors to solicit indications of interest from various third parties regarding a merger with or an acquisition of Zareba, and we have considered the results of this solicitation in rendering our opinion.
We have assumed that all the necessary governmental and regulatory approvals and consents required for the Merger will be obtained and that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively (i) would have a material adverse effect on Zareba or the contemplated benefits to Zareba of the Merger, or (ii) would otherwise change the amount of the Consideration. We do not express any opinion as to the price or range of prices at which the shares of Zareba Common Stock may trade subsequent to the announcement of the Merger.
Greene, Holcomb & Fisher LLC (“Greene Holcomb & Fisher”), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We are currently acting as financial advisor to Zareba in connection with the Merger, and Zareba will pay us a fee for these services that is contingent upon the consummation of the Merger. For our services in rendering this opinion, Zareba will pay us a fee that is not contingent upon the consummation of the Merger. In addition, Zareba has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Greene Holcomb & Fisher may seek to provide Zareba and Parent and their respective affiliates certain investment banking and other services unrelated to the Merger in the future.
This letter is furnished pursuant to our engagement letter dated September 10, 2009, and has been approved by our fairness opinion committee. It is understood that this letter is intended for the benefit and use of the Special Committee and the Board of Directors of Zareba and does not constitute a recommendation to the Special Committee or the Board of Directors of Zareba as to how to vote in connection with its consideration of the Agreement nor does this letter constitute a recommendation to any holders of Zareba Common Stock as to how to vote in connection with the Merger. This letter does not address Zareba’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Zareba or the effects of any other transaction in which Zareba might engage. This letter does not express an opinion regarding the fairness of the amount or nature of the compensation that is being paid in the Merger to any of Zareba’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of Zareba.
This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Zareba Common Stock in connection with the Merger.
Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing, and the conclusions reached in, this opinion. We assume no responsibility for updating, revising or reaffirming our opinion based on circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Zareba Common Stock, excluding Parent and its affiliates.
Sincerely,
/ s / Greene Holcomb & Fisher LLC
GREENE HOLCOMB & FISHER LLC

Annex C
Extracts of Minnesota Statutes Regarding Dissenters’ Rights
302A.471 Rights of dissenting shareholders.
     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
     (a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
     (1) alters or abolishes a preferential right of the shares;
     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or
     (5) eliminates the right to obtain payment under this subdivision;
     (b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
     (c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;
     (d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;
     (e) a plan of conversion adopted by the corporation; or
     (f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.
     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
     (b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.
     Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.
     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.
     (c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:
     (1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.
     (2) The applicability of clause (1) is determined as of:
     (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or
     (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.
     (3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.
     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
     302A.473 Procedures for asserting dissenters’ rights.
     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
     (b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.
     (c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
     (d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.
     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.
     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.
     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:
     (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
     (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
     (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.
     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
     (1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.
     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.
     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

ZAREBA SYSTEMS, INC.
SPECIAL MEETING OF SHAREHOLDERS

                ,                   , 2010
                            , Central Time

Zareba Systems, Inc.
13705 26th Avenue N., Suite 102	proxy
Minneapolis, MN 55441

This proxy is solicited by the Special Committee and the Board of Directors for use at the Special Meeting on
           , 2010.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Dale A. Nordquist and Jeffrey S. Mathiesen, and each of them individually, with full power of substitution, to vote your shares on the matters shown on the reverse side at the Special Meeting, and at all postponements and adjournments of such meeting.
See reverse for voting instructions.

XXXXXXXX

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/ZRBA Use the Internet to vote your proxy until 12:00 p.m. (CT) on , 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on , 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN

THIS PROXY CARD.
ò  Please detach here  ò

The Special Committee and the Board of Directors Recommend a Vote FOR Items 1 and 2.

1. Approval of the Agreement and Plan of Merger, dated as of January 11, 2010, by and among Zareba Systems, Inc., Woodstream Corporation, and WDST, Inc.,
and the merger pursuant to which WDST will merge with and into Zareba as provided in the merger agreement, as it may be amended from time to time.

☐	For	☐	Against	☐	Abstain
2. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger.

☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.